Exhibit 10.2

Sara Lee Corporation

Unilever N.V.

Unilever PLC

AGREEMENT

for the sale and purchase of

the Body Care and European Detergents

business of Sara Lee Corporation

AGREEMENT

dated 5 December 2010

PARTIES:

1.	Sara Lee Corporation, a company incorporated in the United States of America whose registered office is at 3500 Lacey Road, Downers Grove, IL 60515 United States of America (the Seller);

2.	Unilever PLC, a company incorporated in England and Wales (registered number 41424) whose registered office is at Port Sunlight, Wirral, Merseyside, CH26 4UJ, United Kingdom (Unilever PLC); and

3.	Unilever N.V., a company incorporated in the Netherlands whose corporate seat is in Rotterdam and whose registered office is at Weena 455, 3014 AL Rotterdam, the Netherlands (Unilever NV and together with Unilever PLC, the Purchaser),

(together the parties).

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 21.

IT IS AGREED:

1. SALE AND PURCHASE

1.1 The Seller (through the Share Sellers and the Business Sellers) shall sell, or procure the sale of, and the Purchaser (through the Share Purchasers and the Business Purchasers) shall purchase, or procure the purchase of, the Shares and the Businesses on the terms, and subject to the Conditions, set out in this Agreement as at and with effect from Closing.

1.2 Each Share Seller shall sell, and each Share Purchaser shall purchase, the full legal and beneficial interest in the particular Set of Shares for which it is identified as the respective Share Seller or Share Purchaser in Part A of Schedule 1. Each Set of Shares shall be sold free of Third Party Rights of any description and with all rights attaching to them at Closing including the right to receive all distributions, dividends or any return of capital declared, paid or made in respect of the relevant Shares after Closing.

1.3 Each Business Seller:

(a)	identified in Part B of Schedule 1 shall sell, and each Business Purchaser shall purchase, the particular Business for which it is identified as the respective Business Seller or Business Purchaser in Part B of Schedule 1, save that (i) the Owned IP owned by each such Business Seller shall be assigned to the assignee(s) identified in the IP Assignment, and (ii) the moulds listed in Exhibit 13 shall be transferred by the relevant Business Sellers to the relevant Designated Purchasers set out in Exhibit 13; and

(b)	not identified in Part B of Schedule 1 shall assign to the assignee(s) identified in the IP Assignment and each such assignee shall purchase, the Owned IP owned by such Business Seller.

Each Business shall be sold as a going concern with effect from Closing.

1.4 Notwithstanding the previous provisions of this clause 1, parties agree that with respect to:

(a)	the shares to be sold and transferred in Sara Lee Philippines Inc., parties acknowledge that the relevant Share Sellers shall, despite the occurrence of Closing, remain the registered shareholder of the shares in the stock and transfer book of Sara Lee Philippines Inc. until the Philippine Bureau of Internal Revenue has issued a so-called “Certificate Authorizing Registration” (which certificate will authorize the registration of the transfer of the shares in Sara Lee Philippines Inc. from the relevant Share Sellers to the relevant Share Purchaser in the stock and transfer book of Sara Lee Philippines Inc.) and the transfer is recorded in the books of Sara Lee Philippines Inc. Nonetheless, with effect from Closing the relevant Share Purchaser shall be deemed to be the actual and beneficial owner of the shares in Sara Lee Philippines Inc. and all rights and dividends pertaining to said shares, which shall be achieved by the execution at Closing of the Philippine Completion Deliverables;

(b)	the sale and transfer by the Relevant Dutch Companies to Unilever Nederland B.V. of the full economic ownership (comprising the full economic risk and benefit and, for the avoidance of doubt, including any exposure to changes in value and the risk of total loss) of the Intangibles, parties agree that the provisions of Schedule 19 shall apply; and

(c)	the sale and transfer of the Santiga Deferred Assets, the provisions of Schedule 20 shall apply.

1.5 The Seller shall (for itself and on behalf of the Share Sellers) waive all rights of pre-emption over any of the Shares conferred upon them in any way and shall procure that no later than Closing all rights of pre-emption and other similar or comparable rights over and in respect of all or any of the Shares conferred upon or held by any other person are waived so as to permit the sale and purchase of the Shares hereunder.

2. PRICE

2.1 The overall price for the Shares and the Businesses shall be the aggregate of the prices for each Set of Shares and each Business as set out in this clause 2.

2.2 At Closing the Purchaser shall pay to the Seller an amount (the Closing Payment), which is the aggregate of all the Initial Share Prices and Initial Business Prices, which aggregate is to be calculated on the basis of the following formula:

CP	=	DCFP – (EICP + EED + EABD) + (EICR +EC)

Where:

CP	=	the Closing Payment

DCFP	=	the amount of € 1,210,000,000, which amount shall be allocated in accordance with Exhibit 10

EICP	=	the aggregate of the Estimated Inter-Company Payables in respect of each Set of Shares

EED	=	the aggregate of the Estimated External Debt in respect of each Set of

EABD	=	the aggregate of the Estimated Assumed Business Debt in respect of each Business

EICR	=	the aggregate of the Estimated Inter-Company Receivables in respect of each Set of Shares

EC	=	the aggregate of the Estimated Cash in respect of in respect of each Set of Shares

2.3 By no later than 17:30 (CET) on the last Business Day that is at least 10 Business Days prior to the anticipated Closing Date, the Seller shall acting reasonably and in good faith provide to the Purchaser:

(a)	an estimate of the Estimated External Debt, the Estimated Cash, the Estimated Inter-Company Payables and the Estimated Inter-Company Receivables, each in respect of each Set of Shares and on an aggregated basis; and

(b)	an estimate of the Estimated Assumed Business Debt, each in respect of each Business and on an aggregated basis.

2.4 In relation to each Set of Shares, the final price (the Final Share Price) shall be the amount which results from taking the Initial Share Price for those Shares and making appropriate adjustments for the following (each as calculated and paid in accordance with the Financial Adjustments):

(a)	the External Debt of the relevant Target Sub-Group;

(b)	the Inter-Company Debt of the relevant Target Sub-Group;

(c)	the Cash of the relevant Target Sub-Group; and

(d)	the Working Capital of the relevant Target Sub-Group.

2.5 In relation to each Business, the price (the Final Business Price) shall be the amount which results from taking the Initial Business Price for that Business and making appropriate adjustments for the following (each as calculated and paid in accordance with the Financial Adjustments):

(a)	the Working Capital of that Business; and

(b)	the Assumed Business Debt of that Business.

2.6 Each Final Share Price and each Final Business Price (subject to any further adjustment, if applicable, pursuant to clause 2.7 and/or clause 2.8), shall be adopted for all tax and accounting reporting purposes. Each Final Business Price will be allocated between the relevant Business Assets in accordance with Exhibit 10.

2.7 Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation, shall (subject to clause 2.8) be made on the following basis:

(a)	if it is specifically referable to any particular Set of Shares (or to any Target Company or Target Companies in a particular Target Sub-Group) or any particular Business or Business Asset, it shall so far as possible adjust the price paid for the relevant Shares or Business or Business Asset;

(b)	otherwise, it shall adjust the price for such Shares or Business as the Seller and the Purchaser agree to be appropriate in the circumstances; or in the absence of such agreement it shall adjust pro rata the price paid for each Set of Shares and each Business.

2.8 If any payment made in satisfaction of a liability under a Seller Obligation or any adjustment pursuant to the Financial Adjustments would in either case reduce the price of a particular Set of Shares or Business to less than €1, then such payment or adjustment shall be made on the following basis:

(a)	the price of that particular Set of Shares or Business shall be reduced to €1; and

(b)	the balance shall adjust the price for such Shares or Business as the Seller and the Purchaser agree to be appropriate in the circumstances or, if they do not agree, it shall adjust pro rata the price paid for each of the other Sets of Shares and Businesses, provided that in each case the price for the relevant Set of Shares or Business at the relevant time is not reduced to less than €1.

2.9 The Seller shall pay the Purchaser, at the same time as any adjustment payment is made (or would have been made if any such payment had been due) when External Debt has been determined, the following amounts:

(a)	the value of the Transferred Pension Liabilities as at the Closing Date; and

(b)	the sum of the (i) Philippines Total Indemnified Amount, (ii) the Indonesia Total Indemnified Amount and (iii) the Long Term Service Indemnified Amount (in each case as defined in Schedule 12 and adjusted where appropriate to be on an after-tax basis), in all cases other than to the extent included as a provision in the Working Capital, with such payments being made by way of adjustment to the Final Share Prices and the Final Business Prices, as appropriate.

3. CONDITIONS TO CLOSING

3.1 Closing shall be conditional on the following Conditions having been fulfilled or waived in accordance with this Agreement:

(a)	the European Commission adopting, or having been deemed to have adopted, a decision that the Proposed Transactions are compatible with the common market and the functioning of the EEA Agreement pursuant to Council Regulation (EC) No. 139/2004, and adopting or having been deemed to have adopted any further decision or approval necessary for Closing to occur;

(b)	the competent competition or antitrust authorities in South Africa having granted clearance or declined jurisdiction, or having been deemed to have done so, over the Proposed Transactions, or any applicable waiting periods having expired or been terminated, in accordance with the rules applicable in that jurisdiction; and

(c)	no fact or circumstance having arisen before the time of Closing which has resulted in, or is reasonably expected to result in, a Material Adverse Change (the MAC Condition), provided that the right to terminate this Agreement as a result of a Material Adverse Change shall be subject to the provisions of clauses 9.2 up to and including 9.8.

3.2 Subject to the Seller complying with the terms of clause 3.3, the Purchaser shall, at its own cost, use its reasonable best endeavours to ensure that the Conditions in clause 3.1 (other than the MAC Condition) are fulfilled promptly after the date of this Agreement and in any event prior to the Long Stop Date. Such reasonable best endeavours shall, without limitation, include the Purchaser taking promptly, and in any event in accordance with any applicable time limits, all reasonable steps (including making notifications, filings and applications for approval) required in order to obtain the consents required in order to satisfy the Conditions in clause 3.1 (other than the MAC Condition). Subject to the above, the Purchaser shall:

(a)	make and progress all such notifications, filings and applications for approval with the relevant Governmental Entities as soon as reasonably practicable after the date of this Agreement and with all due diligence and in accordance with any applicable time limits;

(b)	provide as soon as reasonably practicable all information which is requested or required by a Governmental Entity and in any event in accordance with any applicable time limits insofar as reasonably practicable;

(c)	notify the Seller and its legal counsel as soon as reasonably practicable (and provide copies or, in the case of non-written material communications, a written summary) of any communications with or from any Governmental Entity in relation to such filings, notifications or applications for approval;

(d)	give the Seller the opportunity to comment on any material submissions to any Governmental Entity, and give consideration to any reasonable comments and requests of the Seller and its legal counsel or other advisers and provide the Seller and its legal counsel with copies of all material written submissions, notifications, filings and other communications in the form submitted or sent (and, in the case of non-written communications, a written summary);

(e)	(without limiting paragraph (d) above) provide the Seller and its legal counsel with a final draft of all material submissions, notifications, filings and other communications to any Governmental Entity with sufficient notice as will allow the Seller and its legal counsel a reasonable opportunity to provide comments and for the Purchaser to give consideration to any reasonable comments of the Seller and its legal counsel and other advisers on such drafts prior to their submission;

(f)	where permitted by a Governmental Entity, allow persons nominated by the Seller (including but not limited to their respective legal counsel) to attend all meetings (and participate in all telephone or other conversations) with that Governmental Entity; and

(g)	regularly review with the Seller and its legal counsel the progress of any notifications, filings or applications for approval to any Governmental Entity (including, where necessary, seeking to identify appropriate undertakings, divestments or commitments to address any concerns identified by any Governmental Entity) and discussing with the Seller and its legal counsel the scope, timing and tactics of any such undertakings, divestments or commitments, and the satisfaction thereof, with a view to obtaining the clearances or approvals necessary for the satisfaction of the Conditions set out in clause 3.1 (other than the MAC Condition) at the earliest opportunity and in any event prior to the Long Stop Date.

3.3 The Seller shall, at its own cost, use all reasonable endeavours to assist the Purchaser in fulfilling the Conditions in clause 3.1 (other than the MAC Condition) promptly after the Offer Date and in any event prior to the Long Stop Date, in particular, but not limited to:

(a)	providing as soon as reasonably practicable all information which is requested or required by a Governmental Entity or other person for the purpose of clause 3.2; and

(b)	providing information and documents reasonably requested by the Purchaser as soon as reasonably practicable for filing or other submissions.

Without prejudice to the Seller’s obligations under this clause 3.3, the Seller shall procure that each Business Seller and each Share Seller shall co-operate with and provide reasonable assistance to the Purchaser to enable it to fulfil its obligations under clause 3.2.

3.4 Nothing in clauses 3.2 or 3.3 shall require or oblige the Purchaser to provide to the Seller or the Seller to provide to the Purchaser (as the case may be) any confidential information or business secrets, provided that:

(a)	where such relevant confidential or secret information is provided, it will be made available only to the legal counsel of the relevant recipient party (or parties); and the relevant recipient party shall procure that such legal counsel will not further disclose such information without the prior written consent of the relevant disclosing party; and

(b)	a non-confidential version of the relevant document (or a non-confidential summary of any non-written communication, meeting or conversation) containing such confidential information or business secrets is made available to the relevant recipient party (or parties).

3.5 If it becomes reasonably apparent to the Purchaser or to the Seller (who shall inform the Purchaser of this fact) that a Governmental Entity:

(a)	intends or threatens to open an in-depth, “Phase II” or analogous investigation into the Proposed Transactions or to bring suit before any court or tribunal to enjoin the Proposed Transactions, or

(b)	will only approve the Proposed Transactions subject to any undertakings, commitments, divestments, conditions, obligations, measures, undertakings and/or modifications, consents decrees, settlements or analogous procedures (collectively, Regulatory Conditions), the Purchaser shall promptly, and within the relevant time limits for doing so, offer, accept and agree to any such Regulatory Condition (or Regulatory Conditions) as may be necessary so as to enable the satisfaction of the Conditions prior to the opening of such in-depth, “Phase II” or analogous investigation into the Proposed Transactions or the bringing of any such suit to enjoin the Proposed Transactions.

3.6 If, without prejudice to the Purchaser’s obligations in clause 3.5, a Governmental Entity should open an in-depth, “Phase II” or analogous investigation into the Proposed Transactions or brings suit before any court or tribunal to enjoin the Proposed Transactions, and it becomes reasonably apparent to the Purchaser or to the Seller (who shall inform the Purchaser of this fact) that such Governmental Entity will approve the Proposed Transactions only subject to Regulatory Conditions, the provisions of clause 3.5 shall apply mutatis mutandis so as to enable the satisfaction of the Conditions prior to the Long Stop Date.

3.7 In relation to the fulfilment of the Condition set out in clause 3.1(a) only, the Purchaser shall, except for its obligation to offer, accept and agree to the Regulatory Conditions set out in the offer of commitments from the Purchaser to the European Commission dated 5 November 2010 (as co-signed by the Seller) (the Commitments), not be obliged under clause 3.5 or 3.6 or otherwise under this Agreement to offer, accept or agree any Regulatory Condition to or with any Governmental Entity:

(a)	involving business active in laundry care markets accounting individually or in aggregate for more than €10 million in turnover in laundry care markets in the last completed fiscal year of the relevant party (or parties) in a manner that goes beyond modification of the Purchaser’s conduct of, and manner of remuneration from, its business in laundry care markets following Closing;

(b)	relating to business conducted under the following Unilever brands:

(i)	Rexona/Sure, Axe/Lynx and Dove; or

(ii)	in the UK or Ireland, Vaseline,

all such turnover to relate to turnover achieved by the relevant business from customers in the territory of the EU or the EEA.

3.8 The Seller shall, at its own cost, promptly provide information and documents requested by the Purchaser which are in the Seller’s or any other member of the Seller Group’s possession and are reasonably necessary for the preparation and implementation of the divestment which the Purchaser is committed to make under Section B of the Commitments. If the Seller or any other member of the Seller Group incurs any external third party costs in connection with complying with its obligations under this clause 3.8, such costs shall be reimbursed by the Purchaser, provided that the Seller shall not, and shall procure that no other member of the Seller Group shall, incur any such costs without the prior written consent of the Purchaser.

3.9 In relation to the fulfilment of the Condition set out in clause 3.1(b) only, the Purchaser shall not be obliged under clause 3.5 or 3.6 or otherwise under this Agreement to offer, accept or agree any Regulatory Condition to or with any Governmental Entity relating to business conducted in South Africa under any Unilever brands.

3.10 Where, notwithstanding the Purchaser’s reasonable best endeavours pursuant to clauses 3.2 and 3.5 above, it becomes reasonably apparent to the Purchaser (who shall inform the Seller of this fact) or to the Seller (who shall inform the Purchaser of this fact) that the Conditions set forth in clause 3.1 (other than the MAC Condition) may not be satisfied in relation to the European Detergents Business without the opening of an in-depth, “Phase II” or analogous investigation into the Proposed Transactions, such European Detergents Business shall be excluded from the Proposed Transactions and the amount of the DCFP referred to in clause 2.2 shall be reduced by €25 million. Without prejudice to the first sentence of this clause 3.8 and the obligations of the Purchaser under clause 3.6, if a Governmental Entity should nonetheless, despite the exclusion of the European Detergents Business from the Proposed Transaction contemplated by the previous sentence, open an in-depth, “Phase II” or analogous investigation into the Proposed Transactions, the effect of the first sentence of this clause shall no longer apply unless and until it becomes reasonably apparent to the Purchaser (who shall inform the Seller of this fact) or to the Seller (who shall inform the Purchaser of this fact) that the Conditions set forth in clause 3.1 (other than the MAC Condition) may not be satisfied in relation to the European Detergents Business, in which case the provisions of the first sentence of this clause 3.10 shall apply mutatis mutandis.

3.11 The Conditions set forth in clause 3.1 (other than the MAC Condition) have been included for the benefit of both the Seller and the Purchaser and may be relied upon, in the case of any such Condition not having been satisfied, as a ground for Closing not to take place. Accordingly, the Conditions in clause 3.1 (other than the MAC Condition) may only be waived, in whole or in part, or the period in which the Conditions are to be satisfied, extended, by the written agreement of the Seller and the Purchaser.

3.12 The Seller and the Purchaser shall each notify the other promptly upon becoming aware:

(a)	that any of the Conditions have been fulfilled (and in this respect acknowledge that the Condition contained in clause 3.1(a) has been fulfilled); or

(b)	of anything which will or may prevent any of the Conditions from being satisfied on or prior to the Long Stop Date.

3.13 The first Business Day in London on or by which all Conditions have been fulfilled (or waived in accordance with clause 3.10) is the Unconditional Date.

3.14 If the Unconditional Date has not occurred on or before the Long Stop Date, then the Seller or the Purchaser may, by written notice to the other party, terminate this Agreement, and upon delivery of such notice, neither the Seller nor the Purchaser shall be bound to proceed with the Proposed Transactions and, except for the Surviving Provisions, this Agreement shall automatically terminate and be of no further force or effect and no party shall have any claim hereunder of any nature whatsoever against the other party (save in respect of accrued rights and/or liabilities arising from the prior breach of this Agreement), provided, however, that the right to terminate this Agreement under this clause 3.13 shall not be available (i) to the Seller if it is in material breach of or has materially breached its obligations under this Agreement or (ii) to the Purchaser if it has materially breached its obligations under this Agreement and, in the case of both (i) and (ii), such breach has contributed materially to the non-satisfaction of the relevant Condition(s).

4. PRE-CLOSING UNDERTAKINGS

4.1 From the Offer Date until Closing, the Seller shall procure or shall have procured (except as may be approved by the Purchaser in writing and other than with respect to the Permitted Actions) that the Acquired Businesses are carried on in all material respects only in the ordinary course and shall comply with the obligations set out in Schedule 7.

4.2 Other than in the circumstance in which the MAC Condition is the only Condition that has not been satisfied, if Closing does not take place because this Agreement has been terminated in accordance with clause 3.12, the Purchaser shall, not later than two Business Days after such termination, and without prejudice to any other remedies which the Seller may have under this Agreement in relation to any other matter, pay to the Seller an amount of €25,000,000.

4.3 From the Offer Date until Closing, the Seller shall co-operate with the Purchaser in developing the integration programme as outlined in Annex 3 to the Offer Letter to facilitate the orderly transfer of the Acquired Businesses to the Purchaser (including the migration and transfer of all Business Information, and communicating with customers, suppliers and clients of the Acquired Businesses).

5. CLOSING

5.1 Closing shall take place at the offices of the Seller’s Lawyers in Amsterdam on the Closing Date.

5.2 Notwithstanding clause 5.1 and the other provisions of this clause 5, the provisions of Schedule 20 will apply with respect to the sale and transfer of the Santiga Deferred Assets.

5.3 At Closing each of the Seller and the Purchaser shall deliver or perform (or procure that there is delivered or performed) all those documents, items and actions listed in relation to that party or any of its Affiliates in Schedule 8.

5.4 Receipt of funds in accordance with paragraph 1(b) of Part C of Schedule 8 shall constitute a good discharge of the Purchaser’s obligation in respect of the payment of the Closing Payment. The Purchaser shall not be concerned to see that the moneys transferred are applied in paying the Share Sellers or the Business Sellers in accordance with their respective entitlements.

6. SELLER WARRANTIES

6.1 The Seller warrants to the Purchaser as at the Offer Date that: (i) each of the Warranties is accurate and not misleading, and (ii) the Warranties contained in paragraph 1 and sub-paragraphs 5.1, 5.3 and paragraph 8 of Part A of Schedule 4; paragraphs 1 and 3 of Part B of Schedule 4; paragraphs 1 and 7 of Part E of Schedule 4; and paragraph 1 of Part F of Schedule 4 will be accurate and not misleading at the Closing Date as if repeated immediately before the Closing Date by reference to the facts and circumstances subsisting at that date on the basis that any reference in the Warranties, whether express or implied, to the Offer Date is substituted by reference to the Closing Date. The Warranties are given subject to the limitations set out in Schedule 5 and the limitations set out in the Tax Covenant insofar as they are expressed to apply to the Tax Warranties.

6.2 None of the limitations in Schedule 5 or the Tax Covenant shall apply to any Claim or claim under the Tax Covenant which arises (or to the extent that it is increased) as a consequence of fraud or fraudulent misrepresentation by any member of the Seller Group or by any director or officer of any member of the Seller Group.

6.3 The Warranties shall continue in full force and effect notwithstanding Closing, and Closing shall not in any way constitute a waiver of the Purchaser’s right to damages.

6.4 The Seller agrees and undertakes on behalf of itself and each member of the Seller Group that, if any claim is made against any of them by the Purchaser in connection with the sale of the Shares and/or the Businesses to the Purchaser, they shall not make any claim against any Employee on whom they may have relied before agreeing to any terms of this Agreement or the Tax Covenant or authorising any statement in the Disclosure Letter, unless such claim is the result of wilful misconduct, gross negligence or fraud of such Employee.

7. PURCHASER WARRANTIES

The Purchaser warrants to the Seller as at the Offer Date in the terms of the warranties set out in Schedule 6.

8. CONDUCT OF PURCHASER CLAIMS

8.1 If the Purchaser or any Designated Purchaser receives written notice of any claim or potential claim by a third party (a Third Party Claim), which might reasonably result in a Non-Tax Claim being made, the Purchaser shall promptly (and in any event within 20 Business Days of it or a Designated Purchaser receiving such notice) give notice of the Third Party Claim to the Seller and ensure that the

Seller and its representatives are given all reasonable information and access to facilities to investigate it, provided that any failure by the Purchaser to give such notice to the Seller under this clause 8.1 shall not prevent any Claim by the Purchaser or extinguish any liability of the Seller under this Agreement but may be taken into account in calculating any such liability of the Seller to the extent that the Seller establishes that such liability is increased by such failure.

8.2 Furthermore, if:

(a)	the Seller has confirmed to the Purchaser in writing that the subject matter of the Third Party Claim shall give rise to a Claim (without prejudice to the restrictions and limitations set out in Schedule 5), the Purchaser shall:

(i)	not (and procure that each member of the Purchaser Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Seller;

(ii)	(subject to the Purchaser or the relevant member of the Purchaser Group being indemnified by the Seller against all reasonable out of pocket costs and expenses incurred in respect of that Third Party Claim) ensure that it and each member of the Purchaser Group shall:

(A)	take such action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(B)	allow the Seller (if it elects to do so) to take over the conduct of all proceedings and/or negotiations as the Seller may reasonably deem appropriate in connection with the Third Party Claim; and

(C)	provide such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim.

(b)	the Seller has notified the Purchaser in writing that the subject matter of the Third Party Claim, in the view of the Seller, does not give rise to a Claim, the following shall apply:

(i)	the Seller shall not (and shall procure that each member of the Seller Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Purchaser;

(ii)	the Purchaser shall not (and shall procure that each member of the Purchaser Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Seller;

(iii)	(subject to each party bearing their own costs) both the Seller (with respect to itself and the other members of the Seller Group) and the Purchaser (with respect to itself and the other members of the Purchaser Group) shall:

(A)	take such action as may be reasonably necessary and as requested by the other to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(B)	shall jointly and in consultation with each other conduct the proceedings and/or negotiations as may reasonably be deemed appropriate in connection with the Third Party Claim; and

(C)	provide such information and assistance to each other as the other may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim.

(c)	the Purchaser has notified the Seller in writing that the Purchaser shall not, and therefore irrevocably waives any right to, institute a Claim in relation to the subject matter of the relevant Third Party Claim, Parties agree that clauses 8.2(a) and 8.2(b) shall not apply.

9. NO RIGHTS OF RESCISSION OR TERMINATION

9.1 Subject to Clause 3.12, neither the Purchaser nor any Designated Purchaser shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing). This shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

9.2 Notwithstanding clause 9.1, if at any time before Closing any Material Adverse Change occurs then, subject to remaining provisions of this clause 9, the Purchaser may give written notice (a MAC Notice) to the Seller at any time before Closing to terminate this Agreement (other than the Surviving Provisions). Upon such a MAC Notice being served, Closing shall in any event be postponed until the steps and processes described in the remaining provisions of this clause 9 (being the remedial steps and the dispute resolution process) have been taken or followed.

9.3 The occurrence of a Material Adverse Change shall not entitle the Purchaser to terminate this Agreement unless the Seller receives a MAC Notice prior to Closing and the relevant facts and circumstances underlying the alleged Material Adverse Change, to the extent capable of remedy, have not been remedied (at least to such an extent that the relevant facts and circumstances no longer constitute a Material Adverse Change) within thirty (30) days after the date on which such MAC Notice is served on the Seller, it being understood that the taking of any steps to remedy the relevant facts and circumstances underlying the alleged Material Adverse Change shall not constitute any form of acknowledgement from the Seller that such facts and circumstances indeed constitute a Material Adverse Change. The taking of any such remedial steps shall therefore be without prejudice to (a) the ability of the Seller to serve a Disputed MAC Notice and (b) any argument of the Seller that the relevant facts and circumstances do not constitute a Material Adverse Change.

9.4 The Seller may notify the Purchaser in writing within 10 Business Days after receipt of a MAC Notice if it does not accept that a Material Adverse Change has occurred (a Disputed MAC Notice), in which case clauses 9.5 to 9.8 below shall apply. If the Seller:

(a)	fails to give a Disputed MAC Notice within that time period; and

(b)	has not remedied the relevant facts and circumstances underlying the alleged Material Adverse Change within the period referred to in clause 9.3,

this Agreement (other than the Surviving Provisions) shall terminate forthwith, in which case neither party shall have any claim of any nature whatsoever against the other party under this Agreement (save in respect of any rights and liabilities which have accrued before termination or in relation to any of the Surviving Provisions).

9.5 If the Seller gives a valid Disputed MAC Notice under clause 9.4 the Parties shall use reasonable endeavours for a period of 10 Business Days from the date on which the Purchaser received the Disputed MAC Notice to resolve the dispute, failing which the question of whether a Material Adverse Change has occurred shall be referred on the application of either party within 5 Business Days of the end of the 10 Business Day period referred to above to the following firm of such accountants: Ernst & Young to determine the matter (the MAC Expert).

9.6	If the MAC Expert determines that:

(a)	a Material Adverse Change has occurred and the Seller has not remedied the relevant facts and circumstances underlying the alleged Material Adverse Change within the period referred to in clause 9.3, this Agreement (other than the Surviving Provisions) shall terminate forthwith, in which case neither party shall have any claim of any nature whatsoever against the other party under this Agreement (save in respect of any rights and liabilities which have accrued before termination or in relation to any of the Surviving Provisions); or

(b)	a Material Adverse Change has not occurred, the Purchaser shall have no right to terminate this Agreement on the basis of the alleged Material Adverse Change.

9.7	If there is a reference to the MAC Expert under clause 9.5 above, the following provisions shall apply:

(a)	the MAC Expert shall be instructed to notify the Purchaser and the Seller of its determination within 10 Business Days of the referral;

(b)	the Purchaser and the Seller shall within 3 Business Days of the referral make written submissions in relation to the alleged Material Adverse Change and, if so directed by the MAC Expert, shall attend any hearing before him and make oral submissions as required by him;

(c)	the MAC Expert shall be entitled to engage such firm of independent legal (and other) advisors as it may consider appropriate in order to assist and advise with respect to the MAC Expert making its determination;

(d)	the MAC Expert shall act as expert and not as arbitrator, and the MAC Expert’s determination shall, in the absence of manifest error, be final and binding on the Purchaser and the Seller and shall be deemed to have been accepted and approved by each of them;

(e)	the fees and expenses of the MAC Expert (including any advisors engaged by the MAC Expert in accordance with paragraph (c) above) shall be borne by the Seller and the Purchaser in equal proportions;

(f)	each party shall be responsible for the costs of its own advisers;

(g)	each party shall and shall procure that its relevant Affiliates shall give the MAC Expert prompt access to, and the right to take copies of, the books, records and computer files relating to an alleged Material Adverse Change in their possession or control and shall provide the MAC Expert with such other information and assistance as he may reasonably request.

9.8 The Seller shall and shall procure that its Affiliates shall give the Purchaser and its advisers prompt access to the books, records and computer discs relating to any possible Material Adverse Change in their possession or control for the purposes of allowing the Purchaser to assess whether or not a

Material Adverse Change has occurred and/or whether a Material Adverse Change is capable of remedy and/or whether a Material Adverse Change has been effectively remedied and for the purpose of enabling the Purchaser and its advisers to prepare its submission to the MAC Expert.

10. BUSINESS ASSETS, CONTRACTS AND LIABILITIES

10.1 Nothing in this Agreement or any Transaction Document shall operate to transfer any of the Excluded Assets to the Purchaser (or any Business Purchaser) or make the Purchaser (or any Business Purchaser) liable for any of the Excluded Liabilities.

10.2 Subject to clause 10.7, the Purchaser (or the relevant Business Purchaser) shall become entitled to the benefits under the Business Contracts and Business Claims and this Agreement shall constitute an assignment of the benefit of the Business Contracts and Business Claims to the relevant Business Purchaser with effect from Closing.

10.3	Each Business Purchaser shall from Closing:

(a)	assume and discharge when due any and all Assumed Liabilities of the Business Seller (including obligations arising under the Business Contracts) relating to the relevant Business;

(b)	indemnify the Seller (or the relevant Affiliate) against any and all such Assumed Liabilities and any and all Costs suffered or incurred by any of them as a result of any such Assumed Liabilities or any failure to perform and discharge any obligations arising under the Business Contracts; and

(c)	indemnify the Seller and each of its Affiliates against any and all such Assumed Liabilities and any and all Costs suffered or incurred by any of them (including in relation to any claim brought against any of them by the Worldwide Household Business Purchaser) in relation to any such Assumed Liabilities or any failure to perform and discharge any obligations arising under the Business Contracts.

10.4 Parties agree that the provisions of paragraphs 11(a), 12-14, 16, 17, 19 and 20 of Schedule 5 shall mutatis mutandis apply to an claim or potential claim of the Seller in relation to the matters referred to in clause 10.3, provided that any reference in such paragraphs to the Purchaser or a Designated Purchaser shall be considered a reference to the Seller or a Designated Seller, and vice versa.

10.5 After Closing, the Purchaser shall at its cost execute and deliver all such further documents and/or take such other action as:

(a)	the Seller may reasonably request in order to effect the release and discharge in full of the relevant member of the Seller Group from any Assumed Liabilities or the assumption by the Purchaser (or a Designated Purchaser) as the primary obligor in respect of any Assumed Liabilities in substitution for the relevant member of the Seller Group (in each case on a non-recourse basis to any member of the Seller Group); and

(b)	the Seller may reasonably request in order to effect the release and discharge in full of the relevant member of the Worldwide Household Business Purchaser Group from any Assumed Liabilities or the assumption by the Purchaser (or a Designated Purchaser) as the primary obligor in respect of any Assumed Liabilities in substitution for the relevant member of the Worldwide Household Business Purchaser Group (in each case on a non-recourse basis to any member of the Worldwide Household Business Purchaser Group).

10.6 After Closing, the Seller shall to procure that the Worldwide Household Business Purchaser shall at its cost execute and deliver all such further documents and/or take such other action as the Purchaser may reasonably request in order to effect the release and discharge in full of the relevant member of the Purchaser Group from any Excluded Liabilities or the assumption by the Worldwide Household Business Purchaser as the primary obligor in respect of any Excluded Liabilities in substitution for the relevant member of the Purchaser Group (in each case on a non-recourse basis to any member of the Purchaser Group).

10.7 The provisions of Schedule 9 shall apply if and to the extent that the benefit and/or burden of any of the Business Contracts and Business Claims cannot be assigned, transferred or novated to the Purchaser or the relevant Designated Purchaser except by an agreement of novation or without obtaining a consent, approval, waiver or the like to the assignment, transfer or novation from a third party (each such agreement of novation or consent being a Third Party Consent).

11. SPECIFIC INDEMNITIES

11.1 The Seller (or the relevant Affiliate) shall from Closing indemnify and keep indemnified on demand each member of the Purchaser Group against any and all:

(a)	Costs and Liabilities suffered or incurred by any of them arising out of or in connection with any of the Excluded Assets or Excluded Liabilities;

(b)	Environmental Liabilities suffered or incurred by any of them (except for any Assumed Environmental Liabilities) including, without limitation, the Excluded Amersfoort Liabilities;

(c)	Costs and Liabilities suffered or incurred by any of them arising out of or in connection with any pre-Closing restructuring steps that are taken in advance of any transfer of Shares or Businesses (or any part thereof) to the Purchaser or its Affiliates; and

(d)	Fines imposed by a Governmental Entity, any damages awarded to claimants through private enforcement or costs associated with administering any investigation or action, in each case suffered or incurred by any member of the Purchaser Group arising out of or in connection with any infringements of Article 81 or Article 82 of the EC Treaty or Section 2 or Section 18 of the Competition Act 1998 or any other anti-trust or similar legislation in any jurisdiction by any Target Company or Business Seller (insofar as it relates to the Acquired Businesses), but only to the extent that such infringements took place prior to Closing.

11.2 Parties agree that the provisions of:

(a)	clause 8; and

(b)	paragraphs 4(c), 9, 11-14, 16, 17, 19 and 20 of Schedule 5,

shall apply mutatis mutandis to an claim or potential claim of the Purchaser in relation to the matters referred to in clause 11.1.

11.3 In addition to the provisions of clause 11.2, parties agree that the provisions of paragraphs 5 and 15 shall apply mutatis mutandis to a claim or potential claim of the Purchaser in relation to the matters referred to in clause 11.1(d).

11.4 No clause of this Agreement shall operate to require:

(i)	the Purchaser to indemnify the Seller or any member of the Seller Group against any Liabilities relating to or arising from any pollution, contamination or hazardous substances at or under any Relevant Property that has migrated on or after Closing from any property owned or occupied by any member of the Seller Group and/or the Worldwide Household Business Purchaser Group; or

(ii)	the Seller to indemnify the Purchaser or any member of the Purchaser Group against any Liabilities relating to or arising from any pollution, contamination or hazardous substances at or under any property owned or occupied by any member of the Seller Group and/or the Worldwide Household Business Purchaser Group that has migrated on or after Closing from any Relevant Property.

12. RELEVANT PROPERTIES

The provisions of Schedule 10 shall apply in respect of the Relevant Properties.

13. INTELLECTUAL PROPERTY AND IT

The parties shall comply with their obligations set out in Schedule 11 in respect of the use of IPR, Information Technology and/or IT Systems by the Seller Group, the Purchaser Group and the Acquired Businesses on and after Closing.

14. EMPLOYEES

14.1 The parties intend that the contracts of employment of the Employees will have effect from the close of business on the Closing Date, as if originally made between each Employee and the relevant Business Purchaser or relevant Target Company. Accordingly, if the rights, powers, duties, liabilities and obligations of the relevant member of the Seller Group in respect of any contracts of employment with its Employees in force immediately before the Closing Date do not apply between the relevant Target Companies or Business Purchasers and such Employees on the Closing Date:

(a)	the relevant Target Company or Business Purchaser shall, within fourteen (14) days after the Closing Date, make offers of employment to the relevant Employees on terms and conditions (which shall include treating any period of service with any member of the Seller Group as if it were service with the Target Company or Business Purchaser, which shall include rights to retirement benefits, and which shall include a job position of a level or grade in terms of responsibilities and required skills) which are no less favourable taken as a whole than those on which each such Employee was employed by the relevant member of the Seller Group immediately prior to the Closing Date; and

(b)	where those Employees accept such offers of employment, the Seller will ensure that they are released from employment with the relevant member of the Seller Group with effect from the close of business on the Closing Date or on the date of acceptance of employment with the Target Company or Business Purchaser as the case may be, if later.

14.2 If, as a result of the Proposed Transactions contemplated by this Agreement, the contract of employment of any person who is not an Employee is found or alleged to have effect after the Closing Date as if originally made with the Purchaser or any member of the Purchaser Group, the following shall apply:

(a)	the Seller or other member of the Seller Group shall, within 14 days of being so requested by the Purchaser (which request can only be made within the period of 1 month following the Closing Date), make an offer of employment to the relevant person on terms and conditions which are no less favourable taken as a whole than those on which each such person was employed by the relevant member of the Seller Group immediately prior to the Closing Date;

(b)	in relation to any person who is not an Employee and who is not included in the Allocated and Attached Employee Adjustment, once that offer has been made and not accepted within 14 days after such offer having been made (or after the expiry of 14 days after it has been requested), the Seller will pay to the Purchaser an amount equal to the benefits that would have been payable in relation to the termination of such person, applying the redundancy and severance policies referred to in Clause 14.5 based on a termination by reason of redundancy and assuming a termination as per the expiry of the job offer or the expiry of 14 days after the Purchaser will have requested such an offer to be made;

(c)	where that person accepts such offer of employment, the Purchaser will ensure that such person is released from employment with the relevant member of the Purchaser Group with effect from the date of acceptance of employment with the Seller or other member of the Seller Group;

(d)	in relation to any person who is not an Employee and who is not included in the Allocated and Attached Employee Adjustment, and works in: the manufacturing unit in Spain; the manufacturing unit in South Africa; the marketing and sales unit in Austria; or the marketing and sales unit in Portugal, sections a) up to and including c) of this clause 14.2 will not apply and instead Seller will pay to the Purchaser an amount equal to the benefits that would have been payable in relation to the termination of such person, applying the redundancy and severance policies referred to in Clause 14.5 based on termination by reason of redundancy and assuming a termination on Employee Closing. Seller shall pay such amount to the Purchaser on the same date as the Employee Settlement Payments described in paragraph 10 of Exhibit 6 are made (or within 2 months of Employee Closing where no such payment is made).

14.3 The Purchaser shall provide the Seller with such information as the Seller may reasonably request in writing as is necessary for any member of the Seller Group to comply with any legal requirement (whether statutory or pursuant to any written agreement with, or the constitution of, any works council or other employee representative body) in relation to the Proposed Transactions to consult with or inform the Employees (or any of them), a relevant trade union, a relevant works council or any other employee representatives. The obligations under this Clause 14.3 shall apply mutatis mutandis to the Seller.

14.4 For a period of not less than 12 months from the Closing Date, the Purchaser shall, and shall procure that the relevant Target Companies and the Business Purchasers shall, make no changes to the compensation and other terms and conditions of employment (which shall include retirement benefits on the basis that, provided equivalent value is maintained, there is no requirement to maintain the type or shape of retirement benefit provided under the relevant plan of the Seller Group) of each relevant Employee (including any such individuals on approved leave of absence) which will cause them to be less favourable, taken as a whole, than those terms and conditions of employment on which each Employee was employed by the Seller Group immediately before the Closing Date, to the extent that such terms and conditions are reasonably in line with the terms and conditions disclosed in the Data Room and referred to in the Disclosure Letter and subject to changes made in the normal course of business. Furthermore, the Purchaser shall treat any period of service of an Employee with any member of the Seller Group and with predecessor entities, as if it were service with the relevant Target Company or Business Purchaser or any member of the Purchaser Group. For the avoidance of doubt, nothing in this Clause 14.4 shall be construed as requiring the Purchaser or any member of the Purchaser Group to continue to employ any Employee during such period from the Closing Date or thereafter. This Clause 14.4 does not apply to rights to Retirement Benefits which are dealt with under Schedule 12.

14.5 For a period of not less than 12 months from the Closing Date, the Purchaser shall, and shall procure that the relevant Target Companies and the Business Purchasers shall, provide to each relevant Employee the same redundancy and severance policies of the Seller Group as were provided to them as of the Closing Date, provided that such terms and conditions are reasonably in line with the terms and conditions disclosed in the Data Room and referred to in the Disclosure Letter and subject to changes made in the normal course of business (and which for the avoidance of doubt include the severance arrangements agreed for France, Germany, Spain and Netherlands (in respect of Grade 28 and above) and which are attached as Annex 3 to Exhibit 6 of this Agreement), such that if any member of the Purchaser Group terminates the employment of any such Employee within such period, the Purchaser shall, or shall procure, payment to such Employee of at least the same value to which that Employee would have been entitled under those redundancy and severance policies (and for purposes of determining such value, the Purchaser shall credit that Employee with both his or her years of employment with any member of the Seller Group and the term of his or her employment with any member of the Purchaser Group). For the avoidance of doubt, nothing in this Clause 14.5 shall be construed as requiring the Purchaser or any member of the Purchaser Group to continue to employ any Employee during such period from the Closing Date or thereafter. This Clause 14.5 does not apply to rights to Retirement Benefits which are dealt with under Schedule 12.

14.6 The Purchaser shall, and shall procure that each relevant Target Company and Business Purchaser shall, subject to Part (B), paragraph 6 of Exhibit 6, from Closing:

(a)	assume and discharge when due any and all Employee Liabilities in respect of any period after Closing (including, for the avoidance of doubt, any Liabilities in respect of a Temporary Employee); and

(b)	indemnify the Seller and each of its Affiliates on an after-tax basis against any and all such Employee Liabilities set out in (a) and any and all Costs suffered or incurred by any of them as a result of any such Employee Liabilities.

14.7 The Seller shall, and shall procure that each relevant member of the Seller Group shall, subject to Part (B), paragraph 6 of Exhibit 6, from Closing:

(a)	assume and discharge all Liabilities in respect of the Employees in respect of any period on or before Closing (including, for the avoidance of doubt, any Liabilities in respect of a Temporary Employee); and

(b)	indemnify the Purchaser as agent and/or trustee for each member of the Purchaser Group on an after-tax basis against any and all such Liabilities set out in (a) and any and all Costs suffered or incurred by any of them as a result of any such Liabilities.

14.8 If, as a result of the Proposed Transactions, any Employee who is entitled to terminate his contract of employment and receive a severance payment so terminates and becomes so entitled, the Purchaser shall indemnify the Seller as agent and/or trustee for each member of the Seller Group against any and all Liabilities or Costs incurred by the Seller or any member of the Seller Group as a result of such termination if such right was a direct result of a change by any member of the Purchaser Group to the terms and conditions of employment, function level, job content of the individual compared to the situation immediately prior to Closing.

14.9 The Seller shall indemnify the Purchaser as agent and/or trustee for each member of the Purchaser Group on an after-tax basis against any Liabilities and any and all Costs incurred by the Purchaser or any member of the Purchaser Group in respect of:

(a)	any material failure by the Seller, any member of the Seller Group or any Target Company to comply with its obligations under the Regulations relating to the requirement to inform and consult employee representatives and Employees in relation to the implementation of the Proposed Transactions, except to the extent that such failure to inform and consult is caused by the Purchaser failing to comply with its obligations under such applicable law; and

(b)	any and all Liabilities, including tax and social security liabilities, in respect of any Employee incurred in respect of, or otherwise in connection with, the vesting of or exercise of any awards under any share incentive or share option scheme operated by the Seller or any retention bonus triggered as a result of the Proposed Transactions.

14.10 If any severance or redundancy payment is payable on the termination of employment of a Temporary Employee, the Seller will indemnify the Purchaser for the cost thereof up to a maximum of an amount equal to the benefits that would have been payable in relation to the termination of the person had he been treated as a permanent employee for the duration of his employment with both the Seller and the Purchaser, applying the redundancy and severance policies referred to in Clause 14.5 based on a termination by reason of redundancy on the date he ceases to be employed by the relevant member of the Purchaser’s Group and assuming a termination within two months after the envisaged termination date of his temporary employment contract. The Seller shall pay such amount to the Purchaser within one month of the amount having become due and payable and after having been requested to do so by the Purchaser.

15. RETIREMENT BENEFITS

The provisions of Schedule 12 shall apply in respect of retirement benefit arrangements for the Employees.

16. TAX

16.1 The provisions of Schedule 13 shall apply in relation to taxation.

16.2 The Tax Covenant shall come into effect at the Closing Time.

17. INSURANCE

17.1 From the Offer Date until (and including) the Closing Date, members of the Seller Group and the Target Companies shall continue in force all policies of insurance maintained by them in respect of the Acquired Businesses. Until the Closing Date, the Seller shall procure that each Target Company and (in relation to the Acquired Businesses) Business Seller shall take such action as can be expected from a reasonably prudent businessman and as is reasonably necessary in order to maintain any of its insurances in force until the Closing Date.

17.2 Upon Closing, all insurance cover arranged in relation to the Acquired Businesses by the Seller Group (whether under policies maintained with third party insurers or other members of the Seller Group) shall cease (other than in relation to insured events taking place before Closing) and no member of the Purchaser Group (including, for the avoidance of doubt, the Target Companies) shall make any claim under any such policies in relation to insured events arising after Closing. The Seller shall be entitled to make arrangements with its insurers to reflect this clause.

17.3 All proceeds of insurance paid to and received by the Seller or its Affiliates (in excess of any deductible, retention or self-insurance amount) in respect of any event that occurs on or before the Closing Date, to the extent that the proceeds are for damaged properties or assets that constitute Business Assets or assets of the Target Companies, shall:

(a)	to the extent the damage to the Business Assets or the assets of the Target Companies to which the proceeds pertain has not been repaired or restored or paid for by the Seller on or prior to Closing, be paid over to the Purchaser at the Closing or, if no proceeds have been received before the Closing, the Seller shall assign its claim thereto to the Purchaser promptly following the Closing Date; and

(b)	to the extent the damage to the Business Assets or the assets of the Target Companies to which the proceeds pertain has been repaired or restored or paid for by the Seller on or prior to Closing, be retained by the Seller or, if no proceeds have been received before the Closing, the Seller shall be entitled to retain the same once received.

17.4 This clause 17 shall not apply, and the provisions of Schedule 10 shall apply, in respect of the treatment of any buildings insurance cover or proceeds of such insurance (or any other matters relating to such building insurance) relating to the Relevant Properties.

18. TRADE DEBTORS, TRADE CREDITORS, TRADE ACCRUALS AND OTHER FINANCIAL MATTERS

18.1	The provisions of Schedule 14 shall apply in respect of the treatment of:

(a)	Trade Debtors and Trade Creditors;

(b)	trade accruals (incorporating the provisions of Exhibit 12);

(c)	amounts prepaid with respect to advertising and rent; and

(d)	certain employee related liabilities.

19. PAYMENT OF INTER-COMPANY DEBT

The provisions of Schedule 15 shall apply in respect of the payment of Inter-Company Debt.

20. GUARANTEES AND OTHER THIRD PARTY ASSURANCES

20.1 The Purchaser shall ensure that at Closing (or as soon as reasonably practicable thereafter) each member of the Seller Group is released in full from all Third Party Assurances listed in Part A of

Exhibit 1 given by it in respect of obligations of any Target Company or relating to any Business Contract. In addition, the Purchaser shall use its reasonable best endeavours to ensure that, as soon as reasonably practicable after becoming aware of any other Third Party Assurance in respect of any obligations of any Target Company or relating to any Business Contract, each member of the Seller Group is released in full from such Third Party Assurance. Pending release of any Third Party Assurance referred to in this clause 20.1, the Purchaser shall indemnify the Seller and each of its Affiliates against any and all Costs arising after Closing under or by reason of that Third Party Assurance.

20.2 The Purchaser shall ensure that at Closing each member of the Worldwide Household Business Purchaser Group is released in full from all Third Party Assurances listed in Part B of Exhibit 1 given by it in respect of obligations of any Target Company or relating to any Business Contract. In addition, the Purchaser shall use its reasonable efforts to ensure that, as soon as reasonably practicable after becoming aware of any other Third Party Assurance in respect of any obligations of any Target Company or relating to any Business Contract, each member of the Worldwide Household Business Purchaser Group is released in full from such Third Party Assurance. Pending release of any Third Party Assurance referred to in this clause 20.2, the Purchaser shall indemnify the Worldwide Household Business Purchaser and each of its Affiliates against any and all Costs arising after Closing under or by reason of that Third Party Assurance.

20.3 The Seller shall ensure that at Closing each Target Company is released in full from all Third Party Assurances listed in Part C of Exhibit 1 given by it in respect of obligations of any member of the Seller Group. In addition, the Seller shall use its reasonable best endeavours to ensure that, as soon as reasonably practicable after becoming aware of any other Third Party Assurance in respect of any obligations of any member of the Seller Group, each Target Company is released in full from such Third Party Assurance. Pending release of any Third Party Assurance referred to in this clause 20.3, the Seller shall indemnify the Purchaser and each of its Affiliates against any and all Costs arising after Closing under or by reason of that Third Party Assurance.

21. POST-CLOSING AGREEMENTS

21.1 The Purchaser agrees (and undertakes to procure) that:

(a)	no Target Company resident in the Philippines shall pay any dividends at any time between the Closing Date and the end of the tax accounting period of that Target Company in which the Closing Date occurs, excluding any transaction or action taken on the basis of Schedule 3;

(b)	no Target Company resident in the Philippines shall engage in any non-locally taxable income generating transaction outside the ordinary course of business and no tax or accounting election shall be made, revoked or amended by, or on behalf of, or with respect to, any such Target Company at any time between the Closing Date and the end of the tax accounting period of that Target Company in which the Closing Date occurs; and

(c)	with respect to Indonesia the following shall apply:

(i)	no Target Company resident in Indonesia shall pay any dividends that fall outside the ordinary historic course of Seller’s business of paying dividends to minority shareholders at any time between the Closing Date and the end of the tax accounting period of that Target Company in which the Closing Date occurs; and

(ii)	no Target Company resident in Indonesia shall until 30 June 2010 engage in any non-locally taxable income generating transaction outside the ordinary course of business and no tax or accounting election shall be made, revoked or amended by, or on behalf of, or with respect to, any such Target Company at any time between the Closing Date and the end of the tax accounting period of that Target Company in which the Closing Date occurs; and

(iii)	in respect of any actions described in sub-paragraph (ii) above to be taken by any Target Company resident in Indonesia after 30 June 2010 and before 1 July 2011 it shall consult with the Seller before taking any action that can reasonably be expected to affect the Seller’s US tax position.

21.2 The Seller shall not, and shall procure that no member of the Seller Group shall, within 18 months from the Closing Date solicit or entice away from the employment of any member of the Purchaser Group or any Business Purchaser any Key Manager without the prior written consent of the Purchaser or intentionally assist any person to do any of the foregoing. However, this provision shall not restrict the employment of any Key Manager:

(a)	whose employment with the relevant member of the Purchaser Group has then ceased or who has received notice terminating such employment;

(b)	who has responded independently to a published general recruitment advertisement not specifically directed at such Key Manager; or

(c)	who has, of his or her own accord, approached any member of the Seller Group in connection with such Key Manager being employed by a member of the Seller Group.

21.3 The Purchaser shall not, and shall procure that no member of the Purchaser Group shall, within 18 months from the Closing Date solicit or entice away from the employment of any member of the Seller Group any Seller Key Manager without the prior written consent of the Seller or intentionally assist any person to do any of the foregoing. However, this provision shall not restrict the employment of any Seller Key Manager:

(a)	whose employment with the relevant member of the Seller Group has then ceased or who has received notice terminating such employment;

(b)	who has responded independently to a published general recruitment advertisement not specifically directed at such Seller Key Manager; or

(c)	who has, of his or her own accord, approached any member of the Purchaser Group in connection with such Seller Key Manager being employed by a member of the Purchaser Group.

21.4 The Seller shall not, and shall procure that no member of the Seller Group shall, for as long as such member remains an Affiliate of the Seller, do any of the following things:

(a)

within two years after the Closing Date, be engaged or directly or indirectly interested in carrying on any business which competes with all or any part of the Acquired Businesses within the Territory as it is carried on at the Closing Date. This clause shall not prevent: (i) the holding of shares in a listed company for investment purposes only where the Seller does not exercise, directly or indirectly, any management function in the company concerned or any material influence in that company, which shall be taken to be the case if the shares do not confer more than 20 per cent. of the votes which could normally be cast at a general meeting of the company, (ii) acquiring in a single transaction or a series of related transactions any one or more companies and/or businesses which include a company or business which competes with all or any part of the Acquired Businesses within the Territory as it is carried on at the Closing Date, provided that such competing business does not represent more than 20 per cent. of the companies and/or businesses acquired in such transaction or series of related transactions (measured in terms of turnover), or (iii) the carrying on of any business by any member of the Seller Group, where the carrying on of such business existed prior to or at Closing (but not including the Acquired Businesses);

(b)	within two years after Closing, solicit the custom, in relation to goods or services sold to any person by any member of the Target Company or Business Seller in the course of its business within the Territory during the two years before the Closing Date, of that person in respect of similar goods or services within the Territory; and

(c)	assist any other person to do any of the foregoing things.

21.5 If, for any reason, the sale and purchase of the Shares of any Target Company (a Deferred Target Company) is not completed on the Closing Date, the Seller agrees that:

(a)	the provisions of Schedule 7 shall continue to apply in respect of each Deferred Target Company for the period from and including the Closing Date until the date on which the sale and purchase of the Shares in the Deferred Target Company actually completes (the Deferred Target Company Closing Date); and

(b)	without prejudice to the generality of clause 21.5(a), it shall procure that:

(i)	the Deferred Target Company does not declare or pay any dividend or other distribution (whether in cash, stock or in kind) or reduce its paid-up share capital; and

(ii)	the Deferred Target Company does not enter into any transaction of any kind (whether of a revenue or capital nature) that is not on arms length terms,

in each case for the period from and including the Closing Date until the Deferred Target Company Closing Date,

provided that, with respect to Sara Lee Philippines Inc., the above shall apply to the extent that the Seller or the relevant member of the Seller Group is able to exercise its shareholder rights to procure the matters identified in (a) and (b) above.

21.6 Each undertaking contained in this clause shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Purchaser or the Seller, as the case may be.

22. WORLDWIDE HOUSEHOLD BUSINESS

22.1 Parties acknowledge that it is also the intention of the Seller to dispose of its Worldwide Household Business to one or more third parties (the Household Disposal). Parties have, however, agreed that Closing shall not be conditional upon the entering into and/or completion of the Household

Disposal and accordingly acknowledge that it is possible that all or a certain part of the Worldwide Household Business will remain with the Seller Group. In this respect Parties agree that where in this Agreement reference is made to:

(a)	the allocation of any asset, liability or agreement to the Worldwide Household Business and/or the Worldwide Household Business Purchaser (or any of its Affiliates);

(b)	the entering into of any agreement with the Worldwide Household Business Purchaser (or any of its Affiliates);

(c)	the Seller undertaking to procure something from the Worldwide Household Business Purchaser (or any of its Affiliates),

such reference shall:

(i)	to the extent that the relevant part of the Worldwide Household Business is at the relevant time still retained by the Seller Group and is not the subject of a completed transaction to dispose of such to a third party; and

(ii)	unless the Seller notifies the Purchaser otherwise in writing,

be replaced by a reference to the Seller (or any of its Affiliates) and/or the relevant part of the business that is to be retained by the Seller Group, as designated by the Seller.

23. INFORMATION, RECORDS AND ASSISTANCE POST-CLOSING

23.1 For 7 years following the Closing Date, each member of the Purchaser Group shall provide the Seller (at the Seller’s cost) with reasonable access at reasonable times on reasonable advance notice to (and the right to take copies of) the books, accounts, customer lists and all other records held by it after Closing to the extent that such books, accounts, customer lists and other records relate to the conduct or performance of the Acquired Businesses during the period prior to Closing (the Records). This obligation is subject to the provisions of clause 28 (Confidentiality).

23.2 For 7 years following the Closing Date, no member of the Purchaser Group shall dispose of or destroy any of the Records without first giving the Seller at least 2 months’ notice of its intention to do so and giving the Seller a reasonable opportunity to remove and retain any of them (at the Seller’s expense).

23.3 For 7 years following the Closing Date, each member of the Purchaser Group shall (at the Seller’s expense) also give such reasonable assistance to any member of the Seller Group as the Seller may reasonably request in relation to any third party proceedings by or against any member of the Seller Group so far as they relate to the Acquired Business, including proceedings relating to employees’ claims or taxation.

23.4 For 7 years following the Closing Date, the Seller shall, and shall procure that each member of the Seller’s Group shall, provide the Purchaser (at the Purchaser’s cost) with reasonable access at reasonable times on reasonable advance notice to: (i) any information (including Non-Exclusive Information) held by it (and the right to take copies of such information), provided that to the extent that such information also contains information that is confidential to the Worldwide Household Business or any other business conducted by any member of the Seller’s Group, such confidential information shall be redacted from the information to be provided to the Purchaser and (ii) any employees of the Seller Group, in each case as is reasonably required by the Purchaser in connection with the Acquired Businesses.

24. CHANGES OF NAME AND DOMAIN NAME REGISTRATIONS

24.1 The Purchaser shall procure that to the extent legally possible:

(a)	in the relevant jurisdictions where no services will be provided pursuant to a Transitional Services Agreement, within (i) 45 days after the Closing Date or (ii) otherwise as soon as reasonably practicable; or

(b)	in the relevant jurisdictions where services will be provided pursuant to a Transitional Services Agreement, within (i) 45 days after the date on which the last of the relevant services will be provided in such jurisdiction or (ii) otherwise as soon as reasonably practicable, the name of any Target Company which consists of or incorporates the term “SARA LEE”, “SARA”, “LEE”, “SL” or “KIWI” is changed to a name which does not include that term or any name which, in the reasonable opinion of the Seller, is substantially or confusingly similar.

24.2 Subject to clauses 24.3 and 24.4, the Purchaser shall not, and shall procure that its Affiliates, and (with effect from the Closing Date), the Target Companies and the Acquired Businesses, shall not:

(a)	carry out any advertising, marketing, promotional or sales activities that refer in any way whatsoever to the term “SARA LEE” (or any substantially or confusingly similar term) with effect from the Closing Date; or

(b)	order any packaging, labels or advertising, marketing, promotional or sales literature or other materials (including finished goods) bearing the term “SARA LEE” (or any substantially or confusingly similar term) with effect from the Closing Date.

24.3 Subject to clause 24.4, the Purchaser shall, and shall procure that the Business Purchasers, the Target Companies and the Acquired Businesses shall, as soon as reasonably practicable after the Closing Date (and in any event within 12 months afterwards), cease all further use of the term “SARA LEE” (or any substantially or confusingly similar term) and shall remove any trade or service name or mark, business name, logo, symbol or domain name related to or incorporating the term “SARA LEE” (or any substantially or confusingly similar term) from the properties and assets of the Target Companies and the Acquired Businesses.

24.4 Notwithstanding the restrictions set out in clauses 24.1 to 24.3 (inclusive), in respect of each Run-Off Product, the Purchaser, the Target Companies and the Business Purchasers shall be permitted, and are hereby granted a non-exclusive licence, until the Run-Off Stop Date for that Run-Off Product, to sell or otherwise dispose of that Run-Off Product to the extent that it bears the term “SARA LEE” or “SL” or any trade or service name or mark, business name, logo or symbol incorporating the term “SARA LEE” or “SL”, provided that the Purchaser shall (and shall procure that the Target Companies and the Business Purchasers shall):

(a)	use all commercially reasonable efforts to dispose of that Run-Off Product promptly after, in respect of each:

(i)	Non-TSA Product, the Closing Date; and

(ii)	MU Only Product and MSU/MU Product, the latest date on which a member of the Seller Group is obliged to carry out MU Services or MSU Services for that Run-Off Product (in any country) under a Transitional Services Agreement;

(b)	not make any changes to that Run-Off Product (including its advertising, marketing, promotional or sales literature and other material bearing the term “SARA LEE” or “SL” or any trade or service name or mark, business name, logo or symbol incorporating the term “SARA LEE” or “SL”), as manufactured or marketed by a member of the Seller Group immediately prior to the relevant date set out in clause 24.4(a) for that Run-Off Product (except that, for the avoidance of doubt, such changes may be made to products (including their advertising, marketing, promotional or sales literature and other material) that do not bear the term “SARA LEE” or “SL” or any trade or service name or mark, business name, logo or symbol incorporating the term “SARA LEE” or “SL”); and

(c)	in any event, on or before the Run-Off Stop Date for that Run-Off Product, in relation to that Run-Off Product, cease all use of the term “SARA LEE” (or any substantially or confusingly similar term) and destroy any unused packaging, labels or advertising, marketing, promotional or sales literature, other materials or product on which the term “SARA LEE” (or any substantially or confusingly similar term) is used and certify to the Seller that such destruction has occurred.

24.5 The Seller shall, and shall procure that each member of the Seller Group and the Worldwide Household Business Purchaser shall, upon Closing or as soon as reasonably practicable thereafter remove from any web sites which it is retaining (or, as the case may be, acquiring in connection with the Worldwide Household Business) any reference to the Acquired Businesses and delete any hypertext links which connect any such web sites to web sites which relate to the Acquired Businesses.

24.6 The Purchaser shall, and shall procure that each member of the Purchaser Group shall, upon Closing or as soon as reasonably practicable thereafter remove from any web sites which it acquires pursuant to the terms of this Agreement any reference to the Worldwide Household Business or any business to be retained by the Seller or other member of the Seller Group and delete any hypertext links which connect any such web sites to web sites which relate to the Worldwide Household Business or any business to be retained by the Seller or other member of the Seller Group.

24.7 On or as soon as reasonably possible after Closing, the Purchaser and the Seller shall send out a joint notice in the Agreed Form to an agreed list of the suppliers, customers and clients of the Acquired Businesses advising them of the transfer of the Acquired Businesses.

25. AGENCY STRUCTURE

Each of the Seller and the Purchaser agrees that it is entering into this Agreement on its own behalf as principal and as agent on behalf of the Designated Sellers or (as the case may be) the Designated Purchasers on the basis set out in Schedule 17.

26. PAYMENTS

26.1 Any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) shall be made to the Seller’s Bank Account. The Seller agrees to pay each member of the Seller Group that part of each payment to which it is entitled.

26.2 Any payment to be made pursuant to this Agreement by the Seller (or any member of the Seller Group) shall be made to the Purchaser’s Bank Account. The Purchaser agrees to pay each member of the Purchaser Group that part of each payment to which it is entitled.

26.3 Payment under clause 26.1 and 26.2 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

26.4 If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

27. ANNOUNCEMENTS

27.1 Neither the Seller nor the Purchaser (nor any of their respective Affiliates or representatives) shall make any announcement or issue any circular in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the other.

27.2 The restriction in clause 27.1 shall not apply to the extent that the announcement or circular is required by law, by any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction to which any party is subject or submits, whether or not the requirement has the force of law. If this exception applies, the party making the announcement or issuing the circular shall use its reasonable efforts to consult with the other party in advance as to its form, content and timing provided that any such announcement shall be made only after notice to the other party.

28. CONFIDENTIALITY

28.1 For the purposes of this clause 28:

(a)	Confidential Information means any written information and information transferred or obtained orally, visually, electronically or by any other means comprising:

(i)	(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to the Seller Group or, prior to Closing, any of the Target Companies and/or the Businesses; or

(ii)	(in relation to the obligations of the Seller) any information received or held by the Seller (or any of its Representatives) relating to the Purchaser Group, or, following Closing, any of the Target Companies and/or the Businesses; and

(iii)	information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents (including, without limitation, the Purchaser’s interest in the Acquired Businesses or any part thereof and any arrangements or document relating to the transactions contemplated by this Agreement and the other Transaction Documents);

(b)	Representatives means the respective directors, officers, employees, agents, advisers, accountants and consultants of each Party and of its respective Affiliates.

28.2 The Parties shall (and undertake to procure that their respective Affiliates and Representatives shall) maintain the confidentiality of the Confidential Information and shall not disclose Confidential Information to any person except (i) as permitted by this clause 28 or (ii) with the prior written approval of the other party.

28.3 This clause 28 shall not prevent the disclosure of Confidential Information by the Parties or their Representatives to the extent the relevant party can demonstrate that:

(a)	disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) or any other relevant authority of competent jurisdiction to which any party is subject or submits having applicable jurisdiction (provided that if this exception applies, the party making such disclosure shall provide reasonable written notice of its intention to disclose such information and take into account the reasonable comments of the other party when making such disclosure);

(b)	disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)	disclosure is of Confidential Information which has previously become publicly available other than as a result of the fault of that party, its Affiliates or their Representatives;

(d)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document); and

(e)	disclosure is required for the purpose of implementation of any of the arrangements and/or steps contemplated pursuant to this Agreement.

28.4 The Parties and their respective Affiliates shall only disclose Confidential Information to Representatives if they are reasonably required to do so for purposes connected with the transactions contemplated by this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information.

28.5 If this Agreement terminates, the Purchaser shall as soon as practicable on request by the Seller:

(a)	return to the Seller all written documents and other materials relating to the Seller, any Target Company, any Business or this Agreement (including any Confidential Information) which the Seller (or its Representatives) have provided to the Purchaser (or its Representatives) without keeping any copies of them;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

28.6 The Parties agree that the confidentiality letter between them in relation to the Transaction contemplated by this Agreement shall terminate forthwith and that none of them shall have any rights or remedies under the confidentiality letter save for antecedent breach.

29. JOINT AND SEVERAL LIABILITY UNILEVER PLC AND UNILEVER NV

All of the obligations of Unilever PLC and/or Unilever NV under or pursuant to this Agreement and the other Transaction Documents (whether or not expressed to be given by Unilever PLC and Unilever NV individually or together) are given jointly and severally and Unilever PLC and Unilever NV shall each have joint and several liability in respect of all such obligations.

30. ASSIGNMENT ETC.

Unless the Seller and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 30 shall be void.

31. FURTHER ASSURANCES

31.1 Each of the Seller and the Purchaser shall, for a period of 12 months from the Closing Date, do or procure the doing of all such acts and/or execute (or procure the execution of) such further documents as may be required by law or be necessary to implement and give effect to this Agreement, it being agreed that the Costs associated with the preparation of any such further documents for the recordal of the transfer to the Purchaser of any IPR shall be borne by the Purchaser. As soon as reasonably practicable following Closing, the Seller shall not, and shall procure that no member of the Seller Group shall, renew or use to host or redirect to any web site any domain name retained by the Seller Group that includes both the “SARA LEE” name and any trade name or mark comprised in the Business IP (in any order or combination). The Seller shall cease all use with effect from Closing of, and shall as soon as reasonably practical following Closing either abandon, surrender or allow to lapse any registration or application for, any trade mark that includes both SARA LEE, SARA, LEE, SL or KIWI and any trade name or mark comprised in the Business IP.

31.2 As soon as reasonably practicable following Closing and in any event on or before the date which is the first anniversary of the Closing Date, the parties shall review the composition of the Seller Group and the Acquired Businesses with a view to establishing whether any of them contains any asset (including any Intellectual Property Rights) which is owned by a member of the Seller Group but which is an asset that was intended, pursuant to the terms of this Agreement to transfer to the Purchaser Group as part of the Acquired Businesses or is owned by a member of the Purchaser Group but which is an Excluded Asset (together, the “Wrong Box Assets”). So far as permitted by law or by the provisions of any contract to be transferred pursuant to this clause 31.2, any such Wrong Box Assets shall be promptly transferred for no further consideration to (i) such member of the Purchaser Group as the Purchaser may specify, and shall be held on trust for the Purchaser pending such transfer or, as appropriate, to (ii) such member of the Seller Group as the Seller may specify, and shall be held on trust for the Seller pending such transfer.

31.3 The Seller shall ensure that:

(a)	no Intellectual Property Rights (other than relating to Information Technology) that relate exclusively to the Acquired Businesses and no IP Agreements that relate exclusively to the Acquired Businesses, and to the extent allocated to the Acquired Businesses in accordance with Exhibit 8 (and only to that extent) other IP Agreements, are assigned or otherwise transferred (including by means of a sale of the shares of the company that owns such Intellectual Property Rights or is a party to such IP Agreements) by a member of the Seller Group to the Worldwide Household Business Purchaser;

(b)	it is entitled, on terms substantially similar to those set out in clause 31.2, to recover from the Worldwide Household Business Purchaser any Intellectual Property Rights and IP Agreements described in clause 31.3(a) that are transferred by a member of the Seller Group to the Worldwide Household Business Purchaser; and

(c)	it exercises its rights described in clause 31.3(b).

31.4 To the extent that any member of the Purchaser Group receives any payment from a third party after Closing which is attributable to a Wrong Box Asset the Purchaser covenants to procure that such sum is promptly paid to such member of the Seller Group as the Seller may specify and is held on trust for the Seller pending such transfer.

31.5 To the extent that any member of the Seller Group receives any payment from a third party after Closing which is attributable to a Wrong Box Asset held by it the Seller covenants to procure that such sum is promptly paid to such member of the Purchaser Group as the Purchaser may specify and is held on trust for the Purchaser pending such transfer.

31.6 Each of the Seller and the Purchaser shall procure that its respective Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.

31.7 The Seller and the Purchaser agree that they shall, each bearing their own respective costs, cooperate with each other to ensure that to the extent possible all Environmental Consents required in order to carry on the Acquired Businesses as carried on at the date of Closing and which are transferable or otherwise require any notification or application to continue in force are transferred to the Purchaser (or to the relevant member of the Purchaser’s Group that carries on the Acquired Business to which any such Environmental Consent relates) or are the subject of a requisite notification or application, as the case may be, without undue delay. For the avoidance of doubt the primary responsibility for any application, notification or transfer of any Environmental Consent shall rest with the Purchaser (or relevant member of the Purchaser Group, as the case may be) save in respect of any Environmental Consent for which Environmental Law provides that any application, notification or transfer must be made or instigated by the Seller or by the Seller and Purchaser acting jointly. With effect from Closing the Purchaser shall assume the obligations and perform and carry out, complete and discharge all of the obligations under the Environmental Consents in good faith and in accordance with their terms and shall indemnify the Seller in respect of all liabilities, losses, costs, expenses, demands or claims suffered or incurred by the Seller in the period after Closing arising under or in relation to any of the Environmental Consents, except to the extent any such liability, loss, cost, expense, demand or claim arises from any act or omission of the Seller or any other member of the Seller Group.

31.8 The Seller shall have control and conduct of the Excluded Amersfoort Liabilities and shall, at its own cost, use reasonable endeavours to execute and deliver such documents and/or take such other action as is reasonably necessary in order to effect the assumption by a member of the Sellers Group of the obligations under the Amersfoort Agreements in respect of the Excluded Amersfoort Liabilities so that the relevant member of the Sellers Group becomes the obligor under the Amersfoort Agreements in substitution for the relevant member of the Purchaser’s Group as soon as reasonably practicable after Closing.

31.9 The Seller shall take reasonable steps to ensure that the Purchaser is reasonably informed of all material steps and action taken by the Seller in relation to the Excluded Amersfoort Liabilities and shall have regard to the reasonable representations of the Purchaser in relation to the Excluded Amersfoort Liabilities.

31.10 The Purchaser shall indemnify the Seller and each member of the Seller Group against any Liabilities suffered or incurred by the Seller or any member of the Seller Group to the extent that any act or omission of the Purchaser or any member of the Purchaser Group after Closing exacerbates or increases or worsens any pollution or contamination or hazardous substance that is the subject of the Excluded Amersfoort Liabilities.

32. COSTS

32.1 Except as otherwise provided in this Agreement (or any other Transaction Document), the Seller and the Purchaser shall each be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transactions.

32.2 Subject to clause 32.3, the Purchaser or its Affiliates shall bear all stamp duty, notarisation fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer taxes (including, in each case, any related interest or penalties) (Stamp Taxes) arising as a result of the execution of this Agreement or of any of the other Transaction Documents whether or not any of the same are assessed on the Purchaser or its Affiliates or the Seller or its Affiliates.

32.3 For the avoidance of doubt, the obligations of the Purchaser under clause 32.2 shall not apply with respect to any pre-Closing restructuring steps taken as part of the disposition structure described in Schedule 3 that are taken in advance of any transfer of Shares or Businesses (or any part thereof) to the Purchaser or its Affiliates, it being agreed that all Stamp Taxes in connection with such steps shall be borne by the Seller or its Affiliates.

33. NOTICES

33.1 Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

33.2 The addresses and fax numbers of the parties for the purpose of clause 33.1 are:

Seller	Address: 3500 Lacey Road Downers Grove IL 60515 USA	Fax:

For the attention of:	General Counsel

Purchaser	Address: Unilever House 100 Victoria Embankment London EC4Y 0DY United Kingdom	Fax: +44 20 7822 6536

For the attention of:	General Counsel, Europe

34. CONFLICT WITH OTHER AGREEMENTS

34.1 If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Seller Group and any members of the Purchaser Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect and (ii) the Seller and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

34.2 Without prejudice to clause 34.1, the Purchaser undertakes that no claim shall be made by any member of the Purchaser Group under any of the Local Agreements for breach of any warranty, representation, undertaking, covenant or indemnity relating to the sale of any of the Target Companies and/or Businesses (or part thereof).

35. WHOLE AGREEMENT

35.1 In this clause 35 the Relevant Parties shall mean the Seller, the Purchaser, each Designated Seller and each Designated Purchaser, and each of them shall be a Relevant Party.

35.2 This Agreement and the other Transaction Documents together set out the whole agreement between the Relevant Parties in respect of the sale and purchase of the Shares and the Businesses and supersede any prior agreement (whether oral or written) relating to the Proposed Transactions. It is agreed that:

(a)	no Relevant Party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any other Relevant Party (or any of its Connected Persons) in relation to the Proposed Transactions which is not expressly set out in this Agreement or any other Transaction Document;

(b)	any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transactions are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a Relevant Party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)	except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Relevant Party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other Relevant Party (or its respective Connected Persons) in relation to the Proposed Transactions provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation. Each Relevant Party agrees to the terms of this clause 35 on its own behalf and as agent for each of its Connected Persons. For the purpose of this clause, Connected Persons means (in relation to a Relevant Party) the officers, employees, agents and advisers of that Relevant Party or any of its Affiliates.

36. WAIVERS, RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

37. COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

38. VARIATIONS

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of the direct contracting parties to it. For this purpose, a variation to this Agreement shall include any deletion, addition, supplement or replacement, howsoever effected.

39. INVALIDITY

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

40. THIRD PARTY ENFORCEMENT RIGHTS

40.1 Schedule 19 confers certain benefits on Unilever Nederland B.V. and the Relevant Dutch Companies (as defined in Schedule 19) (the Third Parties) and, subject to the remaining provisions of this clause, is intended to be enforceable by the Third Parties by virtue of the Contracts (Rights of Third Parties) Act 1999.

40.2 The parties to this Agreement do not intend that any term of this Agreement, apart from Schedule 19, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

40.3 Notwithstanding the provisions of clause 40.1, this Agreement may be rescinded or varied in any way and at any time by the parties to this Agreement without the consent of the Third Parties.

41. GOVERNING LAW AND JURISDICTION

41.1 This Agreement shall be governed by, and interpreted in accordance with, English law.

41.2 Except as expressly provided otherwise in this Agreement, the courts of England are to have exclusive jurisdiction to settle any disputes which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the English courts, waives any objections to the jurisdiction of those courts and irrevocably agrees that a judgment or order of the English courts in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

41.3 The Purchaser shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. The Purchaser’s agent for service shall be Unilever PLC, Unilever House, Blackfriars, London EC4P 4BQ, United Kingdom (or such other person as notified in writing to the Seller) and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser if delivered to such agent at its address for the time being.

41.4 The Seller shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. The Seller’s agent for service shall be Sara Lee UK Finance Limited, 225 Bath Road, Slough SL1 4AU, United Kingdom (or such other person as notified in writing to the Seller) and any claim form, judgment or other notice of legal process shall be sufficiently served on the Seller if delivered to such agent at its address for the time being.

SCHEDULE 1

DESIGNATED SELLERS AND DESIGNATED PURCHASERS

Part A : Shares/Target Companies

1 Share Seller	2 Shares/Target Companies (other than the Subsidiaries)	3 Share Purchaser	4 Debt Free/Cash Free Price
Merrild Kaffe A/S	100% of the shares of ApS Blumøller	Unilever Finland Oy Post Box 254 00101 Helsinki Finland	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Southern Europe S.L.	100% of the shares of Kiwi Holding SAS (in its turn holding 100% of the shares in Sara Lee Household and Body Care France SAS)	Marga BV Weena 455 Rotterdam 3013 AL Nederland	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Koninklijke Douwe Egberts B.V.	100% of the shares of Sara Lee Household and Body Care Nederland B.V.	Unilever Nederland Holdings BV Weena 455, Rotterdam, 3013 AL, Nederland	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Koninklijke Douwe Egberts B.V.	100% of the shares of Intec B.V.	Unilever Nederland Holdings BV Weena 455, Rotterdam, 3013 AL, Nederland	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Koninklijke Douwe Egberts B.V.	100% of the shares of Meindersma B.V.	Marga BV Weena 455, Rotterdam, 3013 AL, Nederland	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

1 Share Seller	2 Shares/Target Companies (other than the Subsidiaries)	3 Share Purchaser	4 Debt Free/Cash Free Price
Sara Lee/DE Holdings Ltd.	100% of the shares of Sara Lee Household and Body Care International B.V.	Marga BV Weena 455, Rotterdam, 3013 AL, Nederland	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Household and Body Care Italy S.p.A.	100% of the shares of Sara Lee Body Care Italy S.r.l.	Unilever Italia Mkt. Operations s.r.l Via Ugo Bassi 2, 20159, Milano, Italy	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee / DE N.V.	89.35% of the shares of PT. Sara Lee Body Care Indonesia Tbk	Unilever Indonesia Holding BV Weena 455, Rotterdam, 3013 AL, Nederland.	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Hellas Holdings E.P.E.	100% of the shares of Sara Lee Hellas M.E.P.E.	Lipoma BV (99% of the shares) and Marga BV (1% of the shares) Weena 455 Rotterdam 3013 AL Nederland	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee - Kiwi Holdings, Inc.	46% of the shares of Sara Lee Philippines Inc. and the 7 shares recorded in the name of the nominee-directors of Sara Lee Philippines Inc.	New Asia B.V. Weena 455, Rotterdam, 3013 AL, Nederland	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee France S.N.C.	54% of the shares of Sara Lee Philippines Inc.	New Asia B.V. Weena 455, Rotterdam, 3013 AL, Nederland	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

1 Share Seller	2 Shares/Target Companies (other than the Subsidiaries)	3 Share Purchaser	4 Debt Free/Cash Free Price
Merrild Kaffe A/S	100% of the shares of Sara Lee Household and Body Care Sverige AB	Unilever Sverige AB Box 1056, 17122, Solna, Sweden	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Koninklijke Douwe Egberts B.V.	100% of the shares of Biotex B.V.	Unilever Nederland Holdings BV Weena 455, Rotterdam, 3013 AL, Nederland	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Part B : Business Sellers and Business Purchasers

1 Business Seller	2 Business	3 Business Purchaser	4 Debt Free/Cash Free Price

Sara Lee Australia Partnership, comprising of:

- Sara Lee Australia & NZ Pty Ltd;

- Sara Lee Food & Beverage (Australia) Pty Ltd;

- Sara Lee Food Service (Australia) Pty Ltd; and

- Sara Lee Household & Body Care (Australia) Pty Ltd.

	The part of the Acquired Businesses held by this Business Seller	Unilever Australia Ltd Unilever Australasia Building, 20-22 Cambridge Street, Epping NSW 2121	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Household and Body Care Ősterreich GmbH	The part of the Acquired Businesses held by this Business Seller	Unilever Austria GmbH, Stella-Klein-Loew Weg 13, 1023, Vienna, Austria	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

NV Sara Lee Household and Body Care Belgium S.A.	The part of the Acquired Businesses held by this Business Seller	Unilever Belgium NV/SA Humaniteitslaan 292, 1190 Brussels	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Tana Canada Incorporated/Tana Canada Incorporee	The part of the Acquired Businesses held by this Business Seller	Unilever Ireland Limited 20 Riverwalk, National Digital Park, Citywest Business Campus, Dublin, 24, Ireland	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

1 Business Seller	2 Business	3 Business Purchaser	4 Debt Free/Cash Free Price
Sara Lee Czech Republic, a.s.	The part of the Acquired Businesses held by this Business Seller	Unilever CR, spol. s r.o. Thámova 18, Czech Rep, 186 00 Praha 8 CZ In respect of non-IP intangibles: Unilever Patents Holdings BV Weena 455 Rotterdam 3013 AL Nederland	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Deutschland GmbH	The part of the Acquired Businesses held by this Business Seller	Unilever Deutschland GmbH. Strandkai 1, 20457, Hamburg, Germany	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

1 Business Seller	2 Business	3 Business Purchaser	4 Debt Free/Cash Free Price
Sara Lee Hong Kong Ltd.	The part of the Acquired Businesses held by this Business Seller	Unilever Hong Kong Limited 6 Dai Fu Street, Tai Po Industrial Estate, N. T., Hong Kong	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Hungary Gyártó és Kereskedelmi Zártkörűen Működö Részvénytársaság	The part of the Acquired Businesses held by this Business Seller	Unilever Magyarország Kereskedelmi Kft. 1138-Budapest, Váci u. 182., Hungary	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Kenya Ltd.	The part of the Acquired Businesses held by this Business Seller	Unilever Kenya Limited P.O.Box 30062, 00100 - Nairobi Kenya	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Malaysia Sdn Bhd	The part of the Acquired Businesses held by this Business Seller	Unilever (Malaysia) Holdings Sdn Bhd Level 34, Menara TM, Jalan Pantai Baru, 50672 Kuala Lumpur, Malaysia	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

1 Business Seller	2 Business	3 Business Purchaser	4 Debt Free/Cash Free Price
Sara Lee Household and Body Care de Mexico, SA de CV	The part of the Acquired Businesses held by this Business Seller

In respect of goodwill:

Unilever Holding

México, S. de R. L. de

C. V.

Av. Tepalcapa No.2,

Col. Rancho Santo

Domingo, C.P. 54900

Tultitlán, Estado de

México

In respect of stock and other Business Assets (other than goodwill):

Unilever de Mexico, S. de R. L. de C. V.

Av. Tepalcapa No.2, Col. Rancho Santo Domingo, C.P. 54900 Tultitlán, Estado de México

To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee / DE N.V.	The part of the Acquired Businesses held by this Business Seller	Unilever Nederland BV Nassaukade 5, 3071 JL, Rotterdam, Netherlands	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Koninklijke Douwe Egberts B.V.	The part of the Acquired Businesses held by this Business Seller	Unilever Nederland BV Nassaukade 5, 3071 JL, Rotterdam, Netherlands	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Buttress B.V.	The part of the Acquired Businesses held by this Business Seller	Unilever Nederland BV Nassaukade 5, 3071 JL, Rotterdam, Netherlands	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

1 Business Seller	2 Business	3 Business Purchaser	4 Debt Free/Cash Free Price
Kiwi European Holdings B.V.	The part of the Acquired Businesses held by this Business Seller	Unilever Nederland BV Nassaukade 5, 3071 JL, Rotterdam, Netherlands	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee New Zealand Limited	The part of the Acquired Businesses held by this Business Seller	Unilever New Zealand Ltd Level 4, 105 Carlton Gore Road, Newmarket, Auckland, 2023, New Zealand	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Household and Body Care Poland Sp. z.o.o.	The part of the Acquired Businesses held by this Business Seller	Unilever Polska sp.z.o.o Domaniewska 49, 02-672 Warszawa, Poland In respect of non-IP intangibles: Unilever Patents Holdings BV Weena 455 Rotterdam 3013 AL Nederland	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

1 Business Seller	2 Business	3 Business Purchaser	4 Debt Free/Cash Free Price
Sara Lee Household and Body Care Portugal Produtos de Consumo, Unipessoal Lda	The part of the Acquired Businesses held by this Business Seller	Unilever Espana SA Avenida Diagonal 569, 3 planta 08029, Barcelona, Spain	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Rus LLC	The part of the Acquired Businesses held by this Business Seller	Rizofoor BV Weena 455 Rotterdam 3013 AL Nederland	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Singapore Pte Ltd.	The part of the Acquired Businesses held by this Business Seller	Unilever Singapore Pte. Limited 111 Somerset Road, #16-05, 238164, Singapore	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Slovakia s.r.o.	The part of the Acquired Businesses held by this Business Seller	Unilever Slovensko spol.s r.o Cintorínska 3/B, Bratislava, 810 00, Slovakia	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

1 Business Seller	2 Business	3 Business Purchaser	4 Debt Free/Cash Free Price
Sara Lee (South Africa) (Proprietary) Limited	The part of the Acquired Businesses held by this Business Seller	Unilever South Africa (Proprietary) Limited 15 Nollsworth Crescent, Nollsworth Park, La Lucia Ridge Office Estate, La Lucia, 4051, RSA	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Household and Body Care Espaňa, S.L. (formerly named Sara Lee / DE Espaňa S.L.)	The part of the Acquired Businesses held by this Business Seller

Unilever Espana SA

Avenida Diagonal 569, 3 planta 08209,

Barcelona, Spain

In respect of Santiga Deferred Assets:

UNILEVER HPC INDUSTRIAL ESPAÑA, S.L.U.

NIF B85325470

Ctra. de Toledo, Km 2

28300 Aranjuez -Madrid

Spain

To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Household and Body Care Schweiz AG	The part of the Acquired Businesses held by this Business Seller	Unilever Schweiz GmbH Bahnhofstrasse 19, CH-8240 Thayngen, Switzerland	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

1 Business Seller	2 Business	3 Business Purchaser	4 Debt Free/Cash Free Price
Sara Lee (Thailand) Ltd.	The part of the Acquired Businesses held by this Business Seller	Unilever Thai Trading Limited 18 SCB Park Plaza Tower 1, Ratchadapisek Rd, Jatujak District, Bangkok 10900	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Household & Body Care UK Ltd.	The part of the Acquired Businesses held by this Business Seller	Unilever UK Limited Unilever House, Springfield Drive, Leatherhead, KT22 7GR, United Kingdom	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Corporation	The part of the Acquired Businesses held by this Business Seller	Unilever Ireland Limited 20 Riverwalk, National Digital Park, Citywest Business Campus, Dublin, 24, Ireland	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Saramar, LLC	The part of the Acquired Businesses held by this Business Seller	Conopco Inc 800 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, USA	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Caitlin Financial Corporation N.V.	The part of the Acquired Businesses held by this Business Seller	Unilever Nederland BV Nassaukade 5, 3071 JL, Rotterdam, Netherlands	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Household and Body Care Zambia Ltd.	The part of the Acquired Businesses held by this Business Seller	Unilever South East Africa Zambia Limited Stand No. 7136, Mwembeshi Road, P.O. Box 31953 Lusaka.	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

1 Business Seller	2 Business	3 Business Purchaser	4 Debt Free/Cash Free Price
Homesafe Products (M) Sdn Bhd	The part of the Acquired Businesses held by this Business Seller	Unilever (Malaysia) Holdings Sdn Bhd Level 34, Menara TM, Jalan Pantai Baru, 50672 Kuala Lumpur, Malaysia	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Kiwi (Thailand) Ltd	The part of the Acquired Businesses, if any, held by this Business Seller	Unilever Thai Trading Limited 18 SCB Park Plaza Tower 1, Ratchadapisek Rd, Jatujak District, Bangkok 10900	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Kiwi Brands (Private) Limited	The part of the Acquired Businesses, if any, held by this Business Seller	Unilever Market Development (Pty) Limited 15 Nollsworth Crescent, Nollsworth Park, La Lucia Ridge Office Estate, La Lucia, 4051, RSA	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Holdings Luxembourg Sarl	The part of the Acquired Businesses, if any, held by this Business Seller	Unilever Belgium NVSA Humaniteitslaan 292, 1190 Brussels, Belgium	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee South East Asia Sdn Bhd	The part of the Acquired Businesses, if any, held by this Business Seller	Unilever (Malaysia) Holdings Sdn Bhd Level 34, Menara TM, Jalan Pantai Baru, 50672 Kuala Lumpur, Malaysia	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Iberia, S.L.	The part of the Acquired Businesses, if any, held by this Business Seller	Unilever Espana SA Avenida Diagonal 569, 3 planta 08209, Barcelona, Spain	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

1 Business Seller	2 Business	3 Business Purchaser	4 Debt Free/Cash Free Price
Sara Lee Household and Body Care Finance B.V.	The part of the Acquired Businesses, if any, held by this Business Seller	Unilever Nederland BV Nassaukade 5, 3071 JL, Rotterdam, Netherlands	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee/DE Investments B.V.	The part of the Acquired Businesses, if any, held by this Business Seller	Unilever Nederland BV Nassaukade 5, 3071 JL, Rotterdam, Netherlands	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee International B.V.	The part of the Acquired Businesses, if any, held by this Business Seller	Unilever Nederland BV Nassaukade 5, 3071 JL, Rotterdam, Netherlands	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee/DE Holdings Ltd.	The part of the Acquired Businesses, if any, held by this Business Seller	Unilever UK Limited Unilever House, Springfield Drive, Leatherhead, KT22 7GR, United Kingdom	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee International LLC	The part of the Acquired Businesses, if any, held by this Business Seller	Conopco Inc 800 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, USA	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Southern Europe, S.L.	The part of the Acquired Businesses, if any, held by this Business Seller	Unilever Espana SA Avenida Diagonal 569, 3 planta 08209, Barcelona, Spain	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee International Holdings BV	The part of the Acquired Businesses, if any, held by this Business Seller	Unilever Nederland BV Nassaukade 5, 3071 JL, Rotterdam, Netherlands	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

1 Business Seller	2 Business	3 Business Purchaser	4 Debt Free/Cash Free Price
Sara Lee/DE US LLC	The part of the Acquired Businesses, if any, held by this Business Seller	Conopco Inc 800 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, USA	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

Sara Lee Japan Ltd	The part of the Acquired Businesses, if any, held by this Business Seller	Unilever Japan Customer Marketing KK Nakameguro GT Tower 2-1-1, Kamimeguro, Meguro-ku, Tokyo 153-8578, Japan	To be determined by allocating the aggregate DCFP (as stated in clause 2.2) in accordance with Exhibit 10

SCHEDULE 2

THE BUSINESSES

Part A : Categories of Businesses Assets

The Businesses referred to in Part B of Schedule 1 include the following (but in each case exclude the Excluded Assets and the Excluded Liabilities):

(a)	Business Properties;

(b)	Business Loose Plant and Equipment;

(c)	Stock;

(d)	benefit of all Business Contracts;

(e)	Business Claims;

(f)	Business Information;

(g)	Owned IP owned by a member of the Seller Group, subject to paragraph 3 of Part A of Schedule 11;

(h)	IT Systems; and

(i)	Business Goodwill,

(together the Business Assets).

Part B : Assumed Business Debt Agreements

None

Part C : Excluded Assets

1. The Excluded Contracts (including any amounts due under the Excluded Contracts and any assets or rights provided or licensed under the Excluded Contracts).

2. Any Excluded Business Debt owed to any Business Seller.

3. (Subject to clause 23.4) Non-Exclusive Information.

4. Any cash (whether at bank or in hand) or cash equivalents owned by any member of the Seller Group (other than the Target Companies).

5. The benefit of any insurance policies held by the Seller Group (other than the Target Companies) which relate to the Acquired Businesses, however, without prejudice to the provisions of clause 17.

6. Any Information Technology which is not part of the IT Systems or otherwise allocated to the Acquired Businesses in accordance with Exhibit 8.

7. Any right to repayment of tax and the benefit of any other claim in respect of tax.

8. Any right or benefit (including the right to receive payment) of any of the Trade Debtors.

9. All Intellectual Property Rights owned by a member of the Seller Group or a Target Company other than Owned IP, which Excluded Assets shall include all Intellectual Property Rights owned by a member of the Seller Group or a Target Company in:

(a)	the following trade marks in relation to all goods and services: SARA LEE, CRUZ VERDE, the “green cross” logo used in connection with the CRUZ VERDE trade mark, AMBI PUR, the “p” logo used in connection with the AMBI PUR trade mark, JANOLA, KIWI (including KIWI KLEEN) and WHITE KING (and any mark, logo or symbol incorporating any of those terms); and

(b)	the WILLIAMS trade mark in relation to all goods (including air care goods) and services, other than the trade mark registrations for or containing WILLIAMS set out in Exhibit 3 and any goodwill and unregistered Intellectual Property Rights owned by a member of the Seller Group relating to those trade mark registrations.

10. Any Information Technology which is not part of the IT Systems or otherwise allocated to the Acquired Businesses in accordance with Exhibit 8.

11. All rights and interests in any land, buildings or other immovable property other than the Relevant Properties.

12. Any tax asset held by any member of the Seller Group in respect of any Business or Business Asset.

13. Any Excluded Fixtures.

Part D : Excluded Contracts

1. Any contracts of a Business Seller to the extent that they relate to Excluded Business Debt.

2. Any contracts of a Business Seller to the extent that they are, pursuant to the terms of this Agreement, allocated to a member of the Seller Group or to the Worldwide Household Business.

Part E : Excluded Employees

1.        Mr. Vincent Janssen                     Chief Executive Officer Household & Body Care

2.        Mr. Marc de Groen                        SVP, CFO H&BC

3.        Mr. Coen Terlingen                       Senior Vice President Operations

4.        Mr. Federico Giovannini               SVP Human Resources SLI

5.        Mr. Folkert Sneep                          Senior Vice President Global Categories

Part F : Excluded Liabilities

1. Any Liability expressly retained by any member of the Seller Group under the terms of the Transaction Documents.

2. Any Liabilities under the Excluded Contracts.

3. Any Excluded Business Debt owed by any Business Seller.

4. Any tax for which any member of the Seller Group is liable in respect of any Business or Business Asset.

5. The payment obligations attached to the Trade Creditors.

6. All Environmental Liabilities (except for any Assumed Environmental Liabilities).

7. All Liabilities relating to or arising:

(a)	from the operations or activities of any former or predecessor businesses of the Acquired Businesses that have, prior to the date hereof, been sold and transferred to a third party, except where any such former or predecessor businesses in the future becomes owned by any member of the Purchaser Group; and

(b)	properties previously owned, used or occupied by the Acquired Businesses or any former or predecessor businesses of any Business Sellers, except where any such property in the future becomes owned or occupied by any member of the Purchaser Group.

8. All Liabilities to the extent they relate to a business that at any time formed part of the Seller Group other than the Acquired Businesses (except for any Assumed Environmental Liabilities).

For the avoidance of doubt, references in Parts B to F of this Schedule 2 to the Seller Group or any member of the Seller Group shall not be taken to refer to any Target Company.

SCHEDULE 3

DISPOSITION STRUCTURE

Prior to Closing the disposition steps set out in this Schedule 3 will be taken by the relevant members of the Seller Group.

Notwithstanding the steps set out in this Schedule 3, the Purchaser agrees that the Seller, may, with the prior written consent of the Purchaser, waive some or all of the envisaged steps, take such other steps or implement such alternative structure as reasonably deemed necessary by the Seller in order to facilitate the sale and purchase of the Target Companies (including but not limited to other steps or alternative structures that are deemed necessary or desirable by the Seller). The Purchaser may not unreasonably withhold or delay such consent where such other steps or alternative structure do not (i) materially affect the rights of the Purchaser under this Agreement and (ii) result in a (net) increase in the liabilities of the Purchaser or the Acquired Businesses and (iii) result in a loss of some benefit currently or in the future enjoyed by the Purchaser or the Acquired Businesses. Where the Purchaser has granted such consent, it shall (at the Seller’s cost) if so required or contemplated hereby cooperate with the Seller to implement such waiver, other steps or alternative structure.

Notwithstanding the steps set out in Schedule 10, and to the extent that the steps envisaged and taken pursuant to this Schedule 3 render any arrangements and/or steps envisaged pursuant to Schedule 10 inaccurate or unachievable, the Purchaser agrees to take and agrees that the Seller may (with the prior written consent or approval of the Purchaser) take such other steps or implement such alternative structure as reasonably deemed necessary by the Seller in order to achieve the arrangements envisaged pursuant to Schedule 10 (including but not limited to other steps or alternative structures that are deemed necessary or desirable by the Seller).

A.	Italy

1.	Establishment of an Italian Newco (an SrL).

2.	Contribution of assets and liabilities that relate to the Acquired Businesses (and any Trade Debtors and Trade Creditors permitted to be included in the scope of this transaction pursuant to Schedule 14) from Sara Lee Household & Body Care Italy Spa to an Italian Newco.

B.	The Philippines

1.	Transfer of the assets and liabilites that do not relate to the Acquired Businesses (excluding inventories) from Sara Lee Philippines Inc. (SLPI) to NewCo.

2.	Cash/funds received by SLPI from NewCo arising from the restructuring prior to Closing will not be extracted from SLPI but, rather, such cash will remain in SLPI’s books and will be taken into account in the valuation of the SLPI shares to be sold to the Purchaser (New Asia B.V.).

C.	Indonesia

In relation to Indonesia, the steps are divided into steps that are to take place prior to and after Closing:

Pre-Closing Steps

1.	PT Sara Lee Body Care Indonesia Tbk (SLBC) sells the 40% of the shares it holds in PT Sara Lee Indonesia (SLI) to an entity designated by the Seller.

2.	Asset transfer by SLI of the Business carried on by that company to SLBC.

Closing Steps

3.	Sara Lee / DE N.V. sells the 89.35% of the shares it holds in SLBC to an entity designated by the Purchaser (the SLBC Purchaser).

Post-Closing Steps

4.	The SLBC Purchaser launches a tender offer to acquire all of the remaining shares in the capital of SLBC.

D.	France

1.	Setting up by Sara Lee Household & Bodycare France SNC of a Newco (Sara Lee Household France SAS).

2.	Conversion of each of (i) CT Diffusion SNC, (ii) Sara Lee Household & Bodycare France SNC and (iii) Kiwi Holding SNC into a SAS.

3.	Contribution of (i) the assets and liabilities relating to the insecticides business that forms part of Worldwide Household Business by Sara Lee Household & Bodycare France SAS to CT Diffusion SAS and (ii) the assets and liabilities relating to the shoe care business that forms part of Worldwide Household Business by Sara Lee Household & Bodycare France SAS to Sara Lee Household France SAS in exchange for shares (apport partiel d’actif).

4.	Sale of shares in CT Diffusion SAS for market value to an entity designated by the Seller.

5.	Sale of shares in Sara Lee Household France SAS for market value to an entity designated by the Seller.

E.	Netherlands

1.	Transfer of all the assets and liabilities that do not relate to the Acquired Businesses from:

a.	Intec B.V.;

b.	Sara Lee Household and Body Care Nederland B.V. (whose assets and liabilities that do not relate to the Acquired Businesses and which are to be transferred include the shares in Sara Lee Household and Body Care Belgium NV);

c.	Sara Lee Household and Body Care International B.V. (whose assets and liabilities that do not relate to the Acquired Businesses and which are to be transferred include the shares in (i) Sara Lee Mauritius Holding Pvt Ltd. and (ii) Sara Lee Household and Body Care Österreich GmbH); and

d.	Sara Lee Household and Body Care Norge AS (which is a subsidiary of Sara Lee Household and Body Care International B.V.) (for the avoidance of doubt, Sara Lee Household and Body Care Norge AS will remain owned by Sara Lee Household and Body Care International B.V. at Closing),

to an entity designated by the Seller.

2.	Two legal splits will take place:

a.	Transfer of the Household business (assets and liabilities, including people) from Sara Lee Household and Body Care Nederland B.V. to DE RHO, followed by an amendment of the articles of association of DE RHO to change the name into Sara Lee Household Care Nederland B.V.

b.	Transfer of Worldwide Household Business, including its shoe care business (assets and liabilities, including people) from Intec B.V. to Tana B.V.

3.	Transfer the part of the European Detergents Business (assets and liabilities, including people) held by Sara Lee Household Care Nederland B.V. to Sara Lee Household and Body Care Nederland B.V.

4.	Transfer of certain Body Care trade marks relating to PRODERM, WILLIAMS, AQUA VELVA, BADEDAS, MYRTO and FAMAR from Sara Lee / DE N.V. to Buttress B.V.

5.	Transfer of intellectual property rights related to the Worldwide Household Business from:

a.	Tana B.V. to Intec B.V. (only in relation to the FIFAX and the PROBAT FIFAX brands)

b.	Sara Lee Household and Body Care International B.V. to Sara Lee Household Care Nederland B.V.

6.	Transfer of the one (1) share in Sara Lee Coffee and Tea Thailand Limited held by Meindersma B.V. to Sara Lee / DE N.V.

7.	Extract cash/funds arising from the restructuring prior to Closing.

F.	Norway

1.	Carve-out transfers of all the assets and liabilities that do not relate to the Acquired Businesses from Sara Lee Household and Body Care Norge AS (but no other assets and liabilities), including:

a.	Natreen business to Merrild Kaffe A/S (Denmark) by way of transfer of related assets/liabilities;

b.	Tomtegløgg business to Stabburet AS by way of sale of related assets/liabilities;

c.	Termination of distribution businesses;

d.	Air care business to Procter & Gamble by way of sale of related assets/liabilities; and

e.	Shoe care business to Bama International ZN der Sara Lee Deutschland GmbH by way of transfer of related assets/liabilities.

2.	Reduction of share capital and distribution of the reduced amount to parent company.

G.	Sweden

Transfers of all the assets and liabilites that do not relate to the Acquired Businesses (i.e., the transfer of shares of Merrild Coffee Systems AB (Sweden)) from Sara Lee Household and Body Care Sverige AB to Merrild Kaffe Denmark.

H.	Denmark

•	Transfers of all the assets and liabilites that do not relate to the Acquired Businesses:

a.	From ApS Blumøller (following its conversion from an A/S to an ApS); and

b.	(nominal) Share(s) of Sara Lee do Brasil,

to an entity/ies designated by the Seller.

•	Extract cash/funds arising from the restructuring prior to Closing.

I.	Greece

1.	Transfer of shares of Sara Lee C&T Hellas SA from Sara Lee Hellas MEPE to Sara Lee Southern Europe SL.

2.	Transfers of all the assets and liabilites that do not relate to the Acquired Businesses from Sara Lee Hellas MEPE to an entity designated by the Seller.

3.	Dividend distribution from Sara Lee/DE Investments (Cyprus) Ltd. to Sara Lee Hellas Holding EPE.

4.	Increase of Sara Lee Hellas MEPE’s share capital by Sara Lee Hellas Holding EPE.

5.	Repayment of remaining debt by Sara Lee Hellas MEPE to Sara Lee / DE N.V.

SCHEDULE 4

SELLER WARRANTIES

In this Schedule where a statement is made referring to a Business Seller or Business Sellers it shall be construed as including a reference, and applying, to the Business or Businesses which a Business Seller is selling under this Agreement and not to any other business of a Business Seller.

Part A : General/Commercial

1. THE SELLER GROUP, THE SHARES AND THE BUSINESSES

1.1 Authorisations, valid obligations, filings and consents.

(a)	The Seller and each Designated Seller has the requisite capacity, power and authority and has obtained all corporate authorisations and (other than to the extent relevant to the Conditions) all other governmental, statutory, regulatory or other consents, licences or authorisations required to empower it to enter into and perform its obligations under this Agreement and/or any Transaction Document.

(b)	Entry into and performance by the Seller and each member of the Seller Group of this Agreement and/or any Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents; or (ii) (subject to fulfilment of the Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority by which the Seller or any member of the Seller Group is bound, where (in either case) the breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement.

1.2 The Seller Group, the Shares and the Target Companies.

(a)	The Seller, each Designated Seller and each Target Company is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation. Each Target Company and Business Seller has full power under its memorandum or articles of association, by-laws or equivalent constitutional documents to conduct its business as conducted at the Offer Date.

(b)	Each Share Seller is or will at Closing be entitled to transfer (or procure the transfer of) the Shares set opposite that Share Seller’s name in column 2 of Part A of Schedule 1 on the terms of this Agreement.

(c)	All the Shares are fully paid or properly credited as fully paid and each Share Seller is or will at Closing be the sole legal and beneficial owner of the number of shares in the capital of the relevant Target Company set opposite that Share Seller’s name in column 2 of Part A of Schedule 1 free from all Third Party Rights.

(d)	No member of the Seller Group has entered into any agreement whereby any person (other than a Target Company) has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital in any Target Company.

(e)	The Shares constitute the whole of the issued and allotted share capitals of those Target Companies listed in Part A of Schedule 1.

(f)	The information on the Target Companies set out in Exhibit 2 is true and accurate in all material respects. All the issued shares in each Subsidiary are held by Target Companies.

1.3 The Businesses. Each Business Seller has or will at Closing have the legal and beneficial ownership of all material Business Assets comprised in its Business as detailed in Part A of Schedule 2 and has or will at Closing have the right, title and authority to sell to the relevant Business Purchaser free from all Third Party Rights other than Permitted Encumbrances such Business Assets.

1.4 Other interests. No Target Company owns or has any interest of any nature in any shares, debentures or other securities issued by any undertaking (other than another Target Company listed in Exhibit 2).

1.5 There is no outstanding agreement or commitment entered into by any member of the Seller Group which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment or issue or transfer, of any shares or debentures in or other securities of any Target Company.

2. FINANCIAL MATTERS

2.1 The Last Accounts

(a)	The H&BC Accounts have been prepared in accordance with Sara Lee Accounting Policies (as described in Footnote 2 to the Annual Report) and fairly represent the Net Sales and H&BC EBIT of the H&BC reportable operating segment. Such accounts were prepared and audited in the context of the financial statements of the H&BC reportable operating segment. Such accounts were prepared and audited in the context of the financial statements of Sara Lee Corporation taken as a whole and include allocations of certain overhead expenses among the various Sara Lee Corporation reportable operating segments.

(b)	The Last Accounts have been prepared in all material respects in accordance with the Accounting Principles.

(c)	Taking into account the fact that the Seller has applied the exchange rates, allocation principles and adjustments specified in Parts B and C of Exhibit 11 in preparing the Last Accounts, Part A (sub-sections 2 and 3) of Exhibit 11 fairly presents the results of operations of the Acquired Businesses for the financial periods ended on the Previous Accounts Date and Last Accounts Date insofar as such can be deduced from the amounts of Net Sales, Gross Profit and Marketing Contribution for the financial periods ended on the Previous Accounts Date and Last Accounts Date.

(d)	The amount of EBIT (earnings before interest and tax) reflected in Part A (sub-sections 2 and 3) of Exhibit 11 has been prepared in accordance with and taking into account the exchange rates, allocation principles and adjustments set forth in Parts B and C of Exhibit 11.

(e)	The Last Accounts, except as expressly disclosed in Exhibit 11, are not affected by any extraordinary, exceptional or non-recurring items of:

(i)	income that would have a materially positive impact on the Net Sales, Gross Profit and Marketing Contribution of the Acquired Businesses, provided that this warranty shall only be considered to have been breached if such materially positive impact would be present when netted against any negative impact of any extraordinary, exceptional or non-recurring items of expenditure; and

(ii)	expenditure that would have a materially negative impact on the Net Sales, Gross Profit and Marketing Contribution of the Acquired Businesses, provided that this warranty shall only be considered to have been breached if such materially negative impact would be present when netted against any positive impact of any extraordinary, exceptional or non-recurring items of income.

(f)	The statutory accounts of each of the Target Companies (to the extent that such have been prepared) fairly present (i) the financial position of such Target Companies as at the relevant financial period end and (ii) the results of operations of the relevant businesses held by each such Target Company for the year ended on the relevant financial period end.

(g)	On the basis of the methodology described in Part D of Exhibit 11 and taking into account the exchange rates, allocation principles and adjustments set forth in Parts B and C of Exhibit 11, the level of Stocks included in the Normalised Working Capital fairly represents the average value of Stock of the Acquired Businesses for the financial quarters ending in December 2006, December 2007 and December 2008;

2.2 Position since Last Accounts Date. In the period between the Last Accounts Date and the Offer Date:

(a)	there has been no material adverse change in the financial position or trading position of the Acquired Businesses taken as a whole;

(b)	each Business and each Target Company has carried on business in the ordinary course;

(c)	no Target Company has declared, authorised, paid or made any dividend or other distribution, nor has it reduced paid-up share capital (except for any dividends provided for in its accounts);

(d)	no Target Company has issued or agreed to issue any share or loan capital;

(e)	other than in the ordinary course of business, no Target Company or Business Seller has repaid any borrowing or indebtedness in advance of its stated maturity.

2.3 Statutory books. The statutory books of each Target Company and each Business Seller required to be kept by applicable laws in its jurisdiction of incorporation have been maintained in all material respects in accordance with such laws.

3. FINANCIAL DEBT

3.1 No Target Company owes any material Financial Debt to any person outside the Seller Group (other than Financial Debt owing pursuant to agreements or instruments).

3.2 The total amount borrowed by each Target Company does not exceed any limitation in its articles of association or equivalent constitutional document.

4. REGULATORY MATTERS

4.1 Licences: So far as the Seller is aware:

(a)	all licences, consents, permissions, waivers, exceptions or approvals from any Governmental Entity, required for or in connection with the carrying on of the Acquired Businesses have been obtained and are in full force and effect; and

(b)	no Target Company or Business Seller has received any written notice from a Governmental Entity in the 12 months prior to the Offer Date alleging that any Target Company or Business Seller has not obtained a material licence, permission, authorisation (public or private) or consent required for carrying on the Acquired Businesses effectively in the places and in the manner in which it is carried on at the Offer Date in accordance with all applicable laws and regulations. A licence, permission, authorisation or consent is material for this purpose if failure to obtain it would be material to the Acquired Businesses taken as a whole.

4.2 Compliance. In the 12 months prior to the Offer Date:

(a)	each Target Company and Business Seller has conducted its business and corporate affairs in all material respects in accordance with its memorandum and articles of association, by-laws or other equivalent constitutional documents; and

(b)	there has been no material default by any Target Company or Business Seller under any order, decree or judgment of any court or any governmental or regulatory authority in the jurisdiction in which it is incorporated which applies to the Acquired Businesses (or any part of them).

5. THE BUSINESS ASSETS

5.1 Ownership. The Business Sellers in relation to the Business and/or the Target Companies own or are entitled to use all the material assets of the Acquired Businesses.

5.2 Sufficiency: With respect to the:

(a)	Relevant Properties, such comprise, together with such other facilities and services that are to be provided to the Purchaser Group pursuant to the Transaction Documents, all the land and buildings required to carry on the Acquired Businesses in substantially the same manner as carried on at the date of this Agreement;

(b)	Manufacturing Loose Plant and Equipment, such comprise all the material loose plant, machinery, equipment, tooling and furniture required to carry on the activities of the Acquired Businesses at the relevant Manufacturing Units in substantially the same manner as carried on at the Offer Date.

5.3 Possession. So far as the Seller is aware, the material assets of the Acquired Businesses are in the possession or under the control of the Target Companies or the Business Sellers.

5.4 Insurances. The Data Room contains a summary of the insurances maintained by or covering each Target Company and each Business. No member of the Seller Group or Target Company has made any material claim under any such policy of insurance which is still outstanding.

6. CONTRACTUAL MATTERS

For the purposes of this paragraph 6, material shall mean any agreement which has a value per annum (being, for the purposes of this paragraph 6, the aggregate value of the payables or receivables under such contract or, if not fixed, the average of such payables or receivables over the period of one calendar year immediately preceding the Last Accounts Date), of more than €2,000,000.

6.1 Material contracts. No Target Company or Business Seller is a party to any agreement:

(a)	under the terms of which, as a direct result of the entry into and performance of the Transaction Documents (i) any other party will be entitled to be relieved of any material obligation or become entitled to exercise any material right (including any termination or pre-emption right or other option) or (ii) any Target Company or Business Seller will be in material default;

(b)	which is material and has an expired term of two years or more;

(c)	which is material and is not in the ordinary course of business;

(d)	which is material and is with any member of the Seller Group and is not on an arm’s length basis;

(e)	which is a joint venture, consortium, partnership or profit (or loss) sharing agreement; or

(f)	is material and would entitle the relevant counter party to any compensation or termination payment upon expiration or termination of such agreement in accordance with its terms (and not in breach of the provisions of such agreement).

6.2 Defaults. No Target Company or Business Seller has received written notice in the 12 months prior to the Offer Date that it is in material default under any material contract to which it is a party.

6.3 There are no outstanding contracts under which any Target Company or Business Seller (in relation to the Business) has made any loan to any person in an amount in excess of:

(a)	an amount of €100,000 in the event that such loan is made to an Employee; or

(b)	€1,000,000 in the event that the loan is made to any other party, other than trade credit in the ordinary course of business.

6.4 No Target Company nor (in relation to any Business) any Business Seller has given any power of attorney, proxy or similar authority which is still outstanding and that would allow the holder of such authority to enter into a material agreement on behalf of a Target Company or a Business Seller.

7. LITIGATION AND INVESTIGATIONS

7.1 Litigation. No Target Company or Business Seller is involved as a party in any litigation, arbitration or other dispute resolution process or administrative proceedings involving an amount in excess of €1,000,000 and no such proceedings have been threatened in writing by or against a Target Company or Business Seller. For this purpose, any proceedings for collection by a Target Company or Business Seller of debts arising in the ordinary course of business and any proceedings in respect of claims identified in the Disclosure Letter and/or Data Room as insured claims are excluded.

7.2 Investigations. No Target Company or Business Seller has received written notice in the 12 months prior to the Offer Date of any current or pending investigation by a Governmental Entity concerning any Target Company or Business Seller where the outcome of such investigation could reasonably be expected to have a material adverse effect on the Acquired Businesses.

7.3 No Target Company nor any Business Seller has during the 12 months prior to the Offer Date committed any criminal or illegal act which would have a material adverse effect on the Acquired Businesses.

8. INSOLVENCY ETC.

8.1 Winding up. No Target Company or member of the Seller Group has received any written notice that an order has been made, resolution passed, petition presented or meeting convened for the winding up of the Seller or any Target Company or Business Seller or for the appointment of any provisional liquidator.

8.2 Administration and receivership. No member of the Seller Group or any Target Company has received any written notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any part of the property, assets and/or undertaking of the Acquired Businesses.

8.3 Voluntary arrangement etc. No member of the Seller Group or any Target Company has made any voluntary arrangement with any of its creditors in the 12 months prior to the Offer Date.

8.4 No event analogous to any of the foregoing has occurred in relation to any member of the Seller Group or any Target Company.

Part B : IP/IT

1. Owned IP. The content of Exhibit 3 (registered Owned IP) is correct in all material respects. The member of the Seller Group or the Target Company identified as owning the rights is the sole legal and beneficial owner of such rights. So far as the Seller is aware, all registered IPRs registered in the name of or otherwise owned by Zetra that relate exclusively to the Acquired Businesses are listed in Exhibit 3.

2. IP Sufficiency. The Business IP comprises all the material Intellectual Property Rights (other than relating to Information Technology) that are required to carry on the Acquired Businesses in substantially the manner as carried on at the Offer Date. This does not constitute a warranty that the conduct of the Acquired Businesses as at the Offer Date does not infringe the IPR of any third party, the only warranty in relation to which in this Agreement is set out in paragraph 7 of this Part B of Schedule 4.

3. Registered IP. All renewal, application and other material official IPR registry fees required for the maintenance of the registered Owned IP have been paid.

4. IP agreements. All IP Agreements that are material to the Acquired Businesses are disclosed in the Data Room.

5. No breach of IP agreements. So far as the Seller is aware, no party is in material breach of any agreement required to be disclosed pursuant to paragraph 4 of this Part B of Schedule 4, and so far as the Seller is aware there is no allegation of any such breach, in each case whether current or existing during the 12 months prior to the Offer Date. There is no material IP Agreement under the terms of which, as a direct result of the entry into and performance of the Transaction Documents:

(a)	any other party will be entitled to be relieved of any material obligation or become entitled to exercise any material right (including any termination or pre-emption right or other option); or

(b)	any Target Company or member of the Seller Group will be in material default.

6. Security over IP. The Owned IP is not subject to any security interest, option, mortgage, charge or lien, other than Permitted Encumbrances.

7. No IP infringement. So far as the Seller is aware, except to the extent disclosed in the Data Room, no Target Company or, in relation to the Acquired Businesses, member of the Seller Group is infringing or making unauthorised use of, or in the twelve months prior to the Offer Date has infringed or made unauthorised use of, the Intellectual Property Rights (other than relating to Information Technology) of a third party, in each case where such infringement or unauthorised use is material to the conduct of the Acquired Businesses (or either of them). So far as the Seller is aware, except to the extent disclosed in the Data Room, no third party is infringing or making unauthorised use of, or in the twelve months prior to the Offer Date has infringed or made unauthorised use of, the Owned IP or any Business IP to the extent that a Target Company or a member of the Seller Group has been granted exclusive rights under such Business IP, in each case where such infringement or unauthorised use is material in the context of the Acquired Businesses (or either of them). Except to the extent disclosed in the Data Room, no Target Company or member of the Seller Group is a party to any pending registry, court or arbitral proceedings in relation to any IPR that is material in the context of the Acquired Businesses (or either of them).

8. Confidential information. So far as the Seller is aware, no material confidential Business Information has been disclosed to, or otherwise become known by, any third party other than in the ordinary course of business and under an obligation of confidentiality.

9. Copies of all Material IT Agreements are disclosed in the Data Room. No Target Company, Business Seller or member of the Seller Group has, in the 12 months prior to the Offer Date, received written notice from a third party alleging that a Target Company, a Business Seller or member of the

Seller Group is in default of any Material IT Agreement. So far as the Seller is aware, the IT Systems have not, in the 12 months prior to the Offer Date, failed to any material extent and the data that they process has not been corrupted to any material extent. For the purposes of this paragraph 9, a Material IT Agreement is an IT Agreement which (i) has a value per annum (being the aggregate value of the payables or receivables under such IT Agreement or, if not fixed, the average of such payables or receivables over the period of one calendar year immediately preceding the Last Accounts Date), of more than €2,000,000 or (ii) concerns Information Technology that could not be replaced by a commercially available alternative for a cost of less than €2,000,000.

10. No infringement. So far as the Seller is aware, except to the extent disclosed in the Data Room, no Target Company or, in relation to the Acquired Businesses, member of the Seller Group is infringing or making unauthorised use of, or in the twelve months prior to the Offer Date has infringed or made unauthorised use of, the IPR in any Information Technology of a third party, in each case where such infringement or unauthorised use is material to the conduct of the Acquired Businesses (or either of them). So far as the Seller is aware, except to the extent disclosed in the Data Room, no third party is infringing or making unauthorised use of, or in the twelve months prior to the Offer Date has infringed or made unauthorised use of, the IPR in any of the IT Systems owned by a Target Company or a member of the Seller Group or in relation to which a Target Company or a member of the Seller Group has been granted exclusive rights, in each case where such infringement or unauthorised use is material in the context of the Acquired Businesses (or either of them). Except to the extent disclosed in the Data Room, no Target Company or member of the Seller Group is a party to any pending registry, court or arbitral proceedings in relation to any IPR in Information Technology that is material in the context of the Acquired Businesses (or either of them).

11. So far as the Seller is aware, no member of the Seller Group or third party:

(i)	is in material breach of any IT Agreement required to be disclosed pursuant to paragraph 9 as at the date hereof;

(ii)	has been in material breach of any such IT Agreement in the 12 months prior to the Offer Date,

and no such IT Agreement will be invalidated (either in whole or in part) or rendered capable of being terminated by any party to it as a direct or indirect result of the transaction contemplated by this Agreement.

12. A complete and accurate list of all domain names used in the Acquired Businesses is set out in Exhibit 3.

13. The IT Systems and the Information Technology to be provided under the Transitional Services Agreement together comprise all the material Information Technology (including the benefit of all material licences and other agreements relating to Information Technology) required to carry on the Acquired Businesses immediately after Closing in substantially the same manner as carried on during the period of six months prior to the Offer Date.

14. Data protection. In relation to the Acquired Businesses, no Target Company or Business Seller has, in the 12 months prior to the Offer Date, received a written notice alleging that a Target Company or Business Seller has not complied with applicable data protection laws.

Part C : Real Estate

1. General. The Relevant Properties comprise all the material land and buildings owned, leased, controlled, occupied or used by any Target Company or Business Seller for the purposes of the Acquired Businesses or in relation to which any Target Company has any right, interest or liability. The information in respect of the Relevant Properties set out in Exhibit 4 is true, complete and accurate in all material respects.

2. Possession and occupation. A Target Company or Business Seller is in possession of the whole of each of the Relevant Properties and no other person is in or has a material entitlement to possession, occupation, use or control of any of the Relevant Properties.

3. Title. There are no security interests, options, rights of pre-emption or other similar rights in or over or affecting any of the Relevant Properties. No Relevant Property is the subject of a subsisting contract for sale. A Target Company or Business Seller has good title to each of the Relevant Properties and is the sole legal and beneficial owner of each of the Relevant Properties and the proceeds of sale of them.

4. Adverse Interests: As far as the Seller is aware:

(a) None of the Relevant Properties is subject to any matter which materially affects the relevant Target Company’s or Business Seller’s ability to continue to carry on the Acquired Business from any Relevant Property substantially in the manner as at present; and

(b) No Target Company or Business Seller is in breach of any covenant, restriction, condition or obligation which is material and affects title to the Relevant Properties.

5. Outgoings. The Relevant Properties are not subject to the payment of any outgoings (other than the usual rates and taxes and, in the case of leaseholds, rent, insurance rent and service charge), all of which have (as far as the Seller is aware) been paid to date.

6. Disputes. So far as the Seller is aware, there are no claims or actions relating to or in respect of the Relevant Properties or their use which are material and current.

7. Planning Matters. So far as the Seller is aware, the current use of each of the Relevant Properties is an authorised use under any legislation intended to control or regulate the construction, demolition, alteration or use of land or buildings or to preserve or protect the national heritage and any orders, bye laws or regulations made or granted under any of them.

8. Property Liabilities. No Target Company has any actual or contingent obligation or liabilities in relation to any freehold or leasehold property other than under its existing title to the Target Company Properties.

9. Leasehold Properties. In relation to those Relevant Properties which are leasehold there are:

(a) so far as the Seller is aware, no collateral assurances, undertakings or concessions made with the landlord; and

(b) there are no subsisting notices alleging a material breach of any covenants, conditions and agreements contained in the relevant leases, on the part of the tenant.

10. Sub-Leases. Where any Relevant Property is subject to a lease, sub-lease, tenancy or other right of occupation in favour of a third party, the details of such occupation are set out in Exhibit 4 and are true, complete and accurate in all material respects.

Part D : Environmental

For the purposes of this Part D, the term material shall mean any breach, liability, claim, proceeding or Environmental Matter, as relevant, which is material to the relevant part of the Acquired Businesses that is conducted in the local jurisdiction in which the breach, liability, claim, proceeding or Environmental Matter has occurred.

1. Compliance with Environmental Laws. So far as the Seller is aware:

(a)	No Target Company or Business Seller is (nor has it been within the period of 36 months prior to the Offer Date) in material breach of any Environmental Laws relating to any activities or operations carried on at any Relevant Property in relation to the Acquired Businesses;

(b)	There are no actions, investigations, material claims or proceedings commenced, pending or threatened against any Target Company or Business Seller with respect to any breach of or liability under Environmental Laws relating to the Acquired Businesses; and

(c)	No Target Company or Business Seller has received any written complaints or notices alleging or specifying any material breach of or material liability under any Environmental Laws relating to the Acquired Businesses.

2. Environmental Consents. As far as the Seller is aware, all Environmental Consents required for any activities at any Relevant Property have been obtained, are in full force and effect and are being complied with in all material respects and no Target Company or Business Seller has received written notice from a Governmental Entity stating that any Environmental Consent is to be suspended or revoked.

3. Environmental Reports. As far as the Seller is aware, copies of all reports, audits, assessments and investigations which identify or refer to material Environmental Matters (including any actual or estimated costs relating to material Environmental Matters) in respect of the Relevant Properties and which are in the ownership, possession or control of the Seller, any Target Company or any Business Seller have been provided in the Data Room.

Part E : Employment

1. Data Room items. The contracts of employment of the Unique Roles have been disclosed to the Purchaser.

2. Terms of employment. The employment agreements of the Employees, other than the Unique Roles, have all been entered into substantially on the basis of the applicable standard employment terms in the Data Room and none of the Target Companies or Business Sellers has in relation to its Employees incurred any liability for a material breach of any employment agreement with any Employee or of any applicable employment law or regulation, which on the date of this Agreement is outstanding. The Data Room contains information on bonus, staff incentives, redundancy or other benefits payable on termination of employment (whether voluntary or involuntary), ill-health or other benefits which are reasonably representative for the benefits available to any Employees.

3. Other than in the ordinary course of business, since the Last Accounts Date, no material change has been made in the emoluments or other terms of engagement of any Employee, and as far as the Seller is aware, no such change, and no negotiation or request for such a change other than in the ordinary course of business, is due within the period of six months from the date of this Agreement.

4.

(a)	No trade union, works council, staff association or other body representing employees is recognised in any way for bargaining, information or consultation purposes in relation to the Employees.

(b)	There are no agreements (whether legally binding or not) with any such representative body in relation to the Employees and there is no dispute with any such representative body pending threatened or expected in relation to the Acquired Businesses.

(c)	As far as the Seller is aware, no request has been made or is expected from employees in respect of trade union recognition or information and consultation rights

5. As far as the Seller is aware, there are no material claims threatened or pending in relation to the Acquired Businesses by or in respect of any Employee in respect of his employment or any other matter arising from his employment and the Seller has no reasonable grounds to believe that such a claim will be brought.

6. As far as the Seller is aware, details of any material grievance procedure initiated by any Employee or any material disciplinary procedure commenced against any Employee in each case in the two years preceding the date of this Agreement have been disclosed.

7. As far as the Seller is aware, each member of the Seller’s Group and each Target Company has complied materially with the terms of all relevant contracts of employment and all applicable laws in relation to the employment of the Employees in the Acquired Businesses.

8. Notice on termination. As far as the Seller is aware there exists no written or unwritten contract of employment with any Employee that cannot be terminated by the relevant Target Company or Business Seller on six months notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal or the equivalent in any relevant jurisdiction).

9. Unique Roles. No Unique Role has agreed to terminate, or has given notice of termination, of his employment agreement or is under notice of dismissal.

10. As far as the Seller is aware, no Employee has been absent from work due to reasons of illness for more than 1 month as at the date of this Agreement.

11. As per the date of the binding offer, neither the Seller nor any member of the Seller Group, has made any commitment to any Employee or employee representative body concerning the sale and purchase of the Acquired Businesses.

12. As far as the Seller is aware the average base salary, average age and average length of service assumptions per FTE per Job Category per Country, in each case as used in Annex 1 to Exhibit 6, are representative of the Employees in that Job Category in that Country and the multiplier used in Annex 1 is calculated by dividing the average severance benefit, which is based on the severance policies comprised in the Data Room or local law, by the average salary per Job Category per Country.

Part F : Retirement Benefits

1. Retirement Benefits/Seller Employee Benefit Plans. All Seller Employee Benefit Plans are contained in the Data Room. Other than those Seller Employee Benefit Plans (and any statutory social security plans operated under public law, statute or regulation in the relevant jurisdiction), no Target Company or member of the Seller Group provides or contributes to or is or may become liable to provide or contribute to any scheme, fund, arrangement, plan or agreement (whether funded or unfunded) for the provision of Retirement Benefits for or in respect of any Employee or other person.

2. No Proposals. No proposal has been announced and no agreement has been made to establish any other arrangement for providing any Retirement Benefits or to continue or increase any Retirement Benefits under any Seller Employee Benefit Plan for or in respect of any Employee, or to maintain any such Retirement Benefits or the level of any such Retirement Benefits generally for any period.

3. Disclosure of Documents. In the Data Room and/or the Disclosure Letter there are:

(a)	all documents containing material provisions currently governing each Seller Employee Benefit Plan; and

(b)	material announcements that have not been incorporated into the documents referred to in paragraph 3(a) and copies of all current explanatory booklets or summary plan descriptions relating to each Seller Employee Benefit Plan.

4. Payments in respect of the Seller Employee Benefit Plans. The rates at which contributions to each Seller Employee Benefit Plan are paid are set out in the Data Room and/or the Disclosure Letter.

5. Due Payment. All amounts which have fallen due to be paid to or in respect of the Seller Employee Benefit Plans by any Target Company or member of the Seller Group on or before the Offer Date (including all insurance premiums, taxes and expenses) have been duly paid in full.

6. Compliance. Each Target Company and each member of the Seller Group and as far as the Seller is aware the trustees, administrators, managers, custodians and fiduciaries (as applicable) of each Seller Employee Benefit Plan currently comply in all material respects on the basis of the law as currently interpreted with their respective obligations under the Seller Employee Benefit Plans, and each Seller Employee Benefit Plan is currently administered and operated in all material respects in accordance with all applicable laws, regulations, guidelines and requirements and the provisions of the relevant Seller Employee Benefit Plan’s governing documentation.

7. Disputes and Investigations. Other than routine claims for benefits, there are no actions, suits, claims, disputes, complaints or proceedings outstanding, pending or threatened in writing against any Seller Employee Benefit Plan or as far as the Seller is aware against the trustees, managers, administrators, custodians or fiduciaries of any Seller Employee Benefit Plan or against any member of the Seller Group or Target Company in respect of any act, event, omission or other matter arising out of or in connection with any Seller Employee Benefit Plan which are in each case material on the basis of the law as currently interpreted and as far as the Seller is aware there are no circumstances which could or might give rise to any such action, suit, claim, dispute, complaint or proceedings. In this paragraph 8, “proceedings” includes any litigation or arbitration and also includes any investigation or determination by any pension or investment authorities or any complaint under any internal dispute resolution procedure established in connection with any Seller Employee Benefit Plan.

8. Defined Contribution Seller Plans. The only liability (actual or contingent, present or future) of the Seller, any Target Company and any member of the Seller Group to any person under or in connection with all funded defined contribution benefits under any Seller Employee Benefit Plan is to contribute to the relevant Seller Employee Benefit Plan the amount set out in and calculated as described in Annex 5 of the Disclosure Letter.

9. Definitions. Unless otherwise defined in Schedule 20 to this Agreement, in this 0 the following words and expressions shall have the following meanings:

Seller Employee Benefit Plan means, in any jurisdiction, any Seller Plan, any Stand-Alone Plan or any other scheme, fund, arrangement, plan or agreement (whether funded or unfunded) under which the Seller or any member of the Seller Group or any Target Company provides, is liable to provide or has agreed to provide (or to which the Seller or any member of the Seller Group or any Target Company contributes, is liable to contribute or has agreed to contribute to the provision of) any Retirement Benefits for or in respect of any Employee; and

Retirement Benefit has the meaning given to it in Schedule 12 (the pensions schedule).

SCHEDULE 5

LIMITATIONS ON LIABILITY

1. Time Limits. Neither the Seller nor any Designated Seller shall be liable for any Claim unless the Seller receives from the Purchaser written notice (in the case of a Non-Tax Claim, within 60 days the Purchaser or any Designated Purchaser becoming aware of such Claim and, in the case of a Tax Claim or a claim under the Tax Covenant, in the form complying with the provisions of paragraph 8.1 of Part B of Schedule 13) containing, so far as reasonably available to it, details of the matter which gives rise to the Claim including the Purchaser’s estimate (on a without prejudice basis) of the amount of the Claim:

(a)	prior to the expiry of a period of 15 months after the Closing Date, in the case of a Non-Tax Claim; or

(b)	as provided in sub-paragraph (g) of paragraph 2.1 of Part B of Schedule 13, in the case of a Tax Claim or a claim under the Tax Covenant.

2. Thresholds for Claims. Neither the Seller nor any Designated Seller shall be liable for any single Claim:

(a)	unless the amount of the liability pursuant to that single Claim exceeds an amount equal to €200,000 (in which case the Purchaser shall be able to claim for the full amount of such Claim not merely in respect of the excess over such amount); and

(b)	unless the aggregate amount of the liability of the Seller and the Designated Sellers for all Claims not excluded by sub-paragraph (a) exceeds an amount equal to 2% of the Closing Payment (in which case the Purchaser shall be entitled to claim only the excess over such amount).

3. Threshold for claims under the Tax Covenant. Subject to paragraph 2.3 of Part C of Schedule 13, neither the Seller nor any Designated Seller shall be liable for any single claim under the Tax Covenant unless the amount of the liability pursuant to that single claim exceeds an amount equal to €50,000 (in which case the Purchaser shall be able to claim for the full amount of such Claim not merely in respect of the excess over such amount). For the purposes of this paragraph, separate claims of whatever value arising from the same subject matter or liability shall be aggregated and if the amount of such aggregate exceeds an amount equal to €50,000 the Purchaser shall be entitled to make a claim under the Tax Covenant in respect of all such subject matters and liabilities.

4. Maximum limit for all Claims. The aggregate amount of the liability of the Seller and the Designated Sellers:

(a)	for all Claims (but excluding any Claim made in respect of the Warranties contained in paragraphs 1.1, 1.2, 1.3, 1.5, 5.1, 5.3 of Part A of Schedule 4, paragraph 1 (save for the last sentence) of Part B of Schedule 4 and paragraphs 2 and 3 of Part C of Schedule 4) shall not exceed an amount equal to 20% of the Closing Payment;

(b)	subject to paragraph 2.3 of Part C of Schedule 13, for all claims under the Tax Covenant shall not exceed an amount equal to 50% of the Closing Payment; and

(c)	for all claims under this Agreement or any of the Transaction Documents (including the claims referred to in paragraphs (a) and (b) above) shall not exceed an amount equal to 100% of the Closing Payment.

5. Liability for any Claim to cease on a change of control. The Seller shall have no liability for any Claim if either (i) the Target Company to which the Claim directly or indirectly relates or (ii) the Designated Purchaser of a Business to which the Claim directly or indirectly relates ceasing after Closing to be a member of the Purchaser’s Group.

6. Claim to be withdrawn unless litigation commenced. Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn 6 months after the notice is given pursuant to paragraph 1 of this Schedule, unless legal proceedings in respect of it have been commenced by being both issued and served; provided that, in the case of a Claim based upon a liability which is contingent, such 6 months period shall commence on the date that the contingent liability becomes an actual liability. No new Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Claim.

7. Claims only to be brought under relevant Warranties. The Purchaser acknowledges and agrees that the only Warranties given in relation to:

(a)	Intellectual Property Rights and information technology or any related claims, liabilities or other matters (IPR Matters) are set out in paragraph 2 of Part A of Schedule 4 and Part B of Schedule 4 and no other Warranty is given in relation to IPR Matters;

(b)	real estate and planning and zoning matters or any related claims, liabilities or other matters (Real Estate Matters) are those set out in paragraphs 2 and 5.2(a) of Part A of Schedule 4 and 8 of Schedule 4 and no other Warranty is given in relation to Real Estate Matters;

(c)	Environmental Matters are those set out in paragraph 2 of Part A of Schedule 4 and Part D of Schedule 4 and no other Warranty is given in relation to Environmental Matters;

(d)	the employment of any past or present employee of any Target Company or any member of the Seller Group or any related claims, liabilities or other matters (Employee Matters) are set out in paragraph 2 of Part A of Schedule 4 and Part E of Schedule 4 and no other Warranty is given in relation to Employee Matters;

(e)	retirement benefits, pensions or superannuation or any related claims, liabilities or other matters (Retirement Benefits Matters) are set out in paragraph 2 of Part A of Schedule 4 and 0 of Schedule 4 and no other Warranty is given in relation to Retirement Benefits Matters,

(f)	taxation or any related claims, liabilities or other matters (Tax Matters) are those set out in paragraph 2 of Part A of Schedule 4 and Part A of Schedule 13 and no other Warranty is given in relation to Tax Matters.

8. Matters disclosed. Neither the Seller nor any Designated Seller shall be liable for any Claim for breach of the Warranties if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is fairly disclosed by this Agreement, any other Transaction Document, the Disclosure Letter or any document disclosed in the Data Room.

9. Matters provided for or taken into account in adjustments. Neither the Seller nor any Designated Seller shall be liable for any Claim if and to the extent that the fact, matter, event or circumstance giving rise to the Claim is disclosed, allowed or provided for (by way of a provision, allowance, reserve or otherwise) in the Last Accounts or in the Closing Statement.

10. Contingent liabilities. If any Claim is based upon a liability which is contingent only, neither the Seller nor any Designated Seller shall be liable to make any payment unless and until such contingent liability gives rise to an obligation to make a payment (but the Purchaser has the right under paragraph 1 of this Schedule 5 to give notice of that Claim before such time). So long as such Claim shall have been notified to the Seller in accordance with paragraph 1, as appropriate, then the proviso set out in paragraph 6 shall operate to govern the time limit within which legal proceedings must be commenced in respect thereof.

11. No liability for Claims arising from acts or omissions of Purchaser. Neither the Seller nor any Designated Seller shall be liable for any Non-Tax Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any voluntary act, omission or transaction carried out:

(a)	after Closing by the Purchaser or a Designated Purchaser (or its respective directors, employees or agents or successors in title) outside the ordinary and usual course of business of a Target Company as at Closing; or

(b)	before Closing by any member of the Seller Group or any Target Company at the written direction or request of the Purchaser or any member of the Purchaser Group.

12. Purchaser’s duty to mitigate. The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by the Seller or any Designated Seller of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Claim, provided that the costs of taking such steps to avoid or mitigate any loss or damage shall be taken into account in determining the quantum of any Claim.

13. Insured Claims. Neither the Seller nor any Designated Seller shall be liable in respect of any Claim to the extent that the amount of such Claim is covered by a policy of insurance and the Purchaser (or another member of the Purchaser Group) actually recovers monies under such policy of insurance in respect of such Claim. Notwithstanding the foregoing, the parties acknowledge and agree that neither the Purchaser nor any other member of the Purchaser Group shall be under any obligation to effect or maintain any policy of insurance whatsoever.

14. Recovery from third party after payment from Seller. Where the Seller or any Designated Seller has made a payment to the Purchaser in relation to any Non-Tax Claim and the Purchaser or any member of the Purchaser Group is entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or any member of the Purchaser Group (in whole or in part) in respect of the liability or loss which is the subject of a Non-Tax Claim, the Purchaser or relevant member of the Purchaser Group shall (i) promptly notify the Seller of the fact and provide such information as the Seller may reasonably require (ii) take all reasonable steps or proceedings as the Seller may require to enforce such right and (iii) pay to the Seller as soon as practicable after receipt an amount equal to the amount recovered from the third party (net of taxation and less any reasonable costs of recovery) in accordance with Clause 26 of this Agreement.

15. No liability for legislation or changes in rates of tax. Neither the Seller nor any Designated Seller shall be liable for any Non-Tax Claim if and to the extent it is attributable to or the amount of such Claim is increased as a result of any (i) legislation not in force at the Offer Date (ii) change of law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice or (iii) change in the rates of taxation in force at the Offer Date.

16. No double recovery. The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one Claim or claim under the Tax Covenant, and for this purpose recovery by the Purchaser or any Designated Purchaser shall be deemed to be a recovery by each of them.

17. Consequential loss. Neither the Purchaser nor any member of the Purchaser Group shall be entitled to claim for any punitive, special, indirect or consequential loss or loss of profit or for any loss of goodwill or possible business after Closing, whether actual or prospective, it being agreed, however, that any amount paid pursuant to a Third Party Claim shall not be considered a consequential loss.

18. Purchaser’s knowledge. Neither the Seller nor any Designated Seller shall be liable for any Claim if and to the extent that the Purchaser or any of its Affiliates is aware at the Offer Date (i) of the fact, matter, event or circumstance which is the subject matter of the Claim and (ii) that the fact, matter, event or circumstance could reasonably be expected to amount to a Claim. For the purposes of this paragraph 18, the knowledge of the Purchaser shall be deemed to be the actual knowledge of any of Lorcan Woods, Graeme Pitkethly, Robert Leek and Paul Lynch.

19. Waiver of right of set-off. The Purchaser (for itself and as agent for each Designated Purchaser) waives and relinquishes any right of set-off or counterclaim, deduction or retention which the Purchaser or any Designated Purchaser might otherwise have in respect of any Claim against or out of any payments which the Purchaser may be obliged to make (or procure to be made) to the Seller pursuant to this Agreement or any of the Transaction Documents.

20. Seller to have opportunity to remedy breaches. If a breach of the Warranties is capable of remedy, the Seller shall have a period of 45 days from the date on which it received written notice of the relevant Claim from the Purchaser in accordance with paragraph 1 in which to remedy such breach (and the Purchaser shall, upon the request and at the cost of the Seller, provide all reasonable assistance to the Seller to remedy any such breach) and, to the extent that it remedies such breach, shall not be liable under such Claim.

SCHEDULE 6

PURCHASER WARRANTIES

1. The Purchaser and each Designated Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the Offer Date.

2. The Purchaser and each Designated Purchaser has the requisite capacity, power and authority and has obtained all corporate authorisations and (other than to the extent relevant to the Conditions) all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect to a material extent its ability to enter into and perform its obligations under this Agreement.

3. Entry into and performance by each member of the Purchaser Group of this Agreement and/or any Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents, (ii) (subject, where applicable, to fulfilment of the Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, by which the Purchaser or any member of the Purchaser Group is bound, where (in either case) the breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement.

4. Neither the Purchaser nor any Affiliate is insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Purchaser or any of its Affiliates and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of the Purchaser or any of its Affiliates and no event has occurred to give the right to enforce such security.

5. So far as the Purchaser is aware, neither the Purchaser nor any Designated Purchaser is subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which will, or are likely to, prevent or delay the fulfilment of any of the Conditions.

6. The Purchaser will at Closing have available cash or available loan facilities which will provide in immediately available funds the necessary cash resources to pay the Closing Payment and meet its other obligations under this Agreement and, in the case of loan facilities Purchaser will be able to satisfy all conditions of drawdown to such loan facilities at or prior to Closing.

SCHEDULE 7

CONDUCT OF THE ACQUIRED BUSINESSES

1. From the Offer Date until Closing, the Seller shall (unless otherwise required or permitted by the terms of any Transaction Document or being a Permitted Action or a Permitted Distribution or as may be approved in writing by the Purchaser, such approval not to be unreasonably withheld or delayed in all cases other than with respect to the matters referred to in paragraphs (f), (l), (m) and (q), the latter to the extent it refers to any of the aforegoing) ensure that:

(a)	no Target Company declares or pays any dividend or other distribution (whether in cash, stock or in kind) or reduces its paid-up share capital other than, for the avoidance of doubt, a Permitted Distribution;

(b)	no Target Company issues or agrees to issue or allots any share capital (except to another Target Company);

(c)	all transactions between any Target Company and any member of the Seller Group take place in a manner and on terms consistent with previous practice in the 12 months prior to the Offer Date;

(d)	no member of the Seller Group or Target Company (i) employs or agrees to employ any new persons on a permanent basis fully or part time in the Acquired Businesses in circumstances which are likely to increase in aggregate the total staff costs of the Acquired Businesses by more than 5% per annum (any such increase to be off-set against any decrease in aggregate of the total staff costs of the Acquired Businesses as a result of persons no longer being employed by a Target Company or the Seller Group (the latter insofar as it relates to the Acquired Businesses) or (ii) makes changes or any commitment to make changes (other than those required by law) to terms of employment (including pension fund commitments or any increase to remuneration) or to any Seller employee benefit plan in each case in circumstances which are likely to increase in aggregate the total staff costs of the Acquired Businesses by more than 5% per annum;

(e)	no member of the Seller Group or Target Company shall take any steps to terminate the contract of employment of any Key Manager except for cause;

(f)	no Target Company or (in relation to the Acquired Businesses) Business Seller creates any Third Party Right over the Shares, Business Assets or the shares or assets of any Target Company other than a Permitted Encumbrance in the ordinary course of trading;

(g)	in relation to each of the Relevant Properties, no Target Company or (in relation to the Acquired Businesses) Business Seller shall, other than in the ordinary course or as contemplated by the Transaction Documents:

(i)	change its existing use;

(ii)	terminate or give notice to terminate a lease, tenancy or licence;

(iii)	agree a new rent or a fee payable under a lease, tenancy or licence;

(iv)	grant or accept the grant of any lease, licence or any other rights permitting possession, occupation and or use of any Relevant Property; or

(v)	accept the grant of any lease, licence or any other rights permitting possession in addition to the Relevant Properties;

(h)	no acquisition or disposal in excess of €1,000,000 or option in respect of any interest in any part of the Acquired Businesses and undertaking of any Target Company or Business Seller is made or entered into any by any Target Company or (in relation to the Acquired Businesses) Business Seller;

(i)	no Target Company or (in relation to the Acquired Businesses) Business Seller shall make any capital commitment which individually exceeds €250,000 or which together with all other capital commitments entered into between the Offer Date and Closing, exceeds the sum of €15,000,000 in aggregate;

(j)	no Target Company or (in relation to the Acquired Businesses) Business Seller shall grant any guarantee or indemnity for the obligations of any person (other than any member of the Seller Group);

(k)	no Target Company or (in relation to the Acquired Businesses) Business Seller shall make any alteration of the provisions of its Memorandum or Articles of Association or adopting or passing further regulations or resolutions inconsistent therewith;

(l)	no Target Company or (in relation to the Acquired Businesses) Business Seller shall make any substantial change in the nature or organisation of its business;

(m)	no Target Company or (in relation to the Acquired Businesses) Business Seller shall pass any resolutions in general meeting or by way of written resolution for winding up or to capitalise of any profits or any sum standing to the credit of a share premium account or a capital redemption reserve fund or any other reserve;

(n)	no Target Company or (in relation to the Acquired Businesses) Business Seller shall make any material change to the accounting procedures or principles by reference to which its accounts are drawn up, other than as the result of any change of law or accounting requirement;

(o)	no Target Company or (in relation to the Acquired Businesses) Business Seller shall enter into or terminate (which shall not include expiry of the relevant term) any agreement that has (i) an annual average payable or receivable under such agreement in excess of €2,000,000 or (ii) a remaining term in excess of 2 years.

(p)	no Target Company or member of the Seller Group shall:

(i)	unless the Purchaser has been notified and, where reasonably practicable and requested by the Purchaser, consulted in advance, institute any material intellectual property office proceedings in respect of any:

(A)	Intellectual Property Rights in any Key Brands or the registered trade marks for WILLIAMS set out in Exhibit 3;

(B)	Key Registered Design Rights; or

(C)	material registered patents set out in Exhibit 3; or

(ii)	unless the Purchaser otherwise consents in writing in advance (such consent not to be unreasonably withheld or delayed (it being acknowledged by the Purchaser that it shall promptly following the Offer Date notify the Seller of the contact details of the person responsible for giving this consent and ensure that person is available to the Seller during Working Hours)), institute, settle or agree to settle any litigation or arbitration, or settle or agree to settle any intellectual property office proceedings, in each case in respect of any:

(A)	Intellectual Property Rights in any Key Brands or the registered trade marks for WILLIAMS set out in Exhibit 3;

(B)	Key Registered Design Rights; or

(C)	material registered patents set out in Exhibit 3; or

(q)	unless the Purchaser otherwise consents in writing in advance (such consent not to be unreasonably withheld or delayed (it being acknowledged by the Purchaser that it shall promptly following the Offer Date notify the Seller of the contact details of the person responsible for giving this consent and ensure that person is available to the Seller during Working Hours)), no Target Company or (in relation to the Acquired Businesses) member of the Seller Group shall:

(i)	assign, abandon, cease to prosecute or otherwise dispose of or fail to take any official registry steps required to maintain a registration or an application for registration of:

(A)	the Owned IP in any of the Key Brands or the registered trade marks for WILLIAMS set out in Exhibit 3;

(B)	the Key Registered Design Rights; or

(C)	the material registered patents set out in Exhibit 3; or

(ii)	enter into, assign, abandon or allow to terminate any licences of material Business IP; and

(r)	no Target Company or (in relation to the Acquired Businesses) Business Seller shall enter into any agreement (conditional or otherwise) to do any of the foregoing.

SCHEDULE 8

CLOSING ARRANGEMENTS

Part A : Designated Sellers/Designated

Purchasers and Local Agreements

1. The Seller and the Purchaser shall, not less than 7 Business Days prior to Closing, finalise the identities of the Designated Sellers and the Designated Purchasers respectively. These shall be the companies respectively identified in Part A of Schedule 1 or in Part B of Schedule 1 subject in each case to:

(a)	any addition or change established by a new company becoming a Designated Seller or Designated Purchaser as a result of a Supplemental Agency Agreement entered into prior to Closing pursuant to Part B of Schedule 17; or

(b)	any other alterations agreed in writing between the Seller and the Purchaser prior to Closing.

2. The parties acknowledge that separate local sale and purchase agreements (Local Agreements) will need to be entered into by the relevant Designated Seller and Designated Purchaser in the following cases:

(a)	with respect to the sale of the shares in the Italian Newco, which is to be sold by Sara Lee Household and Body Care Italy S.p.A. to the relevant Share Purchaser; and

(b)	such other cases where a Local Agreement is necessary in order to make an effective, valid transfer of the relevant Shares, Business and/or Business Asset or otherwise in order to comply with the laws and regulations of the jurisdiction in which the transfer of the relevant Shares, Business and/or Business Asset is taking place or to reflect the formalities for execution in its jurisdiction of incorporation by any entity which is to be a party to such document.

In such event, each Local Agreement shall be in all material respects in the form of the local share sale agreement template or (as the case may be) local business sale agreement template as is to be agreed upon between the parties (except solely to the extent that it is necessary to modify it in order to comply with the laws, regulations and/or formalities of execution in the relevant jurisdiction referred to in paragraph 2(b) above). Clause 34 shall apply in the event of any conflict between this Agreement and any Local Agreement.

Part B : Seller Obligations

1. At Closing, the Seller shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(a)	duly executed transfers into the name of the Purchaser or the relevant Designated Purchaser in respect of all the Shares;

(b)	the share certificates or equivalent documents and the shareholders registers in any applicable jurisdiction relating to all the Shares (including any bearer shares) in respect of which certificates were issued or are required by law to be issued; in the case of share certificates in respect of the Shares in Target Companies where endorsement of share certificates is required to validly transfer the Shares concerned, such certificates being properly endorsed so as to transfer the Shares to the Purchaser or a Designated Purchaser;

(c)	(in respect of each Target Company and unless otherwise required by the Purchaser) the resignation of each director, company secretary and auditor of that Target Company;

(d)	a copy (certified by a duly appointed officer as true and correct) of a resolution of the board or, as applicable, supervisory board of directors and/or the meeting of shareholders of the Seller and each of the Designated Sellers as appropriate (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(e)	possession of the Business Properties (subject to and in accordance with Schedule 10) and of the other tangible Business Assets agreed to be sold under this Agreement (and set out in Schedule 2 of this Agreement);

(f)	(in respect of each Target Company), procure board meetings to be held at which each of the persons nominated by the Purchaser shall be appointed directors, auditor and company secretary of that Target Company, such appointments to take effect from Closing, and certain other administrative matters reasonably requested by the Purchaser;

(g)	any transfers, assignments, licences, underleases or other documents ready to be completed pursuant to and in accordance with Schedule 10;

(h)	from each of the relevant Share Sellers of the shares in Sara Lee Philippines Inc., a duly executed (i) irrevocable proxy coupled with an interest, and (ii) declaration of trust (together the Philippine Completion Deliverables) in the Agreed Form;

(i)	a duly signed letter from Unilever South Africa (Proprietary) Limited to Sara Lee (South Africa) (Proprietary) Limited in relation to the VAT treatment of that part of the transfer of the Business and Business Assets under this Agreement that are treated as supplied in South Africa (it being acknowledged by the parties that if the Seller fails to deliver such letter on Closing, the Seller shall procure that it is duly signed by the relevant member of the Seller Group and delivered to the Purchaser within 48 hours of the Closing Time); and

(j)	a duly signed letter from the Purchaser to the Seller regarding mitigating VAT risks in relation to corrective invoicing in respect of supplies made under this Agreement and the IP Assignment (the Cooperation Letter).

Part C : Purchaser Obligations

1.	At Closing, the Purchaser shall:

(a)	deliver (or ensure that there is delivered to the Seller) a copy of a resolution (certified by a duly appointed officer as true and correct) of the board or, as applicable, supervisory board of directors and/or the meeting of shareholders of the Purchaser and each of the Designated Purchasers as appropriate (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(b)	pay to the Seller the Closing Payment in accordance with clause 2.2 (taking into account the provisions of clause 26.1);

(c)	deliver any transfers, assignments, licences, underleases or other documents ready to be completed pursuant to and in accordance with Schedule 10;

(d)	deliver a duly signed letter from Unilever South Africa (Proprietary) Limited to Sara Lee (South Africa) (Proprietary) Limited in relation to the VAT treatment of that part of the transfer of the Business and Business Assets under this Agreement that are treated as supplied in South Africa (it being acknowledged by the parties that if the Purchaser fails to deliver such letter on Closing, the Purchaser shall procure that it is duly signed by the relevant member of the Purchaser Group and delivered to the Seller within 48 hours of the Closing Time); and

(e)	deliver a duly signed counterpart of the Cooperation Letter.

Part D : Inter-Company Debt

At Closing, the Seller and the Purchaser shall carry out their respective obligations under Schedule 15 (Inter-Company Debt) required to be performed at Closing.

Part E : General

1. The Seller and the Purchaser shall negotiate in good faith with a view to agreeing before the Closing Date the final form of any Transaction Document which is not in Agreed Form at the Offer Date.

2. At or before Closing, the Seller and the Purchaser shall execute and deliver to each other (or procure that their relevant Affiliates shall execute and deliver) the following other documents in the Agreed Form required by this Agreement to be executed on or before Closing, namely:

(a)	the Transitional Services Agreements;

(b)	the IP Assignment; and

(c)	the Deed of Economic Transfer (such at the time specified in Schedule 19).

3. If any document listed in this Schedule 8 is required to be notarised, the parties shall execute such document at a location notified by the Seller to the Purchaser where a notary with the required qualification will be present.

4. All documents and items delivered at Closing pursuant to this Schedule 8 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. Simultaneously with:

(a)	delivery of all documents and all items required to be delivered at Closing (or waiver of its delivery by the person entitled to receive the relevant document or item); and

(b)	receipt of an electronic funds transfer to the Seller’s Bank Account in immediately available funds of the Closing Payment,

the documents and items delivered in accordance with this Schedule shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

5. Except as otherwise provided in this Schedule 8, title to all Business Assets which are capable of transfer by delivery shall pass by delivery.

SCHEDULE 9

BUSINESS CONTRACTS

The provisions of this Schedule 9 shall apply if and to the extent that a Third Party Consent is required in relation to a Business Contract or Business Claim as specified in clause 10.4.

1. The Purchaser and each relevant member of the Purchaser Group shall use all reasonable efforts, with the co-operation of the Seller or relevant member of the Seller Group, to obtain any Third Party Consent by Closing. The Purchaser shall ensure that members of the Purchaser Group provide any information reasonably requested for that purpose by the person, firm or company concerned.

2. If any such Third Party Consent has not been obtained by Closing, then until it is obtained:

(a)	the obligation of the Purchaser to use all reasonable efforts to obtain that Third Party Consent shall continue;

(b)	the transfer of that Business Contract or Business Claim (to the extent that a Third Party Consent is required) shall not take effect and the relevant Business Seller shall from Closing hold it on trust for the relevant Business Purchaser (except to the extent that any of the rights under it are Excluded Assets) and account for and pay or deliver to the relevant Business Purchaser (as soon as reasonably practicable after receipt) any moneys, goods and other benefits which it receives after Closing to the extent that they relate to such Business Contract or Business Claim net of any taxation suffered thereon (except in each case to the extent they comprise, or represent the proceeds from, an Excluded Asset);

(c)	the relevant Business Purchaser shall perform (as the sub-contractor or agent of the relevant Business Seller) all the obligations of the relevant Business Seller under any Business Contract to be discharged after Closing and indemnify the Seller and that Business Seller against any and all Costs suffered or incurred as a result of any failure by that Business Purchaser to perform those obligations; and

(d)	the relevant Business Seller shall from Closing give all reasonable assistance to the Purchaser and the relevant Business Purchaser (at the Purchaser’s or that Business Purchaser’s written request and joint sole expense) to enable the Business Purchaser to enforce its rights under that Business Contract or Business Claim, provided that:

(i)	no member of the Seller Group shall be obliged to make any payment (in money or money’s worth) under this sub-paragraph (d) unless it has first been paid the amount concerned by the Purchaser or the relevant Business Purchaser nor shall it be obliged to become involved in any legal action; and

(ii)	the Purchaser or the relevant Business Purchaser shall not agree to any amendment or waiver of those rights under the relevant Business Contract or Business Claim which:

(A)	continue to be rights of the Seller or of a member of the Seller Group, without prior written approval of the Seller or of the relevant member of the Seller Group; or

(B)	continue to be rights of the Worldwide Household Business Purchaser or of a member of the Worldwide Household Business Purchaser Group, without prior written approval of the Worldwide Household Business Purchaser or of the relevant member of the Worldwide Household Business Purchaser Group; and

(iii)	the Seller or the relevant Business Seller shall not (and shall procure that the Worldwide Household Business Purchaser shall undertake not to) agree to any amendment or waiver of those rights under the relevant Business Contract or Business Claim which continue to be rights of the Purchaser or of a member of the Purchaser Group, without prior written approval of the Purchaser or of the relevant member of the Purchaser Group.

3. If:

(a)	the terms of any particular Business Contract do not permit the relevant Business Purchaser to perform the Business Seller’s obligations as sub-contractor or as agent; or

(b)	any Third Party Consent:

(i)	is not obtained within 12 months after the Closing Date; or

(ii)	is refused,

and the procedure set out in this Schedule does not enable the benefit of any Business Contract or Business Claim to be enjoyed in all material respects by the Purchaser or another member of the Purchaser Group after the Closing Date, then the Business Seller and the Purchaser shall use all reasonable efforts to achieve an alternative solution by which the relevant Business Purchaser shall receive the benefit of the relevant Business Contract or Business Claim and assume the associated obligations (provided that no member of the Seller Group or, if relevant, the Worldwide Household Business Purchaser Group shall be obliged to make any commitment, incur any liability or make any payment for that purpose).

SCHEDULE 10

PROPERTIES

Part A - Definitions and Interpretation

In this Schedule, unless the context otherwise requires, the following expressions shall have the following meanings:

Actual Completion Date means, in relation to each Relevant Property, the date upon which completion of the transfer or underlease as the case may be of that Relevant Property actually takes place (and, for the avoidance of doubt, is not the date the transfer or underlease is registered at the relevant land registry (where relevant) where such registration takes place on a date after completion of the transfer documentation (save where such interpretation would be inconsistent with the law of a relevant jurisdiction)) and Date of Actual Completion shall be construed accordingly;

Assignment Property Purchase Price means one peppercorn or such other nominal sum as appropriate in the relevant jurisdiction;

Condition means the condition set out in paragraph 1.6 of Part D of this Schedule;

Consent means any consent, waiver, deed or document that is required from a Landlord under a Lease or from any third party to implement the arrangements relating to the Relevant Properties envisaged pursuant to this Agreement including the transfer of a Relevant Property to the Purchaser and the grant of an underlease or other derivative interest in respect of a Purchaser Underlease Property and/or Seller Underlease Property;

Consent Property means a Relevant Property in respect of which a Consent is required for the transfer of the Relevant Property to the Purchaser, relevant Business Purchaser or Target Company or the change of control of the tenant of a Relevant Property or (where applicable) to the grant of any underlease or other derivative interest in respect of a Purchaser Underlease Property or Seller Underlease Property as contemplated by this Agreement;

Contract for Sale means the agreement for sale and purchase of freehold property known as 225 Bath Road, Slough dated 4th February 2002 between Sara Lee Household & Body Care UK Limited and Sara Lee Household and Body Care International BV;

Exit Properties means any Relevant Property which is to be vacated by the Seller pursuant to paragraph 5 of Part B;

Fair Proportion means the proportion of the number of employees (attributable to either the Acquired Businesses or Retained Business as relevant) who carry out their employment duties from the Relevant Property compared to the total number of employees of both the Acquired Businesses and Retained Business who carry out their employment duties from the Relevant Property as at the Offer Date;

Landlord means, in relation to each Leasehold Property, the person who is lessor/landlord under the Lease and is entitled to the freehold or leasehold reversion immediately expectant upon the term granted by the Lease and the successors in title and assigns of such person and includes the person or persons entitled to the freehold and any other interest in reversion which is superior to the interest of the lessor/landlord under the Lease;

Lease means, in relation to each Leasehold Property, the lease or underlease under which a member of the Seller Group holds such Leasehold Property and any other documents supplemental to it applicable to that Relevant Property and includes any licences granted and any other documents connected to it completed after the Offer Date but prior to the Actual Completion Date;

Leasehold Property means any Relevant Property held by the Seller or a member of the Seller’s Group with a leasehold tenure;

Losses means all losses, liabilities, damages, settlements, costs, fees and expenses;

Occupation Principles means the principles set out in Part C2 of this Schedule;

Occupational Leases means the leases, underleases, agreements, licences and other documents relating to the occupation of any Relevant Property by persons other than the Seller;

Purchaser Underlease Property means the part of a property which will be sublet or licensed by the relevant member of the Seller Group to the Purchaser or the relevant Business Purchaser or Target Company and designated as such in this Schedule;

Seller Underlease Property means the part of a Target Company Property which is to be subleased or licensed by the Purchaser or Target Company back to a member of the Seller Group (as the Seller so designates) and designated as such in this Schedule;

Settlement Sum means a sum payable by either the Seller or Purchaser in lieu of occupation of Relevant Properties as contemplated by Part B calculated pursuant to paragraph 3 of Part C;

Split Property means the relevant part of each Leasehold Property to be assigned in part by the relevant member of the Seller Group to the Purchaser or the relevant Business Purchaser or Target Company or by the relevant Target Company to the relevant member of the Seller Group and designated as such in this Schedule subject to obtaining any Consents required (if applicable) on the terms set out in paragraph 5 of Part D of this Schedule;

Split Property Principles means the principles set out in Part C1 of this Schedule; and

Transfer means the deed or similar document to be entered into between the relevant member of the Seller Group and the Purchaser or the relevant Business Purchaser on or after Closing effecting the transfer of legal (and if relevant, beneficial) title to the relevant Assignment Property or relevant part of the Split Property on terms consistent with the provisions of paragraphs 3 and 4 of Part D of this Schedule.

The paragraph headings in this Schedule shall not affect its interpretation.

Unless the context otherwise requires:

references in this Schedule to clauses shall be construed as references to clauses of the Agreement of which this Schedule is a part; and references to paragraphs shall be construed as references to paragraphs of this Schedule;

references to transfer shall be construed so as to include assign or assignment; and

where one party agrees to indemnify the other it shall be deemed to do so on an after tax basis.

References to Seller Group in the context of a Seller Underlease Property shall be construed to include all such parties as the Seller may nominate in writing and in the event that the Seller nominates more than one party for such purposes the Seller may require that more than one sublease or licence be granted.

Part B - Specific Property Provisions

1. PURCHASER UNDERLEASE PROPERTIES

The following Business Properties shall each be treated as a Purchaser Underlease Property. The relevant part of such Business Property will be occupied by the Purchaser (or the relevant Business Purchaser or Target Company if applicable) as licensee on the terms set out at paragraph 8 of Part D for a term of 12 months from Closing.

Property Type	City	Country
MSU (owned)	Grimbergen	Belgium
MSU (owned)	Athens	Greece
MSU (owned)	Utrecht	Netherlands
MSU (owned)	Manukau City	New Zealand
MSU (owned)	Pinetown	South Africa

2. SELLER UNDERLEASE PROPERTIES

The property at 225 Bath Road, Slough, UK shall be treated as follows:

(a) prior to Closing the Seller shall execute and release to the Purchaser the transfer of the bare legal title in the property from Sara Lee UK Finance Limited to Unilever UK Limited and the beneficial interest in the property from Sara Lee Household & Body Care UK Limited to Unilever UK Limited for completion at Closing with a consideration of 16,075,000 EUR (sixteen million and seventy five thousand euros) and, for the avoidance of doubt, neither the Seller nor any member of the Seller Group shall have any liability in respect of payment of any stamp duty or stamp duty land tax arising as a result of such transfer (provided that it is acknowledged and nothwithstanding Clause 32 that any such stamp duty or stamp duty land tax arising from the creation or later transfer of the beneficial interest within the Seller Group or any such other transfers of beneficial interest prior to Closing remain with the Seller or the relevant member of the Seller Group) although (subject to receiving the relevant monies and the Purchaser procuring signature and approval of the relevant forms by Unilever UK Limited) the Seller will procure the submission of any relevant filings in respect of such taxes and make the payments on behalf of Unilever UK Limited and will register the transfer at the Land Registry (provided that the Purchaser shall provide the Seller with assistance in relation to any requisitions raised by the Land Registry); and

(b) the property shall be a Seller Underlease Property. The Seller (or the relevant member of the Seller Group) shall occupy the relevant part of the property as licensee pursuant to the terms set out at paragraph 8 of Part D and the term of that licence shall be twelve months from Closing or if the Seller elects by service in writing to the Purchaser of the same by 20 January 2011 the Seller shall be granted a lease of part of the Relevant Property in accordance with the Occupation Principles for the term of 12 months from Closing.

Property Type	City	Country
MSU/MU (owned)	Slough	UK

3. PURCHASER UNDERLEASE PROPERTIES (OR SPLIT PROPERTIES )

The following Leasehold Properties are to be treated as Purchaser Underlease Properties and a licence or lease of part will be granted in accordance with the Occupation Principles for the residue of the term of the Lease (less 3 days).

If the Seller reasonably considers that the subletting envisaged by this Part B3 of this Schedule cannot be achieved, or that there are factors that render subletting of part of a Lease undesirable, the Seller may elect by service of notice in writing of the same on the Purchaser to treat all or any of the Relevant Properties listed in this Part B3 as Split Properties in accordance with the Split Property Principles.

Property Type	City	Country
MSU (leased)	Villepinte	France
MSU (leased)	Barcelona	Spain
MSU (leased)	Petaling Jaya	Malaysia
MSU (leased)	Sydney	Australia
MSU (leased)	Jakarta	Indonesia
MSU (leased)	Koln	Germany

4. SELLER UNDERLEASE PROPERTIES (OR SPLIT PROPERTIES)

The following Target Company Properties are to be treated as Seller Underlease Properties and a licence or lease of part will be granted in accordance with the Occupation Principles for the residue of the term of the Lease (less 3 days).

If the Seller reasonably considers that the subletting envisaged by this Part B4 cannot be achieved, or that there are factors that render subletting of part of a Lease undesirable, the Seller may elect by service of notice in writing of the same on the Purchaser to treat all or any of the properties listed in this Part B4 as a Split Property in accordance with the Split Property Principles.

Property Type	City	Country
MSU (leased)	Middelfart	Denmark
MSU (leased)	Kolbotn	Norway
MSU (leased)	Muntilupa City	Philippines
Warehouse	Cavite	Philippines
MSU (lease)	Malmo	Sweden

5. EXIT PROPERTIES

The following Business Properties shall each be treated as Exit Properties:

Property Type	City	Country
MSU (owned)	Nairobi	Kenya
MSU (owned)	Ndola	Zambia
MSU (leased)	Budapest	Hungary
MSU (leased)	Singapore	Singapore
MSU (leased)	Birr Lupfit	Switzerland
MSU (owned)	Prague	Czech Republic

At Closing, the Purchaser shall procure that each of the Acquired Businesses vacate the Exit Properties and, provided that full breakdown of the relevant costs are provided to the Purchaser in good time by the Seller, within two weeks of Closing the Purchaser shall pay to the Seller a Settlement Sum for each of the Relevant Properties agreed pursuant to paragraph 3 of Part C of this Schedule. However, the parties acknowledge and agree that they shall work together in good faith to permit occupation by the other party of a part of a Relevant Property by appropriate means in circumstances where complete vacation of a Relevant Property proves impractical at Closing. Provided always that such additional occupation shall be for no longer than 2 weeks and shall be as licensee on the terms set out at paragraph 8 of Part D other than sub-paragraphs 8.2 (b) and (c).

6. OTHER

In respect of the property at the Hague, Netherlands this Relevant Property will be occupied by the Seller (or the relevant member of the Seller Group if applicable) as licensee on the terms set out at paragraph 8 of Part D for a period of 150 days from Closing (subject to reasonable extension if agreed between the parties.)

7. JAKARTA, INDONESIA

The provisions of Part E of this Schedule shall apply in relation to the manufacturing unit at Jakarta, Indonesia

Part C

1. SPLIT PROPERTY PRINCIPLES

These principles are intended to apply to each Split Property. In this Part C1 the relevant lease under which the relevant member of the Seller Group or Target Company holds such Split Property shall be referred to as a Lease and the term Seller shall include any member of the Seller Group:

1. The parties shall use all reasonable endeavours to agree the extent and location of the area to be transferred (the Split Premises)(acting reasonably and in good faith with a view of achieving an equitable result) and shall take into account the extent of the area occupied, the Fair Proportion, the role of employees located in the premises and any requirements in the Lease and in the event of dispute as to such terms shall refer the same to the dispute resolution procedure set out in paragraph 14.2 of Part D of this Agreement.

2. The Seller or Target Company (as applicable and acting reasonably) shall grant such rights as may reasonably be required by the transferee for operation of the Acquired Businesses over common parts, accesses and common facilities and shall retain over the part of the Split Premises such rights as may reasonably be required for the operation of the business which is retained by the Seller or operated by the Target Company (as applicable).

3. The cost of physical alterations required and any consents relating thereto to ensure the separation and the security of the relevant parties confidential information shall be shared between the parties based on a Fair Proportion with such works being carried out by contractors instructed by the Seller and the process of obtaining all such consents being handled by the Seller.

2. OCCUPATION PRINCIPLES

1. These principles are intended to apply to the agreement of terms of any leases or licences (in this part each being a Lease) to be granted over real property (the Premises), either by the Seller to the Purchaser, or by the Purchaser to the Seller (and in this paragraph the term Seller shall include any member of the Seller Group and the term Purchaser shall include the relevant Target Company or relevant Business Purchaser):

2. The overriding principle shall be that each Lease and the nature of the legal interest to be created by the Lease shall be agreed between the parties acting reasonably, taking into account the usual basis for agreeing and recording such occupational agreement in the relevant jurisdiction in which the Relevant Property is located.

3. The parties shall use all reasonable endeavours to agree the extent and location of Premises (acting reasonably and in good faith with a view of achieving an equitable result) and shall take into account the extent to the area occupied, the Fair Proportion, the role of employees located in the Premises and any requirements in the headlease and in the event of dispute as to such terms shall refer the same to the dispute resolution procedure set out in paragraph 14.2 of Part D of this Agreement.

4. The cost of physical alterations required and any consents relating thereto to ensure the separation and the security of the relevant parties confidential information shall be shared between the parties based on a Fair Proportion with such works being carried out by contractors instructed by the Seller and the process of obtaining all such consents being handled by the Seller.

5. No Lease is to contain any right to renew or for the tenant to remain in occupation after the expiry of the contractual term of the Lease as outlined in Part B of this Schedule and the parties shall take all steps necessary to ensure that any implied right to renew arising by the operation of law in any jurisdiction is excluded from application to the relevant Lease to the extent that such exclusion is possible. In respect of the property at Slough in England:

(a)	the Seller confirms and warrants that before they entered into this Agreement:

(i)	Unilever UK Limited served on the Seller a notice in relation to the licence or sublease to be created pursuant to this Agreement in a form complying with the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003;

(ii)	the Seller or persons duly authorised by the Seller in relation to the notice outlined in (i) above made a statutory declaration in a form complying with the requirements of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003;

(iii)	where the statutory declaration was made by persons other than the Seller, the declarant was duly authorised by the Seller and (in case such is not correct) the Seller hereby ratifies the making of the statutory declaration by the declarant; and

(iv)	the provisions of Sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 are excluded in relation to the licence or sublease to be created pursuant to this Agreement.

6. The rent payable under each Lease shall be determined as follows:

(b)	if a Lease is granted out of a headlease (other than a headlease at a nominal or ground rent) then subject always to the provisions of the headlease as to the level of rent to be payable under an underlease, the rent payable under the Lease shall be the rate that was charged to the relevant business unit in occupation of such Premises immediately prior to the Offer Date, subject to increase in the same proportion as any increase in the headlease rent pursuant to any rent review provisions in the headlease; and

(c)	if a Lease is to be granted out of a freehold interest or a headlease under which a nominal or ground rent is paid then the rent payable under the Lease shall be the rate that was charged to the relevant business unit in occupation of such Premises immediately prior to the Offer Date, which shall be in addition to any sums payable in accordance with paragraphs 7 and 10 below.

7. The tenant/licensee under each Lease shall pay a proportion of such expenses reasonably and properly incurred by the landlord/licensor under each Lease arising from the tenant’s occupation of the premises which shall be based on the sums previously paid prior to the Offer Date, in proportion to the rent payable by the tenant/licensee.

8. Each Lease is to be personal to the tenant to whom the Lease is initially granted and may not be assigned, underlet or otherwise dealt with by the tenant and the tenant may not share occupation of the premises with any third party (other than companies within the same group of companies while they remain in such group).

9. Each Lease will, to the extent consistent with the headlease, permit the carrying out of non structural alterations or additions by the tenant with consent of the landlord (not to be unreasonably withheld or delayed).

10. The tenant/licensee is to be responsible for compliance with all statutory requirements and the payment of all property taxes relating to the Premises customarily are paid for by a tenant under a lease together with all outgoings including utilities (or a Fair Proportion of such sums if charged in respect of the larger building of which the Premises form part).

11. If not inconsistent with any headlease, the landlord under each Lease will be responsible for insuring the Premises at the tenant’s expense and any provisions relating to cesser of rent in any headlease shall be replicated in each Lease.

12. The tenant under any Lease that is granted out of a headlease shall (if required by the superior landlord) give a covenant to the superior landlord to comply with the terms of the headlease and indemnify the landlord against loss or damage suffered by the landlord arising from the tenant’s/licensee’s breach of any such terms.

13. The principles set out in this Schedule are subject to any requirement that may be lawfully imposed by a superior landlord or regulatory authority.

14. The parties acknowledge that there may be specific features or circumstances relating to certain premises that require additional provision to be made in the relevant Lease. It is intended that, so far as possible the principles set out in this paragraph shall apply and to the extent that is not possible the parties shall seek to agree the closest possible alternative.

15. Each Lease shall be in the form that follows the form of the relevant headlease, subject to necessary amendments to reflect the fact that the Lease is an underlease of part and where permitted by the headlease to otherwise reflect the principles set out in this paragraph.

16. If the headlease contains any tenant break rights, the Lease shall contain a landlord break right on a date falling five working days prior to the relevant headlease break dates and with the same notice provisions, save that any lease to be granted in respect of Villepinte, France and Barcelona, Spain shall also contain tenant rights to break on a date falling five working days prior to the relevant headlease break dates on the same terms save that notice should be given 10 working days prior to the last date for service of a break notice in the relevant headlease.

17. If such Lease is granted out of a freehold or a headlease under which a nominal or ground rent is paid then the terms of the Lease shall be those upon which a Lease of the relevant Premises might reasonably be granted on arms length terms between willing parties in the jurisdiction concerned for the length of term of the relevant Lease and as shall be agreed between the parties acting reasonably and in good faith.

3. SETTLEMENT PAYMENTS

1. The parties acknowledge that the Seller (or the relevant member of the Seller Group) or the Purchaser (or the relevant Business Purchaser or Target Company) may not occupy the Seller Underlease Properties or the Purchaser Underlease Properties or the Split Properties (as relevant) for the full length of the terms specified in Part B of this Schedule.

2. No later than 20 January 2011 both parties must serve notice on the other outlining in detail their plans regarding the vacation and/or continued occupation of the Relevant Properties (the Plan).

3. The Plan must specify the dates on which the relevant party will vacate each Relevant Property (each, a Relevant Vacation Date). However, the parties acknowledge and agree that they shall work together in good faith to permit occupation by the other party of a part of a Relevant Property by appropriate means in circumstances where complete vacation of a Relevant Property proves impractical by a Relevant Vacation Date (Additional Occupation). Provided always that such Additional Occupation shall be for no longer than 2 weeks and shall be as licensee on the terms set out at paragraph 8 of Part D.

4. On the date of each actual vacation of a Relevant Property (following where relevant any Additional Occupation), the remaining provisions of this Schedule shall no longer apply in respect of that Relevant Property and the vacating party shall pay or allow to the other a sum by way of settlement in lieu of occupation as contemplated by Part B to be calculated as follows:

Settlement Sum = T x R,

where T equals the number of days between the date when the property is vacated and the date upon which the term of occupation should have expired pursuant to Part B of this Schedule; and

where R equals the fixed costs which would have been incurred by the vacating party, and excluding any variable or metered costs, on a daily basis (as agreed between the Purchaser, the Target Company or Business Purchaser (as appropriate) and the Seller or member of the Seller Group (as appropriate) in the relevant jurisdiction for which the Relevant Property is located with the parties acting reasonably) had the occupation continued beyond the date of vacation for the term contemplated by Part B.

5. Any disputes in relation to the calculation or payment of a settlement sum shall be resolved in accordance with paragraph 14.2 of Part D. If there is any dispute, that part of a Settlement Sum which is not in dispute shall be paid in accordance with paragraph 4 above and any sums subject to dispute paid within 10 working days of the resolution of the dispute.

Part D

1. AGREEMENT FOR SALE OR LEASE OR TRANSFER OF PART

1.1 The Seller shall sell or procure that the relevant member of the Seller Group sells each Split Property and the Purchaser will purchase them or procure that the relevant Business Purchaser purchases them in accordance with the provisions of this Agreement.

1.2 The Purchaser shall sell or procure that the relevant Target Company or Business Purchase sells each Split Property and the Seller will purchase them or procure that the relevant member of the Seller Group purchases them in accordance with the provisions of this Agreement.

1.3 Subject to and in accordance with the provisions of Part B of this Schedule the Seller shall let or licence, or procure that the relevant Seller Group Company grants a lease or licence on the terms set out in this Schedule of each Purchaser Underlease Property.

1.4 Subject to and in accordance with the provisions of Part B of this Schedule the Purchaser shall let or licence, or procure that the relevant Business Purchaser or Target Company grants a lease or licence on the terms set out in this Schedule of each Seller Underlease Property.

1.5 The price for each Split Property shall be the Assignment Property Purchase Price.

1.6 Completion of the transfer (in respect of any Split Property) or grant of a sublease or licence (in respect of any Purchaser Underlease Property or Seller Underlease Property) of each Consent Property is conditional upon the grant of the Consents required in respect of such Consent Property.

2. COMPLETION

2.1 Subject to paragraph 1.6, the transfer of each Split Property shall be completed in the manner set out in paragraph 4 on the Closing Date or (if at that time the Condition has not been satisfied) on the tenth Business Day after the date on which it is satisfied.

2.2 Subject to paragraph 1.6, the grant of each lease or licence at the Seller Underlease Properties and the Purchaser Underlease Properties shall be completed in the manner set out in paragraph 4 on the later of (i) the Closing Date; or (ii) if at that time the Condition has not been satisfied, on the tenth Business Day after the date on which it is satisfied.

3. MATTERS AFFECTING THE PROPERTIES

3.1 The Split Properties are sold and the Purchaser Underlease Properties and Seller Underlease Properties are licensed or underlet subject to the following matters so far as they relate to each Relevant Property and are still subsisting and capable of taking effect at the Actual Completion Date:

(a)	any matters contained or referred to in the registered title to the Relevant Property;

(b)	the rent reserved by and the covenants on the part of the lessee/tenant and the conditions contained in and the other provisions of the Leases;

(c)	any matters contained in or referred to in the Occupational Leases;

(d)	all rights of way, light and air, support, drainage and other rights, easements, quasi-easements, liabilities and public or private rights whatsoever and to any liability to repair or contribute to the repair of sewers, drains, pipes, party structures and other like matters;

(e)	all notices served and orders, demands, proposals, or requirements made by any local or other public or competent authority;

(f)	all actual or proposed orders, directions, plans, notices, instruments, charges, restrictions, conditions, agreements or other matters arising under any statute relating to town and country planning and any laws and regulations intended to control or regulate the construction, demolition, alteration or change of use of land or buildings;

(g)	matters disclosed or treated as disclosed by the Disclosure Letter; and

(h)	in each jurisdiction (other than England and Wales) such matters equivalent to those set out in paragraph (i) and (j) to the extent applicable.

In England and Wales:

(i)	all matters in the nature of overriding interests as set out in Schedule 1 or Schedule 3 (as appropriate) and sections 11(4)(c) and 90 of the Land Registration Act 2002 (as amended by Schedule 12 of that Act and the Land Registration (Transitional Provisions) (No. 2) Order 2003); and

(j)	all Local Land Charges (whether or not registered before the Offer Date) and all matters capable of registration as Local Land Charges (whether or not actually registered).

3.2 The Purchaser, Target Company, Business Purchaser or the relevant member of the Seller Group (as appropriate) shall be deemed to purchase or accept a transfer or accept a lease or licence with full knowledge and notice of the matters mentioned in paragraph 3.1 and shall not raise any objection or requisition whatsoever in respect of any of them.

4. FORM OF TRANSFER

4.1 The transfer of each Split Property shall be in a form reasonably agreed between the Seller and the Purchaser having due regard to the reasonable and proper requirement applicable to an instrument of transfer in each jurisdiction and shall contain an indemnity in favour of the relevant assignor and any other member of the Seller Group which has liability in respect of the Relevant Property from the relevant assignee and the Purchaser in respect of all Losses howsoever arising in relation to the Relevant Property with effect from the Actual Completion Date.

4.2 If the indemnity referred to in paragraph 4.1 cannot for practical reasons be incorporated into the relevant instrument of transfer then such indemnity shall be given by the relevant assignee and the relevant assignor in a separate deed or document.

4.3 The Seller shall prepare and execute the transfer of each Split Property in duplicate and shall deliver the executed transfers and any other documents to be entered into between the Seller and the Purchaser (with or without other parties) to the Purchaser’s no later than five Business Days before the relevant completion date specified in paragraph 2.

4.4 The lease or licence in respect of each Purchaser Underlease Property and Seller Underlease Property shall be in a form which complies with the Occupation Principles and the Seller shall prepare and execute each underlease in duplicate and shall deliver the executed underleases and any other documents to be entered into between the Seller and the Purchaser (with or without other parties) to the Purchaser no later than five Business Days before the relevant completion date specified in paragraph 2.

5. OBTAINING THE CONSENTS FOR THE SPLIT PROPERTIES

5.1	Subject to

(a)	the party to whom part of the Relevant Property shall be assigned confirming pursuant to Part C, paragraph 3 that it requires such assignment;

(b)	the Purchaser supplying any information that relates to the relevant Business Purchaser to whom part of the Relevant Property shall be assigned and which should as a matter of good practice or law be supplied to the landlord of a property with an application for the relevant Consent; and

(c)	the parties agreeing the matters set out in Part C, paragraphs 1.1 and 1.2;

the Seller shall not later than twenty five days after agreement of the matters set out in Part C, paragraphs 1.1 or, if later, five Business Days after the receipt by the Seller of such information from the Purchaser, apply or procure that the relevant member of the Seller Group applies to the Landlords or other third parties (as appropriate) for the Consents and keep the Purchaser informed of the progress of each application and subject to paragraph 5.3 the Seller shall use its reasonable endeavours and the Purchaser will use all reasonable endeavours to assist the Seller to obtain the Consents;

5.2 The Seller shall be under no obligation to provide any credit support in respect of any assignment.

5.3 The Purchaser shall (or shall procure that any relevant Target Company or Business Purchaser shall) promptly satisfy the lawful requirements of the Landlord or other third party and shall take all reasonable steps to assist the Seller in obtaining the Consents and without prejudice to the generality of the foregoing shall:

(a)	provide to the Seller all information, references and documents as shall be reasonably requested by any Landlord or other third party to support any application for a Consent made by the Seller in accordance with this Schedule or which may otherwise be agreed by the parties;

(b)	in any licence to assign or similar document in which the Landlord of a Business Property consents to the assignment of the relevant Business Property, enter into direct covenants with the relevant Landlord to observe and perform the tenant’s covenants and obligations contained in the Lease throughout the residue of the term of the Lease or until released as may be lawfully required in each jurisdiction in relation to each Consent Property; and

(c)	if lawfully required, provide such guarantee, surety, rent deposit or other security for the obligations of the relevant Business Purchaser (as tenant) under the Lease as is acceptable to the relevant Landlord;

to the intent that the Purchaser will take or procure all reasonable steps and do all reasonable acts and make all payments which are necessary to be done or made and which it is capable of doing or making to meet the lawful requirements of the Landlord or other third parties so as to ensure that the Consents are obtained.

5.4 The costs incurred by or awarded against the Seller (or member of the Seller’s Group) prior to any assignment of the property to the Purchaser or against the Purchaser (or member of the Purchaser’s Group) after such assignment in obtaining the Consents shall be allocated as follows:

(a)	save as specified below, each party shall bear its own legal costs in applying for and obtaining the Consents provided that neither the Purchaser nor any member of the Purchaser’s Group shall be liable for paying any costs whatsoever in respect of the Seller’s application to assign part of a Lease or in respect of a Split Property;

(b)	the legal and other costs payable to the Landlords or other third parties shall be allocated in a Fair Proportion;

and the Seller and the Purchaser agree to reimburse where appropriate any such sums to the other (or any group member of it as applicable) together with any applicable VAT (or equivalent tax) within five Business Days of written demand accompanied by a copy of any relevant invoice (or equivalent tax).

6. OBTAINING THE CONSENTS FOR THE PURCHASER UNDERLEASE PROPERTIES AND THE SELLER UNDERLEASE PROPERTIES

6.1	Subject to

(a)	the party to whom a sublease of part of the Relevant Property is to be granted confirming pursuant to Part C of paragraph 3 that it requires such sublease;

(b)	the Purchaser supplying any information that relates to the relevant Business Purchaser and which should, as a matter of good practice or law, be supplied to the landlord of a property with an application for the relevant Consent; and

(c)	in respect of the Purchaser Underlease Properties and Seller Underlease Properties, the parties agreeing the matters set out in Part C, paragraphs 2.3 and 2.5;

not later than twenty five Business Days after agreement of the matters set out in Part C paragraphs 2.3 and 2.5 or, if later, five Business Days after the receipt by the Seller of such information from the Purchaser apply to the Landlords or other third parties (as appropriate) for the Consents and keep the Purchaser informed of the progress of each application and subject to paragraph 6.4 the Seller shall use its reasonable endeavours and the Purchaser will use all reasonable endeavours to assist the Seller to obtain the Consents.

6.2 Neither the Seller in relation to the underlease of a Purchaser Underlease Property nor the Purchaser in relation to the underlease of a Seller Underlease Property shall be under any obligation to provide any form of credit support.

6.3 The Purchaser (or the relevant Business Purchaser or Target Company, if applicable) in relation to a Purchaser Underlease Property and the Seller (or member of the Seller Group, if applicable) in relation to a Seller Underlease Property shall promptly satisfy the lawful requirements of the Landlord or other third party and shall take all reasonable steps to assist in obtaining the Consents and without prejudice to the generality of the foregoing shall:

(a)	provide all information, references and documents as shall reasonably be requested by any Landlord or other third party to support any application for a Consent made in accordance with this Schedule or which may otherwise be agreed by the parties;

(b)	in any licence to underlet enter into direct covenants with the relevant Landlord to observe and perform the undertenant’s covenants and obligations contained in the underlease and the tenant’s covenants and obligations (other than the covenant to pay rent) contained in the Lease throughout the residue of the term of the underlease; and

(c)	if lawfully required, provide such guarantee, surety, rent deposit or other security for its obligations under the underlease as is acceptable to the relevant Landlord.

6.4 The costs incurred by or awarded against either party in obtaining the Consents shall be allocated as follows:

(a)	save as specified below, each party shall bear its own legal costs in applying for and obtaining the Consents;

(b)	the legal and other costs payable to the Landlords or other third parties shall be allocated in a Fair Proportion;

and the Seller and the Purchaser agree to reimburse where appropriate any such sums to the other (or any group member of it as applicable) together with any applicable VAT (or equivalent tax) within five Business Days of written demand accompanied by a copy of any relevant invoice (or equivalent tax).

7. OCCUPATION

7.1 If, in relation to any Relevant Property, the Condition has not been satisfied by Closing or (in respect of Purchaser Underlease Properties and Seller Underlease Properties) the parties have not provided confirmation as to the continued occupation of the relevant Property pursuant to Part C, paragraph 3 or have provided confirmation that the planned occupation is less than the full length of the term outlined in Part B of the Schedule, the Purchaser or the Seller (as relevant) shall, with effect from Closing, be entitled to receive the income from that part of the Relevant Property for which it is responsible pursuant to this Schedule and the relevant member of the Seller Group or the Purchaser (as applicable) shall occupy the Relevant Property in question (save to the extent that the same is subject to any Occupational Lease) as licensee upon the terms and conditions set out at paragraph 8 of Part D. Such licence shall be revocable by the Seller, relevant member of the Seller Group, the Purchaser, the Business Purchaser or Target Company (as applicable) in accordance with paragraph 9.2.

7.2 Pending the Actual Completion Date and with effect from Closing, the grantor of a licence pursuant to paragraph 7.1 will procure that in relation to any Relevant Property:

(a)	no contract is entered into disposing of any interest in the Relevant Property; and

(b)	the rents, service charges and other sums reserved by the relevant lease are paid and the covenants and conditions contained in the relevant lease are materially observed and performed.

7.3 The Seller and Purchaser shall not pending the assignment of the Split Properties or grant of an underlease of the Seller Underlease Properties or the Purchaser Underlease Properties:

(a)	affect or accept any variation or surrender or other termination of any of the Leases or Occupational Leases; nor

(b)	serve any notices upon the Landlord or tenant under them; nor

(c)	in respect of any Lease or Occupational Lease where the rent is now or prior to assignment becomes subject to review, agree or take any steps in relation to any review of the rent;

without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed) and shall forthwith send a copy to the other party of any notice or other material communication received in connection with any of the Leases.

7.4 The proper costs and expenses incurred by the Seller and the Purchaser in connection with any such review of rent shall be shared between the Seller and the Purchaser according to the relationship between the length of the part of the relevant rent review period falling before Closing and the length of the part falling on and after Closing (the former being borne by the Seller and the latter being borne by the Purchaser), and the Purchaser and the Seller shall indemnify each other accordingly.

8. LICENCE

8.1 Occupation by the Seller or Purchaser of Purchaser Underlease Properties, Seller Underlease Properties and the Hague research and development facility as referred to in Part B of this Schedule or of any other Relevant Property pursuant to paragraph 7.1 of Part D shall be on the terms in this paragraph (the Licence).

8.2 The Seller or Purchaser as licensee (the Licensee), as appropriate, shall:

(a)	occupy the part of the Relevant Property agreed between the parties acting reasonably and in good faith with a view to achieving an equitable result taking into account the extent to the area occupied, the Fair Proportion, the role of employees located in the Relevant Property and any requirements in the headlease;

(b)	pay rent at a rate charged to the relevant business unit in occupation immediately prior to the Offer Date (subject to, if the Relevant Property is leasehold, any impact from any review in rent since that date);

(c)	pay a proportion of expenses reasonably and properly incurred by the licensor arising from the Licensee’s occupation of the Relevant Property which shall be based on the sums previously paid prior to the Offer Date, in proportion to the rent payable by the Licensee;

(d)	not assign or otherwise deal with the Licence and not share occupation of the Relevant Property with any third party other than companies within the same group of companies while they remain in such group;

(e)	not carry out alterations of any kind;

(f)	to keep the areas included within the Licence clean and tidy and clear of rubbish and to leave them in such condition and on vacation;

(g)	not to obstruct any common parts or to use the area included within the Licence in such a way as to cause any nuisance, damage, disturbance, annoyance, inconvenience or interference to the owners, occupiers or users of other parts of the Relevant Property;

(h)	acknowledge that the cost of physical alterations required and any consents relating thereto to ensure the separation and the security of the relevant parties confidential information shall be shared between the parties based on a Fair Proportion with such works being carried out by contractors instructed by the Seller and the process of obtaining all such consents being handled by the Seller provided always that is is acknowledged by the parties that it is their intention to avoid the incurrence of external costs in relation to separation and/or alterations except where the length of the occupation under the licence pursuant to this paragraph 8 makes the incurrence of external costs reasonable in the circumstances;

(i)	be responsible for compliance with all statutory requirements and the payment of all property taxes relating to the relevant part of the Relevant Property customarily paid for by a tenant under a lease together with all outgoings, including utilities (or a Fair Proportion of such sums if charged in respect of a larger area than that occupied pursuant to the Licence); and

(j)	observe and perform the covenants and conditions on the part of the lessee in the relevant Lease, other than payment of rents and indemnify the licensor on an after-tax basis in respect of all losses, liabilities and costs incurred by the licensor as a result of any act, neglect, default or omission on the part of the Licensee to perform or comply with such covenants and conditions.

8.3 If not inconsistent with any headlease, the licensor will be responsible for insuring the relevant part of the Relevant Property at the Licensee’s expense or a Fair Proportion of such sum settled by the licensor in respect of a larger area than that occupied pursuant to the Licence.

8.4 The principles set out in this paragraph are subject to any requirement that may be lawfully imposed by a superior landlord or regulatory authority.

9. TERMINATION

9.1 Without prejudice to paragraph 9.2 below, if the Condition has not been satisfied or deemed satisfied in relation to any Split Property, Purchaser Underlease Property or Seller Underlease Property within six (6) months of Closing then the parties shall use their reasonable endeavours to achieve the arrangements including joint occupancy envisaged pursuant to this Schedule by alternative means.

9.2 Any Licence pursuant to paragraph 8 shall be revocable by the grantor of the licence (being the Seller, relevant member of the Seller Group, Purchaser, Business Purchaser or Target Company as applicable) by notice in writing served on the occupying party if forfeiture or termination of the relevant Lease or action for damages by the Landlord (on account of the occupying party’s occupation itself constituting a breach of covenant or condition in the Lease) is threatened and upon service of such notice the provisions of this Agreement so far as they relate to the Relevant Property shall determine but without prejudice to the matters below:

(a)	the liability of either party for any subsisting breach of that party’s obligations under this agreement in relation to the Relevant Property; and

(b)	the parties’ obligations under paragraph 9.3.

9.3	Upon service of a notice pursuant to paragraph 9.2:

(a)	the Seller and the Purchaser shall be released from any obligation to complete the assignment or transfer or underletting of the Relevant Property;

(b)	and where the property has not been assigned or the property is a Purchaser Underlease Property the Purchaser shall within ten (10) Business Days of service of such notice deliver up to the Seller vacant possession of such parts of the Relevant Property as are not subject to Occupational Leases and any licence pursuant to paragraph 8 shall terminate forthwith and where the property is a Seller Underlease Property which is vested in the Buyer or a member of the Buyer’s Group or a Target Company then the Seller shall within ten (10) Business Days of service of such notice deliver up to the Buyer vacant possession of such parts of the relevant Property as it was occupying under licence and any licence pursuant to paragraph 8 shall terminate forthwith; and

(c)	for a period of 12 months from the date of service of such notice or the end of the term as outlined in Part B of this Schedule (which ever is earlier) the Purchaser or the Seller (as applicable) shall continue to pay rent and other sums due under paragraph 8 on the same basis and proportion as the rent and other sums previously paid in respect of the Relevant Property.

10. INSURANCE

10.1 From the Offer Date until (and including) the Actual Completion Date, members of the Seller Group and the Target Companies shall continue in force all policies of insurance maintained by them in respect of the Relevant Properties to the extent that such policies were maintained by them immediately prior to the Offer Date.

10.2 All proceeds of insurance paid by a member of the Seller Group and/or the Target Companies (in excess of any deductible, retention or self-insurance amount) in respect of any event that occurs on or before the Actual Completion Date, to the extent that the proceeds are for damaged properties or assets that constitute Relevant Properties shall:

(a)	to the extent the damage to the Relevant Property has not been repaired or restored or paid for by the Seller on or prior to the Actual Completion Date, be paid over to the Purchaser at the Actual Completion Date or, if no proceeds have been received before the Actual Completion Date, the Seller shall assign its claim thereto to the Purchaser promptly following the Actual Completion Date; and

(b)	to the extent the damage to the Relevant Properties has been repaired or restored or paid for by the Seller on or prior to Closing, be retained by the Seller or, if no proceeds have been received before the Actual Completion Date, the Seller shall be entitled to retain the same once received.

11. EXCLUSION OF TENANT’S FIXTURES AND FITTINGS

In relation to those Relevant Properties and parts of the Relevant Properties which are subject to the Occupational Leases, any fixture and fitting in the nature of a tenant’s fixture or fitting within the part(s) subject to the Occupational Leases is excluded from the sale.

12. NON-MERGER

Notwithstanding completion of the sale and purchase and underletting or licences as contemplated by this Agreement, this Schedule shall remain in full force and effect so far as anything remains to be implemented.

13. NON WARRANTY

13.1 The Purchaser hereby admits that it has entered into this Agreement solely on the basis of its inspection of the Relevant Properties its own judgement and the terms of this Agreement and not in reliance wholly or partly upon any statement representation or warranty whether written oral or implied made by or on behalf of the Seller or any member of the Seller Group except as set out in paragraphs 5.2(a) of Part A of Schedule 4 and Part C of Schedule 4.

13.2 This paragraph 13 shall not exclude liability for fraudulent misrepresentation.

14. MISCELLANEOUS

14.1 The relevant assignee of any Lease of Split Property shall not exercise any option to extend the term of the relevant Lease nor renew or expand the premises demised by the Lease or modify the Lease or incur any other additional liability under the relevant Lease so as to increase the liability of the relevant assignor in relation to the relevant Property over and above that envisaged under the relevant Lease at the date of Actual Completion and the Seller and the Purchaser shall (as appropriate) procure that the relevant assignee shall give a covenant on these terms in the relevant deed of assignment or other instrument of transfer in favour of the relevant assignor or this covenant shall be given in a separate deed executed and delivered by the assignee simultaneously on the Actual Completion Date of the assignment of the relevant Lease.

14.2 The parties shall act reasonably in making arrangements envisaged pursuant to this Schedule but, in the event of a dispute between the parties as to its operation the dispute shall be referred to the senior management of the Seller and Purchaser and if for any reason the parties are unable to resolve the dispute then the dispute may be referred (on the application of either the Seller or the Purchaser) for determination by an expert (the Expert). The Expert shall be requested to make its decision within 60 days (or such later date as the Seller, the Purchaser and the Expert may agree in writing) of confirmation and acknowledgement by the Expert of its appointment. The following provisions shall apply once the Expert has been appointed:

(a)	the Seller and Purchaser shall each prepare a written statement within 15 days of the Expert’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Expert for determination and copied at the same time to the other;

(b)	following delivery of their respective submissions, the Purchaser and the Seller shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Expert not later than 15 days after receipt of the other’s submission and, thereafter, neither the Seller nor the Purchaser shall be entitled to make further statements or submissions except insofar as the Expert so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) 15 days to respond to any statements or submission so made);

(c)	the Expert shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.

Part E

JAKARTA

Jakarta Bodycare Business Site

1. This Part of this Schedule shall apply in respect of the manufacturing facility in Jakarta, referred to in Exhibit 4 (the Jakarta Site).

2. The Seller shall use all reasonable endeavours to transfer or procure the transfer of such title it or any member of the Seller Group has as at the Offer Date to the land and buildings, plant and machinery at the Jakarta Site solely occupied or used by the Worldwide Bodycare Business and conducting (and service media solely relating to such buildings (the Jakarta Bodycare Business Site) to PT Sara Lee Bodycare Indonesia TBK (or such other member of the Purchaser Group as the Purchaser may nominate) (the Jakarta Purchaser) on or prior to Closing (or, if the transfer has not occurred on Closing, within nine months after Closing). The Jakarta Purchaser shall accept such transfer. The transfer of the Jakarta Bodycare Business Site shall be free from any mortgages or other security interests and free from any restrictions which would prevent or restrict it from being transferred by the Jakarta Purchaser to a third party purchaser.

3. The Seller (acting reasonably) shall grant or procure to be granted, over such areas of the Jakarta Site which are retained by it or any member of the Seller Group, such rights as are necessary in order to operate the Worldwide Bodycare Business in a similar manner as it is operated at the Offer Date and shall retain over the Jakarta Site such rights as are necessary in order to operate the retained business in a similar manner as it is operated as at the Offer Date.

4. The Purchaser shall:

(a) provide to the Seller, within a reasonable period of request, all information, references and documents as shall be reasonably requested by the Seller in order to support any applications made in connection with the proposed transfers; and

(b) will take all reasonable steps, do all reasonable acts, and execute all necessary documents so as to effect the transfer.

5. The Seller and the Purchaser shall each provide reasonable assistance to the other in connection with obtaining Environmental Consents necessary to carry out the business at the Jakarta Site.

6. If the transfer pursuant to paragraph 2 above has not been effected on or prior to the day nine months after Closing:

(i) the Jakarta Bodycare Business Site shall (in the case of the buildings, plant and machinery) be transferred (free from any mortgages or other security interests) to the Seller (or as the Seller directs) and (in the case of the land) be retained by the Seller’s Group; and

(ii) the Seller shall pay to the Purchaser (or as the Purchaser directs) an amount equivalent to the fair market value of the Jakarta Bodycare Business Site (assuming it to be capable of transfer without restriction). The market value shall be agreed between the Seller and the Purchaser. To the extent that the fair market value of the Jakarta Bodycare Business Site is not agreed between the parties within two months after the Offer Date, the parties shall refer the matter to an appropriately qualified independent expert agreed between the parties for determination. In default of agreement within 10 Business Days either party may apply to the President for the time being of the Law Society (or equivalent in Jakarta or next available officer) to appoint such an expert whose determination will be final and binding.

Shared land and buildings on the Jakarta Site

7. In respect of all land and buildings on the Jakarta Site not exclusively used by either the Seller Group or the Worldwide Bodycare Business (the Shared Site), the Seller and the Purchaser:

(a) shall use reasonable endeavours to agree an allocation between the Seller and the Purchaser of the Shared Site with a view to achieving an approximate 50:50 split of the Shared Site between the Seller and the Purchaser and shall take into account (i) the proximate location of the relevant building in the Shared Site to the buildings exclusively used by a party; and (ii) the access that parties need to have to buildings allocated to them (taking into account that such access may be granted by right of way);

(b) to the extent that an allocation of the Shared Site is not agreed within three months of the Offer Date, the parties shall refer the matter to an appropriately qualified independent expert agreed between the parties for determination. In default of agreement within 10 Business Days either party may apply to the President for the time being of the Law Society (or equivalent in Jakarta or next available officer) to appoint such an expert whose determination will be final and binding.

8. Following agreement or determination of the allocation pursuant to paragraph 7 above, the parties shall use all reasonable endeavours:

(i) to transfer the properties in accordance with the agreed allocation; and

(ii) to enter into an agreement for the provision of services in accordance with the principles set out in paragraph 9 below.

Shared Services

9. In this paragraph Shared Services shall mean services required for the operation of both businesses operating at the Jakarta Site. Each party undertakes to the other to use reasonable endeavours to negotiate in good faith and enter into an agreement for the provision of Shared Services in accordance with the following principles:

(a) to maintain the land buildings and conducting and service media relating to it necessary for the provision of the Shared Services (and for this purpose each party shall grant the other all necessary rights of entry and access over their land in order for them to carry out such maintenance and repair obligations provided that the persons having the benefit of those rights shall exercise them in a manner and at times (except in emergency) in order to cause as little disruption as possible to the other party);

(b) to use reasonable endeavours to supply to the other party all Shared Services as were provided from the relevant site at the same level as were provided to the other as at the Offer Date (unless otherwise agreed between the parties);

(c) the charges (the Charges) payable by the recipient of the relevant Shared Service to the supplier of the relevant Shared Service shall be calculated on an actual usage and fair and equitable basis taking into account the actual cost to the supplier of providing the relevant Shared Service;

(d) such charges shall be estimated (the Estimated Charge) by the supplier of the Shared Service in respect of the forthcoming year and a statement of the Estimated Charge shall be sent to the recipient as soon as reasonably practicable. The recipient shall pay the Estimated Charge quarterly in advance and the supplier is to provide a certificate showing the actual Charges for the previous quarter within a reasonable period of time;

(e) to the extent that there is a difference between the Estimated Charge and the actual Charges, such difference shall be payable to the supplier or recipient (as relevant) on demand;

(f) to the extent that a party fails to remedy an outage in a relevant Shared Services which is material to the operation of the relevant party’s business at the site, the other party may step in and provide such Shared Service for a temporary period until the other party confirms in writing that it is able to continue with provision of the relevant Shared Service and the relevant party shall have such rights as necessary to carry out such Shared Service.

(g) to the extent that a party persistently fails to supply such Shared Services, the other shall be entitled to step in and take over the supply of the relevant Shared Service;

(h) if either party wishes to close its principal operations at the Jakarta Site it shall before doing so provide as much notice to the other party as is reasonably practicable and afford to the other party such assistance as that party reasonably requires to acquire the balance of the Shared Site so as to ensure continuity of provision of the Shared Services on the same basis as above;

(i) in the event that either party wishes to dispose of its interest in the Jakarta Site it will prior to doing so enter into good faith discussions with the other with a view to affording that party a reasonable opportunity to acquire the balance of the Jakarta Site; and

(j) if, notwithstanding paragraph (i), either party disposes of its interest in the Jakarta Site, it will procure that the acquiring party enters into an agreement relating to the provision of and payment for services equivalent to that existing prior to the date of the disposal with an obligations on such acquiring party on any disposal by it to similarly procure entry into of such an agreement if required by the other party.

10. Notwithstanding any other clause of this Agreement, until completion of the transfer of the Jakarta Bodycare Business Site in accordance with this clause the Seller shall indemnify the Purchaser for all Liabilities relating to or arising from the presence of pollution, contamination or hazardous substances in soil, surface water or groundwater at, under or from the Jakarta Site, save for any such Liabilities that result from the activities or operations of the Purchaser at the Jakarta Bodycare Business Site or the Shared Services Site in the period between Closing and the earlier of (i) nine months after Closing or (ii) the completion of transfer of the Jakarta Bodycare Business Site to the Seller.

SCHEDULE 11

INTELLECTUAL PROPERTY AND IT

Part A : Intellectual Property

1. Subject to paragraph 8 of this Part A of Schedule 11, the Seller shall procure that all licences between any Target Company and any member of the Seller Group relating to any Owned IP shall terminate at Closing (or, if later, the date on which such Owned IP is transferred pursuant to clause 31.2) and shall, if requested by the Purchaser, assist the Purchaser to the extent necessary in removing any recordal of any such licence at any IPR registry.

2. The Seller shall procure that for three (3) years following Closing no member of the Seller Group shall use the PRODERM name or any associated logo or device containing PRODERM, or any confusingly similar name or mark. The Seller shall not authorise (or purport to authorise) the Worldwide Household Business Purchaser to use the PRODERM name.

3. In relation to any Owned IP registered in the name of or otherwise owned by Zetra, the Seller (through the Share Sellers and the Business Sellers) shall:

(a)	on Closing, sell to the Purchaser (through the Share Purchasers and the assignee(s) identified in the IP Assignment) such right, title and interest as the Seller Group owns in that Owned IP; and

(b)	not later than the date falling 12 months after the Closing Date, procure the transfer by Zetra of its rights in that Owned IP (the Zetra Rights) to the assignee(s) to whom the rights described in paragraph 3(a) of this Part A of Schedule 11 are sold, provided that the Purchaser:

(i)	acknowledges that the sale at a fair market value to Zetra of the Owned IP for or relating to the BRYLCREEM brand in the Zetra Territories may be proposed by Zetra in connection with the transfer (directly or indirectly) by Zetra of the other Zetra Rights to those assignee(s); and

(ii)	shall, and shall procure that the relevant assignee(s) shall:

(A)	together with the Seller, negotiate in good faith with Zetra and any person connected with Zetra (including Joseph Jean Zeenni, Salim Jean Zeenni, Michel Zeenni and Jean Joseph Zeenni) in relation to the sale at fair market value to Zetra of all Owned IP for or relating to the BRYLCREEM brand in the Zetra Territories, such in exchange, amongst other things, for Zetra agreeing to the transfer of the Zetra Rights to the assignee(s) to whom the rights described in paragraph 3(a) of this Part A of Schedule 11 are sold;

(B)	agree to the sale to Zetra of all Owned IP for or relating to the BRYLCREEM brand in the Zetra Territories if the Purchaser (or the relevant assignee(s)) will receive as consideration the fair market value for such Owned IP; and

(C)	take all other steps reasonably required by the Seller to assist the Seller and Zetra in relation to the transfer of the Zetra Rights.

4. The Seller shall procure that, as soon as reasonably practicable following Closing, any trade mark registration or application for registration for the term WILLIAMS that is retained by the Seller Group is amended to delete any goods on which the Worldwide Body Care Business uses, or in the past three years has used, WILLIAMS from the specification of that registration or application.

5. Without prejudice to the Warranties, the Seller hereby grants to the Purchaser, and shall procure the grant by each relevant member of the Seller Group, to the Purchaser of, in each case with effect from Closing:

(a)	a worldwide, non-exclusive, perpetual, irrevocable, assignable, royalty-free licence (with the right to sub-license) of all Intellectual Property Rights (other than the Intellectual Property Rights described in paragraphs 9(a) and 9(b) of Part C of Schedule 2 and Intellectual Property Rights relating to Information Technology) owned by the Seller Group at Closing which are used (but not exclusively) in the Worldwide Body Care Business at the Offer Date;

(b)	a non-exclusive, perpetual, irrevocable, assignable, royalty-free licence (with the right to sub-license), in the EEA and Greenland, of all Intellectual Property Rights (other than the Intellectual Property Rights described in paragraphs 9(a) and 9(b) of Part C of Schedule 2 and Intellectual Property Rights relating to Information Technology) owned by the Seller Group at Closing which are used (but not exclusively) in the European Detergents Business, other than in relation to the Permitted Tomik/Closan Products, at the Offer Date;

(c)	a non-exclusive, perpetual, irrevocable, assignable, royalty-free licence (with the right to sub-license), in the EEA and Greenland, to use (including by manufacturing, keeping, offering to dispose of or sell, disposing of or selling any product relating to, or using or offering for use any process relating to) any registered patents (and any utility models and IPR in know-how in each case for those registered patents and that are used in European Detergents Business on the Closing Date) that are owned by the Seller Group on 11 December 2009 and/or 4 July 2010 that relate (but not exclusively) to the Permitted Tomik/Closan Products; and

(d)	in relation to the Permitted Tomik/Closan Products:

(i)	a non-exclusive, perpetual, irrevocable, assignable, royalty-free licence (with the right to sub-license), in the EEA and Greenland, of all registered design rights (and unregistered design rights in the designs comprised in those registered design rights, and IPR in know-how not licensed under paragraph 5(c) above and copyright in each case in the designs comprised in those registered and unregistered design rights, excluding, for the avoidance of doubt, any rights in trade marks and get-up) which were owned by the Seller Group on 11 December 2009 and/or 4 July 2010 and used (but not exclusively) for the Current Tomik/Closan Products in the European Detergents Business on 11 December 2009 and/or the Closing Date, for the purpose of manufacturing, keeping, offering to dispose of and sell, disposing of, selling and otherwise using toilet liquid rimblock and refill products bearing TOMIK or CLOSAN that have the shape of the part(s) of the Permitted Tomik/Closan Products that are embodied in those design rights (or any shape that is substantially similar or that does not produce a different overall impression) (which for the avoidance of doubt shall not include “AMBI PUR” or the AMBI PUR “p” logo); and

(ii)	except to the extent licensed to the Purchaser pursuant to paragraphs 5(c) and 5(d)(i) of this Part A of Schedule 11, a non-exclusive, irrevocable, assignable, royalty-free licence (with the right to sub-license), in the EEA and Greenland, of all Intellectual Property Rights owned by the Seller Group on 11 December 2009 and/or 4 July 2010 that are used (but not exclusively) for the Permitted Tomik/Closan Products on that date including, for the avoidance of doubt, such Intellectual Property Rights relating to trade marks containing AMBI PUR and the AMBI PUR “p” logo, to:

(A)	have Permitted Tomik/Closan Products manufactured by the Seller Group until the date of expiry of the Transitional Services Agreement in so far as that agreement relates to manufacturing at the manufacturing unit at Polígono Industrial Santiga, carretera B-141 de Ripollet a Santiga (km 4), Santa Perpetua de Mogoda, Barcelona, Spain; and

(B)	keep, offer to dispose of or sell, dispose of, sell and otherwise use, those Permitted Tomik/Closan Products at any time,

provided that in relation to the licence granted in this paragraph 5(d)(ii) of this Part A of Schedule 11 of those trade marks containing AMBI PUR and the AMBI PUR “p” logo (Trade Mark), the Purchaser shall, and shall procure that its sub-licensees shall, in relation to this licence of the Trade Mark:

(I)	only use the Trade Mark in the manner and to the extent used on the Current Tomik/Closan Products or otherwise in accordance with any directions stipulated from time to time (including in relation to colours and size of the representation) by the Seller (at the direction of The Procter & Gamble Company); and where the Trade Mark is applied to goods, the Purchaser shall, and shall procure that its sub-licensees shall, ensure that (i) (except to the extent that Current Tomik/Closan Products have been manufactured by the Seller Group and are kept, offered for disposal or sale, disposed of, sold or otherwise used in a condition identical to that in which they were manufactured by the Seller Group) the quality of those goods and (ii) any business activities relating to such use, shall be at least equal to and reflect the standards established in connection with the goods and business relating thereto at the closing of the sale of the air care business of the Seller Group (including taking into account the documented plans for the Current Tomik/Closan Products as at 11 December 2009);

(II)	at the request of the Seller, supply to the Seller samples showing each of the actual and proposed uses of the Trade Mark (other than to the extent used on products as manufactured by the Seller under the Transitional Services Agreement or to the extent that such actual or proposed uses are identical to those made of the Trade Mark by the Seller Group in the 12 months prior to Closing);

(III)

not use any Trade Mark in relation to any goods or services other than those expressly authorised in this paragraph 5(d) (ii), in conjunction with any other trade marks (which, for the avoidance of doubt, shall not include descriptive words or names) other than any other trade marks with which they are used on the Current Tomik/Closan Products, including CLOSAN or TOMIK, without the prior written consent of the Seller, and if the Seller notifies the Purchaser that the Seller has been notified by The Procter & Gamble Company that the Purchaser or any of its sub-licensees is using the Trade Mark in any way which (a) is not identical to the way in which the Trade Mark has been used by the Seller

Group in the 12 months prior to Closing and (b) could tend to allow the Trade Mark to become generic, to lose its distinctiveness, to become liable to mislead the public or which would otherwise be detrimental to or inconsistent with the good name, goodwill, reputation or image of The Procter & Gamble Company in respect of the Trade Mark, the Purchaser shall, and shall procure that its sub-licensees shall, immediately cease using the Trade Mark in that way in accordance with any directions stipulated by the Seller;

(IV)	not register or procure the registration of any mark the same as or confusingly similar to any Trade Mark as a trade mark for any goods or services or as a domain name, or as its trade or company name in every case anywhere in the world;

(V)	acknowledge that all goodwill associated with the use of the Trade Mark by or for the Purchaser, its sub-licensees or any subcontractor vests and shall vest in the Seller or person identified by the Seller; and

(VI)	if it becomes aware of any infringement, threatened infringement or passing off of the Trade Mark or any claim or allegation by any person that any Trade Mark is invalid or liable to revocation or that use of any Trade Mark infringes the rights of any person it shall as soon as reasonably practicable notify the Seller, giving full particulars to the extent known by the Purchaser Group (without any obligation to conduct further investigations).

6. The Seller hereby grants to the Purchaser, and shall procure the grant by each relevant member of the Seller Group, to the Purchaser with effect from Closing of a non-exclusive, irrevocable, assignable, royalty-free licence (with the right to sub-license) of the Cebralin Cruz Verde IP, in the European Economic Area, until 31 December 2012, for use solely in relation to the stain remover products manufactured or sold by the Seller Group in the twelve months prior to the Closing Date bearing the “Cebralin” trade mark, in the manner in which the Cebralin Cruz Verde IP was so used in relation to those products in the twelve months prior to the Closing Date, provided that the Purchaser shall, and shall procure that any sub-licensee under this paragraph 6 of Part A of Schedule 11 shall, not manufacture any products bearing the Cebralin Cruz Verde IP with effect from the Closing Date.

7. To the extent that any Intellectual Property Rights used but not exclusively in the Acquired Businesses at the Offer Date are assigned or otherwise transferred (including by means of a sale of the shares of the company that owns such Intellectual Property Rights) by a member of the Seller Group to the Worldwide Household Business Purchaser, whether before or after Closing, the Seller shall ensure that transfer is subject to the licences to the Purchaser set out in paragraph 5 of this Part A of Schedule 11.

8. The Purchaser hereby grants to the Seller, and shall procure the grant by each relevant Business Purchaser and Target Company to the Seller of, in each case with effect from Closing:

(a)	a non-exclusive, perpetual, irrevocable, worldwide, assignable, royalty-free licence (with the right to sub-license) of all patents and registered design rights (including applications for patents and registered design rights) listed in Exhibit 3, and related Intellectual Property Rights, which at the Offer Date are used in a business to be retained by the Seller Group, including the Worldwide Household Business; and

(b)	the non-exclusive, irrevocable, worldwide, assignable, royalty-free right (with the right to sub-license), for 24 months from the Closing Date, to use any company or trading name containing “Intec” in relation to shoe care products in, or substantially in, the manner in which that name is used in relation to those products immediately prior to the Closing Date.

9. Without prejudice to the generality of Part A of Schedule 2, the following provisions shall apply in relation to the registered Owned IP:

(a)	For the purposes of this paragraph 9:

(i)	Closed File means a file relating to a trade mark or design registration or application that is Owned IP and that is not the subject matter of (a) a pending application for registration or (b) any active post-grant opposition or invalidity proceedings (whether before an IPR registry, a court or in any other forum);

(ii)	Pending File means a file (other than a Closed File) relating to a trade mark or design registration or application that is Owned IP;

(iii)	Active Patent File means all files relating to a family of patents or patent applications that are Owned IP and of which at least one member (a) has not proceeded to grant or (b) is the subject of active post-grant opposition or invalidity proceedings (whether before an IPR registry, a court or in any other forum); and

(iv)	Inactive Patent File means all files (other than Active Patent Files) relating to a family of patents or patent applications that are Owned IP,

in each case, comprising relevant correspondence between a member of the Seller Group or a Target Company and any third party (including any IPR registry or IPR agent), and other official IPR registry documentation.

(b)	The Seller shall, on the Closing Date, deliver to the Purchaser:

(i)	an electronic (.pdf) list of any changes to Exhibit 3 between the Offer Date and Closing;

(ii)	an electronic (.pdf) list of any official step (including the payment of any fee) that is required to be taken in any IPR registry in respect of the Owned IP set out in Exhibit 3 in the six months immediately following Closing; and

(iii)	each Pending File and each Active Patent File.

(c)	The Seller shall, on the Closing Date, provide the Purchaser with an electronic copy (in its current format) of its electronic database of registered trade marks, registered designs, registered copyright (if any) and domain names comprised in the Owned IP.

(d)	The Seller shall ensure that, on or around the Closing Date, each of its patent agents for the registered patents comprised in the Owned IP, provides to the Purchaser an electronic copy of its electronic database (in its current format) of those registered patents.

(e)	As soon as reasonably practicable following Closing the Seller shall:

(i)	deliver to the Purchaser its original copies of registration certificates for the registered Owned IP;

(ii)	deliver to the Purchaser originals (or, if no original is in the possession of the Seller Group, copies) of any agreements between a member of the Seller Group or a Target Company and a third party that are in the Seller Group’s possession and relating to the registered Owned IP; and

(iii)	disclose to the Purchaser the contact details of all patent and trade mark agents (if any) used by the Seller in connection with the registered Owned IP, identifying (A) each agent that is responsible for multi-national or supra-national registered Owned IP (including Community trade marks and patents filed at the European Patent Office) and (B) where there are two or more agents in the same territory, the registered Owned IP in that territory for which each agent is responsible.

(f)	The Seller shall, during the three months following Closing, use reasonable endeavours to make its appropriate personnel available to the Purchaser for reasonable consultation on matters relating to the scope of the registered Owned IP or any pending or threatened opposition, invalidity or other proceedings (whether or not in an IPR registry and whether or not inter partes) relating to the registered Owned IP, provided that:

(i)	the Purchaser shall not seek consultation with the Seller Group’s personnel on any matter unless it has first sought to obtain the relevant information from the trade mark or patent agents (if any) responsible for the relevant Owned IP and/or proceedings; and

(ii)	no member of the Seller Group shall have any Liabilities to any member of the Purchaser Group in respect of any information, advice or other assistance provided in the course of such consultation.

(g)	The Seller shall, at any time during the seven years following Closing and at the Purchaser’s cost, deliver to the Purchaser any Closed File or Inactive Patent File that the Purchaser may request.

Part B : IT

1.	Information Technology

1.1 Without prejudice to the other provisions of this Agreement (including Schedule 2), the following principles shall apply with respect to Information Technology between the Seller Group, the Acquired Businesses and the Worldwide Household Business, respectively:

(a)	On Closing, the IT Systems including the ERP Systems set out in Part A of Exhibit 7 shall either remain with, or be transferred to the Target Companies or to the Purchaser Group, as appropriate;

(b)	It is understood that most Information Technology equipment used in the Acquired Businesses and the Worldwide Household Business does not fall within the scope of IT Systems as it is owned by third party suppliers (e.g. Hewlett-Packard and AT&T) and made available under Global IT Contracts. The Global IT Contracts relate to both the Acquired Businesses and the Worldwide Household Business and do not relate predominantly to either. This equipment will therefore be dealt with in accordance with the principles for the Global IT Contracts in paragraph 2 below;

(c)	The Seller shall procure that the Target Companies transfer all Information Technology owned by them that is not used exclusively or predominantly in the Acquired Businesses to the Seller Group with effect from Closing;

(d)	The Seller shall procure that (subject to any allocation in favour of the Acquired Businesses made in accordance with Exhibit 8) the Target Companies transfer all software licence agreements and other Information Technology related agreements to which they are a party and which do not relate exclusively or predominantly to the Acquired Businesses to the Seller Group on Closing.

1.2 Under the Transitional Services Agreement (TSA) and pursuant to the terms of the TSA, the Purchaser shall, and it shall procure that the Target Companies shall, allow the Seller Group to continue to use the IT Systems in the same manner as before Closing for the purposes of providing services to the Purchaser under the TSA and to the retained group and the Worldwide Household Business for the relevant TSA service term, such term not to expire before 9 months after Closing, irrespective of any earlier termination by the Purchaser of the TSA services for which the Seller Group uses those IT Systems, the consideration to be paid by the Seller Group not to exceed the Purchaser’s actual costs.

2.	Global Information Technology Contracts

TSA Stranded Costs means, for each country for which a “Yes” is stated in the TSA column in Part B of Exhibit 7, all costs incurred by the Seller Group under the Global IT Contracts in relation to the period between the expiry or earlier termination of the TSA in respect of that country and the date 12 months after Closing as a result of the Purchaser’s acquisition of the Acquired Businesses in that country and the Seller Group’s keeping those Acquired Businesses’ “share” of the Global IT Contracts (including any volume commitments).

No TSA Stranded Costs means, for each country for which a “No” is stated in the TSA column in Part B of Exhibit 7, all costs incurred by the Seller Group under the Global IT Contracts in relation to the period between Closing and the date 12 months after Closing as a result of the Purchaser’s acquisition of the Acquired Businesses in that country and the Seller Group’s keeping those Acquired Businesses’ “share” of the Global IT Contracts (including any volume commitments).

Stranded Costs means the TSA Stranded Costs and the No TSA Stranded Costs.

There are four Global Information Technology Contracts in place with IBM, Hewlett-Packard, AT&T and Microsoft. The details of these Global IT Contracts are set out below:

(A)	Master Professional Services Agreement between Sara Lee Corporation and International Business Machines Corporation dated 18 December 2008;

(B)	Re-stated Master Services Agreement between Hewlett-Packard Nederland BV and certain of its affiliated companies and Sara Lee/DE NV and certain of its affiliated companies 31 dated January 2008;

(C)	Amendment Number One to the Amended and Restated Master Agreement (MA reference No. 5789) between AT&T Corporation and Sara Lee Corporation dated 12 May 2009;

(D)	Microsoft Enterprise Agreement between Microsoft and Sara Lee Corporation dated 1 July 2009.

The Global IT Contracts shall remain with the Seller Group. The benefit of use of Information Technology covered by the Global IT Contracts shall be provided to the Purchaser as a service under the TSA in respect of all countries for which a “Yes” is stated in the TSA column in Part B of Exhibit 7, subject to the Purchaser meeting its applicable payment obligations under the TSA. The Seller shall use all reasonable endeavours to obtain any consents necessary to permit it to provide this benefit as a service under the TSA.

The Purchaser shall bear, and reimburse the Seller Group, the Stranded Costs.

The parties agree that the maximum amount to be paid by the Purchaser to the Seller as Stranded Costs is listed in the following two tables. For the avoidance of doubt, these Stranded Costs are not intended to represent the costs payable by the Purchaser Group under the TSA for services received by the Purchaser Group in relation to the Global IT Contracts and nothing in this Schedule 11 shall restrict or limit the Purchaser Group’s obligation to pay those costs under the TSA.

Table 1 provides the maximum monthly amount of TSA Stranded Costs per country where TSA services are provided.

TSA Countries	Monthly amount for Global IT Contracts in Euros
Australia	5.849
Belgium	10.790
Denmark	43.288
France	45.878
Germany	45.429
Greece	16.754
Indonesia	19.608
Italy	45.900
Malaysia	6.302
Netherlands	93.118
New Zealand	597
Norway	6.590
Philippines	30.713
South Africa	6.270
Spain	69.989
Sweden	8.224
Sweden - Opus	7.894
United Kingdom	73.675

TOTAL	536.868

Table 2 provides the maximum annual amount of No TSA Stranded Costs per non-TSA country.

Non-TSA Countries	12 months Global IT Contracts amount in Euros
Austria	17.329
Czech Republic, The	31.249
Hong Kong	7.054
Hungary	35.641
Japan	1.432
Kenya	11.010
Singapore	3.529
Switzerland	19.179
Thailand	5.319

TOTAL	131.742

Each of the Seller and the Purchaser shall (subject to applicable law and to the extent necessary) continue to use its best endeavours to work together in good faith to reduce, to the extent reasonably practicable, the Stranded Costs.

Endeavours to reduce Stranded Costs

To that end, the parties shall, to the extent necessary:

•

meet as soon as reasonably practicable after the date of this Agreement to discuss a joint approach to the relevant third parties under the Global IT Contracts or continue to pursue any joint approach agreed between them pursuant to the Offer Letter;

•

use best endeavours to meet and negotiate jointly with those third parties in order to achieve (a) a buy-out of any volume commitments related to the Acquired Businesses and (b) for each party, the most cost-effective result related to the services provided to the Acquired Businesses (including in relation to the buy-out costs of any volume commitments); and

•	(subject to applicable law) share documents (or relevant parts of documents) which may assist in facilitating the negotiations with the third parties.

The parties acknowledge that the following factors will be taken into account in calculating the Stranded Costs:

•	the residual value for hardware devices;

•	the costs required to buy out any volume commitments for any services in relation to the Acquired Businesses in these Global IT Contracts, if applicable; and

•

the costs which the Seller Group would be required to pay if the Acquired Businesses continued to benefit from the Global IT Contracts for the full period set out above (i.e. either the period between the end of the TSA and the date 12 months after Closing or the period between Closing and the date 12 months after Closing as appropriate);

•	the costs resulting from any partial termination of the TSA including early termination in any territory.

Allocation of reductions in the Stranded Costs

Any reduction in the Stranded Costs shall be shared between the parties, with 60% of those savings being allocated to the Purchaser Group and 40% allocated to the Seller Group in the following manner:

•

In relation to each TSA country, for each month between the date of expiry or earlier termination of the TSA services in respect of that country and the date falling 12 months after Closing, the monthly charge payable by the Purchaser shall be a sum equal to the relevant sum set out in Table 1 above less 60% of all of the cost savings in the TSA Stranded Costs obtained in respect of that country for that month.

•

In relation to each non-TSA country, the Seller shall not charge the Purchaser until the outcome of all of the negotiations envisaged above have been concluded and the cost savings in respect of that non-TSA country under each of the Global IT Contracts are known. The Seller shall then charge the Purchaser a sum equal to the relevant sum set out in Table 2 above less 60% of all of the cost savings in the No TSA Stranded Costs obtained in respect of that country for the 12 months following Closing. If all the negotiations envisaged above have not been concluded by Closing, then (i) the Seller shall from Closing invoice the Purchaser pro rata on a monthly basis for the No TSA Stranded Costs shown in Table 2 above for each month until all the negotiations have been concluded and (ii) once those negotiations have been concluded, the Seller shall invoice the Purchaser for the remaining proportion of the No TSA Stranded Costs less 60% of all the cost savings in the No TSA Stranded Costs for the entire 12 month period from Closing (including those months for which payment has already been invoiced).

TSA

The Purchaser and the Acquired Businesses shall, under the TSA, be provided with the use of – or the benefit of the use of – any Information Technology that is not covered by paragraphs 1 or 2 above and which is used in the Acquired Businesses, except for countries where there is a “No” listed in the TSA column in Part B of Exhibit 7.

4.	SHARED LICENCE

4.1 Without prejudice to the Warranties, the Seller hereby grants to the Purchaser, and shall procure the grant by each relevant member of the Seller Group, to the Purchaser of, in each case with effect from Closing:

(a)	a worldwide, non-exclusive, perpetual, irrevocable, assignable, royalty-free licence (with the right to sub-license) of all Intellectual Property Rights in Information Technology owned by the Seller Group at Closing, excluding any such rights relating to the Seller Group’s SAP systems, which are used (but not exclusively or predominantly) in the Worldwide Body Care Business at the Offer Date for the same purposes and in the same manner as such rights are used in the Worldwide Body Care Business at the Offer Date; and

(b)	a non-exclusive, perpetual, irrevocable, assignable, royalty-free licence (with the right to sub-license), in the EEA, of all Intellectual Property Rights in Information Technology owned by the Seller Group at Closing, excluding any such rights relating to the Seller Group’s SAP systems, which are used (but not exclusively or predominantly) in the European Detergents Business at the Offer Date for the same purposes and in the same manner as such rights are used in the European Detergents Business at the Offer Date.

4.2 To the extent that any Intellectual Property Rights in Information Technology which are used (but not exclusively or predominantly) in the Acquired Businesses at the Offer Date are assigned or otherwise transferred (including by means of a sale of the shares of the company that owns such Intellectual Property Rights in Information Technology) by a member of the Seller Group to the Worldwide Household Business Purchaser, whether before or after Closing, the Seller shall ensure that transfer is subject to the licences to the Purchaser set out in paragraph 4.1 of this Part B of Schedule 11.

Part C: Arrangements on separation and migration projects

The parties shall continue to comply with their obligations in respect of separation and migration as set out in Annex 3 to the Offer Letter.

Part C: Arrangements on separation and migration projects

The parties shall continue to comply with their obligations in respect of separation and migration as set out in Annex 3 to the Offer Letter.

SCHEDULE 12

RETIREMENT BENEFITS

Attached separately.

SCHEDULE 13

TAX

Part A : Tax Warranties

Warranties in respect of the Target Companies

1.	Returns

So far as the Seller is aware, each Target Company has within the last three years made all material returns and supplied all other material information required to be supplied to all relevant tax authorities on a timely basis or has otherwise made a successful application to the relevant tax authority for an extension to the applicable filing date (and such extension has not expired).

2.	Disputes and investigations

No Target Company is involved in any material current dispute with any tax authority or is or has in the last three years been the subject of any investigation or non-routine visit by any tax authority and no Target Company has become liable to pay any penalty, surcharge, fine or interest in respect of tax.

3.	Residence

Each Target Company is and has at all times in the last three years been resident in its country of incorporation for tax purposes and such country is the only country whose tax authorities seek to charge tax on the worldwide income, profits or gains of that Target Company, and no Target Company has ever paid tax on income, profits or gains to any tax authority in any company except the company of its incorporation, which for the avoidance of doubt, does not include any Subpart-F income under the Internal Revenue Code of the United States.

4.	Value Added Tax

For the purposes of this paragraph 4 the expression VAT legislation means any relevant enactments in any jurisdiction in relation to value added tax and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with any relevant tax authority and any concession referred to in the Disclosure Letter. This paragraph 4 shall apply, with appropriate modifications (including the definition of VAT legislation), to any equivalent sales or turnover tax in any jurisdiction other than the UK to which any Target Company is subject.

In relation to each Target Company established in a taxing jurisdiction which imposes VAT, so far as the Seller is aware:

(a)	it is registered for the purposes of VAT, has been so registered at all times in the last three years that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with the relevant tax authority; and

(b)	it has complied with and observed in all material respects the terms of VAT legislation in the last three years.

5.	Grouping

Save for any Target Company resident for tax purposes in the Netherlands, France, Italy or Denmark, no Target Company has its tax affairs dealt with on a consolidated basis nor has any Target Company entered into any tax sharing arrangement (including without limitation any arrangement under which tax losses or tax reliefs are surrendered or agreed to be surrendered or claimed) in respect of the income, profits, gains or losses of that Target Company with any other company.

6.	US tax elections

The Disclosure Letter contains details of historical entity classification elections made for US tax purposes in respect of the Target Companies and elections made under Section 338 of the U.S. Internal Revenue Code of 1986 as amended for the Target Companies treated as corporations for US tax purposes.

7.	Relevant Dutch Companies

None of the Target Companies is the parent of the Dutch fiscal unity (as defined in Schedule 19).

Warranties in respect of the Acquired Businesses

8.	Liens, charges, options or restrictions

None of the Business Assets is subject to any lien, charge, option or restriction in favour of any tax authority.

9.	Imports and excise duties etc.

All VAT, import duties, excise duties and other taxes payable to any tax authority upon the importation of, or in respect of, any of the Business Assets have been paid in full.

10.	Transfer taxes

So far as the Seller is aware, all documents in the possession or under the control of the Business Sellers which establish or are necessary to establish the title of the Business Sellers to any Business Asset have been duly stamped and any applicable stamp duties or charges or any other similar documentary or transfer taxes or duties in respect of such documents have been duly accounted for and paid.

Part B : Pre-Closing undertakings in respect of tax

1.	Tax Retention Amount

The Seller shall provide the Purchaser with information with respect to the calculation of the Tax Retention Amount, including the principles applied and methods used, within a reasonable period of time prior to Closing. The Purchaser shall be entitled to give its reasonable comments in respect of such calculation, but the Seller shall be under no obligation to take those comments into account.

2.	Returns

From the Offer Date until Closing, the Seller shall ensure that each Target Company makes all material returns and supplies all other material information required to be supplied to all relevant tax authorities either on a timely basis or within an extension period agreed with the relevant tax authority.

3.	US tax elections

The Seller shall provide the Purchaser with information with respect to entity classification elections for US tax purposes in respect of the Target Companies made in the period between the Offer Date and Closing in each case as resulting from the taking of the Permitted Actions described in Schedule 18, Part A.

Part C : Tax Covenant in respect of the Target Companies

1. COVENANT TO PAY

The Seller hereby covenants with the Purchaser to pay to the Purchaser an amount equal to any tax liability of:

(a)	any of the Target Companies arising in respect of, by reference to or in consequence of:

(i)	any income, profits or gains earned, accrued or received on or before Closing; and

(ii)	any event which occurred on or before Closing or was deemed to occur on or before Closing for the purposes of any tax; and

(b)	the Purchaser or its Affiliates arising in respect of, by reference to or in consequence of the Disposition Structure; and

(c)	Sara Lee Philippines Inc. and any of its subsidiaries arising in respect of, by reference to or in consequence of:

(i)	any income, profits or gains earned, accrued or received after Closing but on or before the date on which the transfer of the shares in Sara Lee Philippines Inc. to the relevant Designated Purchaser is properly and validly registered in the stock and transfer book of Sara Lee Philippines Inc. (such date being the Philippines Registration Date); and

(ii)	any event which occurred after Closing but on or before the Philippines Registration Date or was deemed to occur after Closing but on or before the Philippines Registration Date for the purposes of any tax, and which (in either case) would not have arisen after Closing had the transfer of the shares in Sara Lee Philippines Inc. to the relevant Designated Purchaser been properly and validly registered in the stock and transfer book of Sara Lee Philippines Inc. on Closing;

(d)	any costs and expenses referred to in paragraph 4.

2. EXCLUSIONS

2.1	The covenant contained in paragraph 1 shall not cover any tax liability to the extent that:

(a)	subject to paragraph 3 of this Part, provision or reserve in respect of that tax liability has been made in the Closing Statement, or discharge or payment of that tax liability was taken into account in the preparation of the Closing Statement; or

(b)	the tax liability was paid or discharged before Closing, such payment or discharge having been taken into account in the Closing Statement; or

(c)	the tax liability arises as a result of any change in rates of tax made after Closing with retrospective effect or of any change in law (or a change in interpretation on the basis of case law), regulation, directive or requirement, or the practice of any tax authority, occurring after Closing with retrospective effect; or

(d)	the tax liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by any of the Purchaser, a Target Company, or any other person connected with any of them at the time of such transaction, action or omission, at any time after Closing otherwise than in the ordinary course of business, except that this exclusion shall not apply where any such transaction, action or omission is carried out or effected by the Target Company concerned pursuant to a legally binding commitment created on or before Closing; or

(e)	the tax liability arises as a result of a change after Closing in the length of any accounting period for tax purposes of any Target Company, or (other than a change which is necessary in order to comply with the law or generally accepted accounting principles applicable to that Target Company at Closing) a change after Closing in any accounting policy or tax reporting practice of any Target Company; or

(f)	either notice of a claim in respect of the tax liability in a form complying with the provisions of paragraph 8.1 is not given to the Seller prior to the earlier of (i) the date which is 30 days after the expiry of any applicable statute of limitations relating to any relevant tax accounting period of the Target Company concerned ended on or prior to the Closing Date and (ii) one month after the fourth anniversary of the end of any relevant tax accounting period of the Target Company concerned ended on or prior to the Closing Date, or (where the claim is not previously settled, satisfied or withdrawn) proceedings in respect thereof are not commenced by being both issued to and (to the extent possible) served upon the Seller in accordance with clause 33 (Notices) of this Agreement within the six month period following such anniversary and pursued with reasonable diligence thereafter; or

(g)	such tax liability arises as a result of any Target Company failing to submit the returns and computations required to be made by them or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise than on a proper basis, in each case after Closing; or

(h)	the tax liability arises as a result of the failure of the Purchaser to comply with any of its obligations contained in paragraph 8 or 11 hereof; or

(i)	any relief other than a Purchaser’s relief is available, or is for no consideration made available by the Seller, to any of the Target Companies to set against or otherwise mitigate the tax liability (and so that (a) for this purpose any relief arising in respect of an accounting period falling partly before and partly after Closing shall be apportioned on a time basis, unless some other basis is more reasonable, (b) any relief that is so available in relation to more than one tax liability to which this Part of this Schedule applies shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible the Seller’s total liability hereunder and (c) the Seller may at its expense require the auditors for the time being of any Target Company to certify the extent to which that Target Company has any reliefs available to which this paragraph may apply); or

(j)	the tax liability would not have arisen but for:

(i)	the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to tax, in each case after Closing and by the Purchaser, any Target Company or any person connected with any of them without the consent of the Seller save where the making of such claim, election, surrender or disclaimer was either taken into account in the preparation of the Closing Statement or taken into account in computing the provision for tax in the tax return or the accounts of any Target Company for any accounting period ending prior to Closing; or

(ii)	the failure or omission on the part of any Target Company after Closing to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing, in circumstances where the making, giving or doing of which was taken into account in the preparation of the Closing Statement, full details of which having been notified to the Purchaser in writing at least 30 Business Days prior to the last date on which the claim, election or surrender or disclaimer may validly and legally be made, given or done; or

(k)	the tax liability is a liability to tax comprising interest, penalties, charges or costs in so far as attributable to the unreasonable delay or default of the Purchaser or any Target Company after Closing;

(l)	the tax liability arises as a result of the sale of an asset or as a result of any other event (including the expiry of a time period) which causes the crystallisation of a chargeable gain by the Purchaser or any Target Company, or any other person connected with any of them, at any time after Closing; or

(m)	the tax liability is of a Relevant Dutch Company (as defined in Schedule 19) and is, or is in respect of, a Relevant Tax Amount (as defined in Schedule 19) and has been successfully discharged by virtue of paragraph 2(f)(iii) in Schedule 19.

2.2 The Purchaser covenants to pay, by way of adjustment to the consideration for the sale of the relevant Shares, if article 15ai of the Netherlands corporate income tax act (Wet op de vennootschapsbelasting 1969) applies, an amount equivalent to the advantage (at present value) to the Purchaser Group caused by such application.

2.3

(a)	In respect of any tax liability of a Target Company that arises as a consequence of or in connection with the Disposition Structure:

(i)	the exclusion contained in sub-paragraph 2.1(a) shall not apply to limit the Seller’s liability under this Schedule; and

(ii)	the covenant contained in paragraph 1 shall not cover any tax liability to the extent that tax liability is a tax liability which is covered by that Target Company’s Tax Retention Amount which has not been applied under paragraphs 3.7 and 3.8 of this Part; and

(iii)	none of the limitations on liability contained in paragraphs 2, 3, 4(a) and 4(b) of Schedule 5 to this Agreement shall apply to limit the Seller’s liability under this Schedule.

(b)	None of the limitations on liability contained in paragraphs 2, 3, 4(a) and 4(b) of Schedule 5 to this Agreement shall apply to limit the Seller’s liability under this Schedule in respect of any tax liability of the Purchaser or its Affiliates arising in respect of, by reference to or in consequence of the Disposition Structure.

2.4 The provisions of paragraph 2.1 shall also operate to limit or reduce the liability of the Seller in respect of claims under the Tax Warranties and any other Warranty insofar as it relates to tax.

2.5 The provisions of Schedule 5 to this Agreement (Limitations on Liability) shall, to the extent provided for in that Schedule, subject to paragraph 2.3, also apply to limit or reduce the liability of the Seller under this Part of this Schedule (as well as under the Warranties).

3. OVERPROVISIONS AND EXCESS RETENTION

Overprovision

3.1 The Seller may require the auditors for the time being of any relevant Target Company to certify, at the Seller’s request and expense, the existence and amount of any Overprovision and the Purchaser shall provide, or procure that each Target Company provides, at the Sellers’s expense any information or assistance required for the purpose of production by the auditors of a certificate to that effect.

3.2 Subject to paragraphs 3.4 and 3.5 below:

(a)	any Overprovision shall first be set against any payment then due from the Seller under this Agreement;

(b)	to the extent there is an excess, a payment shall promptly be made to the Seller equal to the aggregate of any payment or payments previously made by the Seller under this Schedule (and not previously refunded under this Schedule) up to the amount of the excess; and

(c)	to the extent that there is any remaining excess, that remainder shall be carried forward and set off against any future payment or payments which become or becomes due from the Seller under this Schedule.

3.3 Either the Seller or the Purchaser may, at its own expense, require any certificate produced in accordance with paragraph 3.1 above to be reviewed by the auditors for the time being of any relevant Target Company in the event that there are relevant circumstances or facts of which it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether the certificate remains correct or whether it should be amended.

3.4 If following a request under paragraph 3.3 the certificate is amended, the revised amount of Overprovision shall be substituted for the purposes of paragraph 3.2, and any adjusting set off or payment that is required shall be made forthwith.

3.5 For the purposes of this paragraph, any Overprovision shall be determined without regard to any tax refund to which paragraph 6 applies or any payment or relief to which paragraph 10 applies.

Excess Retention

3.6 The Seller may require the auditors for the time being of any relevant Target Company to certify, at the Seller’s request and expense, the existence and amount of any Excess Retention and the Purchaser shall provide, or procure that each Target Company provides, any information or assistance required for the purpose of production by the auditors of a certificate to that effect.

3.7 The existence of any such Excess Retention shall be determined on the basis of the tax returns submitted for the relevant Target Company. Furthermore, if the Purchaser at any time prior the submission of any such tax return becomes aware of the existence of any Excess Retention (whether on the basis of any interim tax filing, tax estimate or otherwise), the Purchaser shall promptly (and in any event within 10 Business Days of becoming so aware) notify the Seller of such fact. If such Excess Retention exists (whether on the basis of a tax return or earlier notification by the Purchaser):

(a)	half of that Excess Retention shall first be set against any payment then due from the Seller under this Agreement;

(b)	to the extent there is an excess of that half of the Excess Retention, a payment shall promptly be made to the Seller equal to the aggregate of any payment or payments previously made by the Seller under this Schedule (and not previously refunded under this Schedule) up to the amount of the excess; and

(c)	to the extent that there is any remaining excess, a payment shall promptly be made to the Seller equal to the amount of such excess,

but, for the avoidance of doubt, where such Excess Retention exists on the basis of earlier notification and the steps in sub-paragraphs 3.7(a) to (c) are applied to such Excess Retention, none of those steps shall be repeated in respect of the same tax liability following submission of a tax return, so that half of the Excess Retention that existed on earlier notification is retained and, where appropriate, dealt with under paragraph 3.8.

3.8 If, following the application of sub-paragraphs 3.7(a) to 3.7(c) of this Part, any Excess Retention for any Target Company still exists three years after the relevant tax return has been filed, the provisions of sub-paragraphs 3.7(a) to 3.7(c) of this Part shall apply mutatis mutandis to the treatment of such Excess Retention.

3.9 Any amount payable under paragraph 3.8 of this Part shall be paid to the Seller together with Default Interest from the date on which the relevant tax return has been filed until the date such amount is paid.

4. COSTS AND EXPENSES

4.1 Subject to paragraph 4.2, the covenant contained in this Part of this Schedule shall extend to all reasonable costs and expenses properly incurred by the Purchaser or any Target Company in connection with a claim made under this Part of this Schedule which is successful (whether in whole or in part), or in satisfying or settling any tax liability in accordance with paragraph 8 in respect of which a successful claim is made under this Part of this Schedule.

4.2 The covenant contained in this Part of this Schedule shall not extend to costs and expenses incurred by the Purchaser or any Target Company in connection with a claim made under this Part of this Schedule which is successful in part to the extent that those costs and expenses are attributable to that part of the claim that is not successful.

5. DOUBLE RECOVERY

The Purchaser shall not be entitled to recover any amount pursuant to this Part of this Schedule in respect of any claim to the extent that the Purchaser or any of the Target Companies has already recovered any amount in respect of such claim under the Warranties or under any other provision of this Agreement or pursuant to any other agreement with the Seller or any company connected with the Seller, or to the extent that recovery has already been made under this Part of this Schedule in respect of the same subject matter. Where the Purchaser could make a claim under the Tax Warranties or under Part C of this Schedule, it shall be entitled to make a claim either under the Tax Warranties or under Part C of this Schedule, but not under both.

6. TAX REFUNDS

6.1 The Purchaser shall promptly notify the Seller once it becomes aware of any right to receive or actual receipt of any amount by way of repayment of tax or interest on overpaid tax or repayment supplement, being an amount to which any Target Company is or becomes entitled or an amount which any Target Company receives in respect of an event occurring or period (or part period) falling prior to Closing, where or to the extent that such amount was not included in the Closing Statement as an asset, does not arise from the use of a Purchaser’s relief and is not a payment or relief to which paragraph 10 below applies (a tax refund). The Purchaser shall, if indemnified and secured by the Seller to its reasonable satisfaction, take (or shall procure that the Target Company concerned takes) such action as the Seller may reasonably request to obtain such tax refund (keeping the Seller fully informed of the progress of any action taken and providing it with copies of all relevant correspondence and documentation).

6.2 Any tax refund actually obtained after Closing, whether by repayment or set off (less any reasonable costs of obtaining it and less any tax actually suffered thereon) shall be dealt with as follows:

(a)	the amount of the tax refund shall be set against any payment then due from the Seller under this Agreement;

(b)	to the extent that there is an excess, a payment shall promptly be made to the Seller equal to the aggregate of any payment or payments previously made by the Seller under this Schedule (and not previously refunded under this Schedule) up to the amount of the excess;

(c)	and to the extent that there is any remaining excess, a payment shall promptly be made to the Seller equal to the amount of such excess.

7. SECONDARY LIABILITIES

7.1 The Seller covenants with the Purchaser to pay to the Purchaser an amount equal to any tax or any amount on account of tax which any Target Company, or any other member of the Purchaser Group, is required to pay as a result of a failure by any member of the Retained Group to discharge that tax.

7.2 The Purchaser covenants with the Seller to pay to the Seller an amount equal to any tax or any amount on account of tax which any member of the Retained Group is required to pay as a result of a failure by any Target Company, or any other member of the Purchaser Group, to discharge that tax.

7.3 The Purchaser further covenants with the Seller to pay to the Seller an amount equal to any tax which any member of the Retained Group is required to pay as a result of any action taken in breach of paragraph 11.5(b).

7.4 The covenants contained in paragraphs 7.1, 7.2 and 7.3 shall:

(a)	extend to any reasonable costs incurred in connection with such tax or a successful claim under paragraph 7.1, 7.2 and 7.3, as the case may be;

(b)	(in the case of paragraph 7.2) not apply to tax to the extent that the Purchaser could claim payment in respect of it under paragraph 1 (or would have been able to claim but for paragraph 2.1(f)), except to the extent a payment has been made pursuant to paragraph 1 and the tax to which it relates was not paid by the Target Company concerned; and

(c)	not apply to tax to the extent it has been recovered under any relevant statutory provision (and the Purchaser or the Seller, as the case may be, shall procure that no such recovery is sought to the extent that payment is made hereunder).

7.5 Paragraphs 2 (Exclusions), 8.1, 8.2, 8.5, and 9 (Due date of payment and Interest) and paragraph 1 of Part D (Deduction from payments) shall apply mutatis mutandis to the covenants contained in paragraphs 7.1, 7.2 and 7.3 as they apply to the covenant contained in paragraph 1, making any necessary modifications.

8. NOTIFICATION OF CLAIMS AND CONDUCT OF DISPUTES

8.1 If the Purchaser or any of the Target Companies become aware of any tax claim or other similar matter which could result in a liability for the Seller under this Schedule, the Purchaser shall give notice to the Seller of that tax claim or matter (including reasonably sufficient details of such tax claim or matter, the due date for any payment and the time limits for any appeal, and so far as practicable the amount involved) as soon as possible (and in any event not more than 21 days after the Purchaser or the Target Company concerned becomes aware of such tax claim or matter). The Purchaser shall take (or procure that the Target Company concerned shall take) such action as the Seller may reasonably request to avoid, dispute, resist, appeal, compromise or defend any tax claim (whether notified by the Purchaser, or being a tax claim of which the Seller was already aware) or other such matter, and any adjudication in respect thereof. Provided that the Seller indemnifies and secures the Purchaser and any of the Target Companies (as relevant) to their reasonable satisfaction against any Cost (including interest on overdue tax) which may be incurred thereby, and subject to paragraph 8.2, the Seller shall have the right (if it wishes) to control any proceedings taken in connection with such action and to control the conduct of the relevant Target Company’s response to any audit by a tax authority of the tax affairs of a Target Company relating wholly or partly to a period commencing before Closing, and shall in any event be kept fully informed of any actual or proposed developments (including any meetings) and shall be provided with copies of all correspondence and documentation relating to such tax claim, matter or action, and such other information, assistance and access to records and personnel as it reasonably requires, in each case on a timely basis.

8.2

(a)

The Purchaser shall not be obliged to procure that any of the Target Companies take any action under this paragraph 8 which involves contesting any tax claim or other matter referred to in paragraph 8.1 before any court or other appellate body (excluding the authority or body demanding the tax in question) unless the Seller furnishes that Target Company with the written opinion of leading tax counsel of a reputable firm that can be relied upon by the Purchaser to the effect that an appeal against the tax claim or other matter referred to in paragraph 8.1 in question will, on the balance of probabilities, be won;

(b)	The tax counsel referred to in sub-paragraph 8.2(a) may be selected by Seller, but such selection is subject to the prior approval of the Purchaser solely for the purpose of the avoidance of conflicts of interest of that tax counsel in respect of the Purchaser’s legal or tax affairs; and

(c)	The written opinion of that tax counsel referred to in sub-paragraph 8.2(a) will, for the avoidance of doubt, be accepted by the Purchaser.

8.3 Subject to paragraphs 8.2 and 8.5 of this Part, the Purchaser shall procure that no tax claim or other matter referred to under paragraph 8.1 is settled or otherwise compromised without the Seller’s prior written consent, such consent not to be unreasonably withheld or delayed, and the Purchaser shall, and shall procure that each Target Company and any of their respective advisers shall, not submit any correspondence or return or send any other document to any tax authority where the Purchaser or any such person is aware or could reasonably be expected to be aware that the effect of submitting such correspondence or return or sending such document would or could be to put such tax authority on notice of any matter which could give rise to, or could increase, a claim under this Schedule, without first affording the Seller a reasonable opportunity to comment thereon and without taking account of such comments so far as it is reasonable to do so.

8.4 If the Seller exercises its rights under paragraph 8.1, the Seller shall:

(a)	ensure that no correspondence, pleading or other document in connection with the relevant tax claim or other matter is sent, transmitted, issued, entered into or in any way published by the Seller or its advisers without allowing the Purchaser to review them and without taking into account any of the Purchaser’s reasonable comments, amendments, additions or alterations (such comments, amendments, additions or alterations to be provided within a reasonable timeframe having regard to the nature of the correspondence, pleading or other document);

(b)	keep the Purchaser and the relevant Target Company fully informed of all relevant matters and shall promptly forward to the Purchaser and the relevant Target Company copies of all correspondence and other written communications with the relevant tax authority; and

(c)	afford the Purchaser the opportunity to participate in any meetings, telephone calls or other discussions with the relevant tax authority.

8.5 If the Seller does not request the Purchaser to take any appropriate action in relation to a tax claim or other matter referred to in paragraph 8.1 within 30 days of notice to the Seller, the Purchaser shall be free to satisfy or settle the relevant tax liability on such terms as the Purchaser, acting reasonably and in good faith, may think fit.

8.6 If circumstances relevant to this paragraph are such that the time limits by when each person must perform its obligations under this paragraph, when aggregated with the time limits of any other person’s obligations under this paragraph in respect of the same circumstances, equals a greater number of days than allowed to the relevant Target Company (or member of that Target Company’s group) before it is, under the law or other regulations imposed on it in relation to those circumstances, out of time, then those time limits shall be reduced, on a pro rata basis, so that the Target Company (or member of that Target Company’s group) is not out of time in relation to those circumstances.

9. DUE DATE OF PAYMENT AND INTEREST

9.1 In a case that involves an actual payment of tax, subject to paragraph 9.2 the Seller shall pay to the Purchaser any amount payable under this Part of this Schedule on or before the date which is the later of the date ten Business Days after the Seller receives a demand therefor from the Purchaser (in accordance with the provisions of clause 33 (Notices) of this Agreement) and two Business Days before the first date on which the tax in question becomes recoverable by the tax authority demanding the same. Provided that:

(a)	if the date on which the tax can be recovered is deferred following application to the relevant tax authority, the date for payment by the Seller shall be two Business Days before such later date when the amount of tax is finally and conclusively determined (and for this purpose, an amount of tax shall be deemed to be finally determined when, in respect of such amount, a legally binding agreement with any tax authority is made in respect of it, or a decision of a court or tribunal is given or any binding agreement or determination is made, from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit); and

(b)	if a payment or payments to the relevant tax authority prior to the date otherwise specified by this paragraph would avoid or minimise interest or penalties, the Seller may at its option pay the whole or part of the amount due to the Purchaser on an earlier date or dates, and the Purchaser shall procure that the tax in question (or the appropriate part of it) is promptly paid to the relevant tax authority.

9.2 The Seller may, with the Purchaser’s consent, not to be unreasonably withheld or delayed, make a direct payment in respect of the tax liability in question to the relevant tax authority (including through use of certificates of tax deposit or the equivalent) and the Seller’s liability to the Purchaser shall be treated as reduced or eliminated to the extent that the relevant Target Company’s tax liability is reduced or eliminated.

9.3 Where a claim under this Part of this Schedule relates to the use or set off of a Purchaser’s relief, the Seller shall pay to the Purchaser the amount due under this Part of this Schedule in respect thereof on the later of the date which is two Business Days before the first date on which tax becomes recoverable by the tax authority demanding the same, being tax which would not have been payable but for such use or set off, and ten Business Days after demand is made therefor by the Purchaser, such demand to be accompanied by a copy of a certificate from the auditors of the Purchaser or the Target Company concerned (obtained or procured to be obtained by and at the expense of the Purchaser) that the Seller has a liability of a stated amount in respect of such claim and that tax has, or will on a specified date, become recoverable as aforesaid, and by reasonably sufficient evidence of such use or set off and of such tax liability.

9.4 In all other cases, the due date for the making of that payment shall be the date falling ten Business Days after the date when the Seller has been notified by the relevant Target Company or the Purchaser that the auditors for the time being of the relevant Target Company have certified that the Seller has a liability for a determinable amount under this Schedule.

9.5 Any sum not paid by the Seller on the due date for payment specified in paragraph 9.1, 9.3 or 9.4 shall bear Default Interest (which shall accrue from day to day after as well as before any judgment for the same) from the due date to and including the day of actual payment of such sum, provided that such interest shall not accrue to the extent that the Seller’s liability under paragraph 1 or paragraph 4 extends to interest or penalties imposed by a tax authority arising after the due date. Any interest due under this paragraph shall be paid on the demand of the Purchaser on or following the date of payment of such sum.

10. RECOVERY FROM THIRD PARTIES/TAX SAVINGS

If any payment is made by the Seller under this Schedule in respect of a tax liability or other matter and the Purchaser or any Target Company (or any person connected with any of them) either receives, or is entitled or may be entitled either immediately or at some future date to recover or obtain, from any person (other than the Purchaser, any Target Company or any such connected person) a payment or relief which would not have arisen but for the tax liability or other matter in question or the circumstances giving rise thereto (including without limitation in circumstances where a tax liability arises because a deduction or other relief assumed to be available in preparing the Closing Statement is in fact available only in a subsequent period or periods and provided that any relief referred to in this paragraph is a deduction from, or offset against, income, profit or gains), then:

(a)	the Purchaser shall notify the Seller of that fact as soon as possible and if so required by the Seller shall, at the Seller’s expense, take (or shall procure that the Target Company or other person concerned shall take) such action as the Seller may reasonably request to enforce such recovery or to obtain such payment or relief (keeping the Seller fully informed of the progress of any action taken and providing it with copies of all relevant correspondence and documentation); and

(b)	if the Purchaser, the Target Company or other person concerned receives or obtains such a payment or relief, either the amount received or the amount that the Purchaser, the Target Company or other person concerned will save by virtue of the payment or the relief (less any reasonable costs of recovering or obtaining such payment or relief and any tax actually suffered thereon), or, if less, the amount paid by the Seller under this Schedule in respect of the tax liability to which the relief or payment relates (the Benefit):

(i)	shall first be set off against any payment or payments then due from the Seller under this Agreement; and

(ii)	to the extent there is an excess, a payment shall promptly be made to the Seller equal to the aggregate of any payment or payments previously made by the Seller under this Schedule (and not previously refunded under this Schedule) up to the amount of the excess;

(iii)	if the Purchaser, the Target Company or other person concerned has received or obtained a relief, as opposed to a payment, to the extent that there is any excess remaining, that remainder shall be carried forward and set-off against any future payment or payments which become due from the Seller under this Schedule; and

(iv)	if the Purchaser, the Target Company or other person concerned has received or obtained a payment, as opposed to a relief, any such remaining excess, together with Default Interest on such amount for the period from the date the payment was received or, if later, the date on which the Seller made the relevant payment under this Schedule, to the date of payment under this sub-paragraph (iv) will be paid to the Seller.

11. MANAGEMENT OF PRE-CLOSING AND STRADDLE PERIOD TAX AFFAIRS

11.1	Interpretation. In this paragraph 11:

accounting period means any period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of tax, are measured or determined;

pre-Closing tax affairs means the tax affairs, but not including any tax claims or other matters dealt with under paragraph 8 of this Part, of the Target Companies for accounting periods ending on or before Closing, for which the Purchaser is responsible under this paragraph 11;

Straddle Period means any accounting period of any Target Company commencing prior to Closing and ending after Closing;

Straddle Period tax affairs means the tax affairs, but not including any tax claims or other matters dealt with under paragraph 8 of this Part, of the Target Companies for the Straddle Period, which the Purchaser is responsible under this paragraph 11;

tax documents means the tax returns, claims and other documents which the Purchaser is required to prepare on behalf of the Target Companies under paragraph 11.2; and

tax return means any return required to be made to any tax authority of income, profits or gains or of any other amounts or information relevant for the purposes of tax, including any related accounts, computations and attachments.

11.2 Subject to and in accordance with the provisions of this paragraph and subject to the provisions of paragraph 8 the Purchaser or its duly authorised agents shall, in respect of all accounting periods commencing on or before Closing, and, subject to paragraph 11.3 below, at its own cost:

(a)	prepare in draft form all tax returns not yet filed of any Target Company on a basis which is consistent with the manner in which those tax returns were prepared for all previous accounting periods;

(b)	at least 30 days prior to the due date for filing, submit the draft tax returns described in paragraph 11.2(a) above to the Seller for comments, and take into account any reasonable comments relevant to matters for which the Seller may be liable under this Schedule made by the Seller at least two weeks prior to the filing date;

(c)	submit the tax returns within any relevant time limit (including any extension period agreed with the relevant tax authority) as amended to reflect the Seller’s reasonable comments relevant in respect of matters for which the Seller may be liable under this Schedule to the relevant tax authority of the relevant jurisdiction;

(d)	prepare and submit on behalf of any Target Company all claims, elections, surrenders, disclaimers, notices and consents for the purposes of tax and, for accounting periods ending on or before Closing, any others notified to the Purchaser in writing by the Seller (or its duly authorised agents); and

(e)	(subject to paragraphs 8 and 11.3) deal with all matters relating to tax which concern or affect any Target Company,

PROVIDED THAT:

(a)	the Seller shall prepare in draft form any US Forms 5471 to be filed in respect of any Target Company resident for tax purposes in the Philippines or Indonesia for the tax accounting period in which Closing falls, and:

(i)	at least 30 days prior to the anticipated date on which the forms will be filed, the Seller shall submit the draft forms to the Purchaser for comments, and take into account when submitting those forms any reasonable comments made at least two weeks prior to the anticipated filing date by the Purchaser in respect of any matter which may affect the Purchaser’s, or any Affiliate of the Purchaser’s, US tax position;

(ii)	the Seller shall send the Purchaser a copy of those forms as submitted within 7 Business Days of their being submitted; and

(iii)	if the Seller, or one of its Affiliates, receives any correspondence from a US tax authority in relation to those forms which may affect the US tax position of the Purchaser, or one of its Affiliates, the Seller shall, or shall procure that, copies of such correspondence are promptly sent to the Purchaser; and

(b)

(i)	neither the Purchaser nor any Target Company shall be required to submit any tax return or other document described in paragraph 11.2(d) to a tax authority that is not true and accurate in all material respects or that is misleading and the Purchaser shall give notice (including reasonably sufficient detail of why the Purchaser is of the view that such tax return or other document is not true and accurate in all material respects or is misleading) to the Seller of the fact that in the Purchaser’s opinion such tax return or other document is not true and accurate in all material respects or is misleading and will allow the Seller to make such comments to remedy the fact such tax return or other document is not true and accurate in all material respects or is misleading; and

(ii)	the Seller shall not be required to submit any US Forms 5471 to a tax authority that is not true and accurate in all material respects or that is misleading and the Seller shall give notice (including reasonably sufficient detail of why the Seller is of the view that such US Form 5471 is not true and accurate in all material respects or misleading) to the Purchaser of the fact that in the Seller’s opinion such US Form 5471 is not true and accurate in all material respects or is misleading and will allow the Purchaser to make such comments to remedy the fact such US Form 5471 is not true and accurate in all material respects or misleading.

11.3 Without prejudice to paragraph 11.2 above, the Seller shall reimburse the Purchaser for the costs of filing the tax returns for accounting periods ending on or before Closing:

(a)	to the extent such costs (i) are incurred by the Purchaser as a result of external advisers preparing such tax returns and where it is consistent with Seller’s past practice to have such tax returns prepared by external advisers, and (ii) do not materially exceed the costs as incurred by the Seller in respect of having such tax returns prepared for previous accounting periods; and

(b)	to the extent such tax returns were previously prepared by an individual employed by the Seller’s group who is not an Employee, as a consequence thereof the Purchaser has retained an external adviser to prepare the relevant tax return, subject to the Seller having given in advance its consent to that external adviser’s fee proposal for the preparation of the relevant tax return.

11.4 The Purchaser shall procure that in respect of the pre-Closing tax affairs or, in respect of matters for which the Seller may be liable under this Schedule, the Straddle Period tax affairs:

(a)	the Seller is promptly sent copies of all written correspondence with any tax authority;

(b)	no tax document is submitted to any tax authority which is not, so far as the Purchaser is aware, true and accurate in all respects, or that is misleading;

(c)	the Seller is afforded 15 days to make reasonable comments on any tax document (other than any tax return to which paragraph 11.2(b) above applies) or other non-routine correspondence prior to its submission to the relevant tax authority and that such reasonable comments (in respect of matters for which the Seller may be liable under this Schedule) made within the time limit specified in this sub-paragraph (c) are taken into account and reflected in such tax document or correspondence; and

(d)	the pre-Closing tax affairs and the Straddle Period tax affairs are dealt with in a timely manner.

11.5	The Purchaser shall procure that:

(a)	the Seller and its duly authorised agents are afforded such access (including the taking of copies) to the books, accounts and records of the Target Companies and such other assistance as it or they reasonably require to enable the Seller to provide comments in accordance with paragraph 11.2(b) above or paragraph 11.4(c) above and to enable the Seller and any member of the Retained Group to comply with its own tax obligations or facilitate the management or settlement of its own tax affairs; and

(b)	(except where requested in writing by the Seller) after Closing no Target Company:

(i)	amends, withdraws or disclaims any election or claim made before Closing; nor

(ii)	disclaims any allowance or relief claimed before Closing.

11.6 Nothing done by any Target Company pursuant to this paragraph 11 shall in any respect restrict or reduce any rights the Purchaser may have to make a claim against the Seller under this Schedule.

11.7 If circumstances relevant to this paragraph are such that the time limits by when each person must perform its obligations under this paragraph, when aggregated with the time limits of any other person’s obligations under this paragraph in respect of the same circumstances, equals a greater number of days than allowed to the relevant Target Company (or member of that Target Company’s group) before it is, under the law or other regulations imposed on it in relation to those circumstances, out of time, then those time limits shall be reduced, on a pro rata basis, so that the Target Company (or member of that Target Company’s group) is not out of time in relation to those circumstances.

Group arrangements

11.8 The Purchaser shall or shall procure that each Target Company which is a member of a Seller or Designated Seller’s group for value added tax or goods and services tax purposes in any jurisdiction (a Seller’s VAT group) contributes to the representative member such proportion of any value added tax for which the representative member is accountable as is properly attributable to supplies, acquisitions and importations (supplies) made by each such Target Company whilst a member of Seller’s VAT group (less such amount of deductible input tax as is properly attributable to such supplies), such contribution to be made in cleared funds on the day which is the later of two Business Days after demand is made therefor, and two Business Days before the day on which the representative member is required to account for such value added tax to the relevant tax authority. The Seller shall pay, or shall procure that there is paid, to the Purchaser (on behalf of itself and each other relevant Target Company) an amount equivalent to such proportion of any repayment of value added tax received by the representative member from the relevant tax authority or of any credit obtained by reference to an excess of deductible input tax over output tax that is properly attributable to supplies made to and by the Target Companies whilst members of Seller’s VAT group, promptly after its receipt by, or offset against a liability of, the representative member. The Purchaser shall provide such information as may be required to enable the representative member to make the returns and provide the information required to be provided for VAT purposes.

12. FILINGS AND REFUNDS

Without prejudice to any of the other provisions in the Agreement and this Schedule, the Purchaser shall, at the Seller’s reasonable request and at the Seller’s expense, provide assistance to the Seller and provide all forms, attachments and schedules with respect to any refund or credit with respect to tax to which the Seller is entitled and file for and use reasonable best efforts to obtain any refund or credit with respect to tax to which the Seller is entitled or to make and assist in making any filing, notification or election in respect of tax which the Seller reasonably requires, provided such assistance would not have an adverse effect on the Purchaser.

13. TRANSFER PRICING

13.1	In this paragraph 13:

balancing payment means a payment made by a person to whom a compensating adjustment is available to a person who has suffered the transfer pricing adjustment to which the compensating adjustment relates;

compensating adjustment means any relief available to a person as a consequence of a transfer pricing adjustment made in respect of another person; and

transfer pricing adjustment means the computation of profits or losses for tax purposes in relation to any transaction or series of transactions on a basis which substitutes arm’s length terms for the actual terms agreed.

13.2 If and to the extent that the Seller becomes liable to make a payment under paragraph 1 in respect of a tax liability which arises as a result of a transfer pricing adjustment:

(a)	paragraph 10 shall apply (for the avoidance of doubt) in relation to any compensating adjustment that may be available to any Target Company and the Seller shall be entitled to set off amounts due under paragraphs 9 and 10 in relation to such matters, rather than being required first to make a payment in respect of the tax liability in question, to the extent that a payment is obtained or tax is saved in respect of the same period as the period in respect of which the transfer pricing adjustment applies;

(b)	if and to the extent that any member of the Retained Group is or may be entitled to claim a compensating adjustment, the Seller may procure that such Retained Group member makes a balancing payment to the Target Company in question, and such payment shall (to the extent of the amount paid) be deemed to satisfy the liability of the Seller under paragraphs 1 and 9.

13.3 The Purchaser and Seller agree that:

(a)	in respect of any transfer pricing adjustment applying to any Target Company which could result in a compensating adjustment being available to any member of the Retained Group; and

(b)	in respect of any transfer pricing adjustment applying to any member of the Retained Group which could result in a compensating adjustment being available to any Target Company;

as far as reasonably practicable, they each shall take, and shall procure that there are taken, such steps (including claims, elections, consents, the provision of information or otherwise) as the other party may reasonably request to claim the benefit of the compensating adjustment, and shall keep the other party fully informed of the progress of such steps (including providing it with copies of all relevant correspondence and documentation).

13.4 If and to the extent that a member of the Retained Group has an increased liability to tax as a result of a transfer pricing adjustment in respect of which any Target Company is able to claim a corresponding adjustment, then:

(a)	the Purchaser shall, if the Seller so requests, procure that the Target Company in question uses best endeavours to claim the corresponding adjustment; and

(b)	if the Target Company (or any person connected with it) receives or obtains a payment or relief which comprises or would not have arisen but for such corresponding adjustment, the Purchaser shall promptly pay to the Seller the amount received or the amount that the person concerned will save by virtue of the payment or relief save to the extent that such amount exceeds the amount by which that member of the Retained Group’s liability to tax as a result of that transfer pricing adjustment is so increased (less any reasonable costs of recovering or obtaining such payment or relief and any tax actually suffered thereon), except where any amount so saved would otherwise have given rise to a claim under this Schedule (in which event no such claim shall be made).

13.5 Paragraph 13.4 shall not apply to the extent that the Target Company in question makes a balancing payment to the member of the Retained Group (other than to a member of the Worldwide Household Business Purchaser Group) in question in the amount (including any interest) that would otherwise be due to the Seller under paragraph 13.4.

14. ITALIAN TAX CLEARANCE CERTIFICATE

14.1 The Seller undertakes that within 7 Business Days after Closing it shall apply for an Italian Tax Certificate.

The Seller undertakes that it will deliver the Italian Tax Certificate to the Purchaser within 7 Business Days of receipt. If an Italian Tax Certificate is not received within 40 days of the application the Seller undertakes that it shall, within 7 Business Days of expiration of the 40 day period, notify the Purchaser that no certificate has been received.

Part D : Deductions from payments and VAT

1. DEDUCTIONS FROM PAYMENTS

1.1 All sums payable by the Seller to the Purchaser, or whoever receives the payment, under this Schedule shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

1.2 If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in paragraph 1.1 of this Part, the Seller shall be obliged to pay to the Purchaser, or whoever receives the payment, such sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

1.3 If any sum payable by the Seller to the Purchaser under this Schedule shall be subject to a tax liability in the hands of the Purchaser, or whoever receives the payment, the Seller shall be under the same obligation to make an increased payment in relation to that tax liability as if the liability were a deduction or withholding required by law.

1.4

(a)	If the Seller is required to make an increased payment under paragraphs 1.2 or 1.3 of this Part in respect of a sum payable under this Schedule in circumstances where if that payment were made to either another member of the Purchaser Group or a Target Company (in both cases incorporated and resident in the jurisdiction in which the relevant tax liability arose), either no payment or a smaller payment would be required to be made under this Part, the Seller shall, if it obtains the prior written consent of the Purchaser (not, taking into account all the circumstances, to be unreasonably withheld), be permitted to pay such sum (if any) to either that member of the Purchaser Group or that Target Company.

(b)	The Seller covenants to pay to the Purchaser an amount equal to any tax liability imposed on any member of the Purchaser Group or Target Company (in both cases, not being the recipient of any sum paid under paragraph 1.4(a) that arises in connection with steps taken under paragraph 1.4(a)). The Purchaser shall be obliged to take such reasonable action so as to contest any such tax liability imposed on such member of the Purchaser Group or Target Company, subject to the Seller reimbursing the Purchaser for any costs incurred by the Purchaser as a result of the Purchaser obtaining external advice in contesting a tax liability in the normal course of its business.

2. VAT

Any sum payable by the Purchaser to the Seller under or pursuant to this agreement is exclusive of any properly chargeable VAT. If any VAT is or becomes chargeable on any supply made by the Seller under or pursuant to this Agreement, the Purchaser shall, subject to the receipt of a valid VAT invoice, pay to the Seller (in addition to, and at the same time as, any other consideration for that supply) an amount equal to such VAT.

Part E : Tax provisions in respect of the Acquired Businesses

1. VAT

1.1 The Seller and the Purchaser shall use all reasonable endeavours to procure that the transfers of the Business Assets should be treated as transfers of businesses as going concerns for the purposes of any applicable VAT legislation or fall within any other applicable exemption from VAT in accordance with any relevant provision to ensure that such transfers are not subject to VAT.

1.2

(a)	If the relevant tax authority shall determine that VAT is chargeable in respect of the supply of all or any part of the Business Assets under this Agreement, the Seller shall notify the Purchaser of that determination within seven days of its being so advised by the relevant tax authority and the Purchaser shall, unless it exercises its rights under sub-paragraph 1.2(b), pay to the Seller SUBJECT TO receipt of a valid VAT invoice or, where there is no provision in the legislation for the jurisdiction concerned that a VAT invoice is required to be issued, then payment shall be made against written demand in respect thereof containing such information as is customary in that jurisdiction (by way of additional consideration) a sum equal to the amount of VAT determined by that tax authority to be so chargeable within 14 days of the Seller’s notifying the Purchaser of that determination. If, following the Purchaser having exercised its rights under paragraph 1.2(b) of this Part, the relevant tax authority determines following any review that VAT is chargeable in respect of the supply of all or part of the Business Assets under this Agreement, the Purchaser shall pay to the Seller SUBJECT TO receipt of a valid VAT invoice or, where there is no provision in the legislation for the jurisdiction concerned that a VAT invoice is required to be issued, then payment shall be made against written demand in respect thereof containing such information as is customary in that jurisdiction (by way of additional consideration) a sum equal to the amount of VAT determined by that tax authority to be so chargeable (to the extent not already done so under this paragraph) within 14 days of the Seller’s notifying the Purchaser of such determination.

(b)	If the Purchaser disagrees with the determination of that tax authority referred to in sub-paragraph 1.2(a), it may, within seven days of being notified by the Seller of that determination, give notice to the Seller that it requires the Seller to obtain a review by that tax authority of that determination and the Seller shall forthwith request that tax authority to undertake that review.

(c)	The Seller shall not be obliged to take any action under sub-paragraph 1.2(b) unless the Purchaser shall indemnify the Seller against all reasonable costs, charges and expenses that the Seller may properly incur in taking any such action.

1.3 If the Purchaser fails to pay or procure payment of the amount equal to the VAT when due under paragraph 1.2(a) of this Part, it shall pay Default Interest on that amount from the date on which the Purchaser is required to make payment of that amount, save that no interest shall be payable by reference to any period before the Purchaser receives a valid VAT invoice or, where there is no provision in the legislation for the jurisdiction concerned that a VAT invoice is required to be issued, then payment shall be made against written demand in respect thereof containing such information as is customary in that jurisdiction.

1.4 With a view to procuring that the transfer of the business will qualify as a transfer of a going concern, the Purchaser represents and warrants to the Seller and to each Supplier in respect of each supply made within the European Union:

(a)	that it (or the relevant Business Purchaser) is, and until at least the day after Closing will remain, a registered taxable person for the purposes of VAT; and

(b)	that it (or the relevant Business Purchaser) intends to use those Business Assets to carry on the same kind of business as the Business with effect from Closing.

1.5 If, in respect of the sale of the Business Assets, the Purchaser (or Business Purchaser, as the case may be) is in breach of paragraph 1.4, the Seller or the relevant Supplier shall be entitled to treat the transfer of the relevant Business for all purposes as if it did not fall within the scope of an exempt transfer of a going concern and the Purchaser shall forthwith on receipt of an appropriate VAT invoice (or, if later, at Closing) pay or procure payment to the Seller or to the relevant Supplier the amount of VAT shown thereon, together with any interest or penalty incurred by the Seller (or the relevant Supplier) in connection therewith. An amount equal to such VAT shall be refunded by the Seller or the relevant Supplier (as applicable) to the Purchaser if and to the extent that the tax authorities confirm that VAT is not chargeable PROVIDED THAT if the Seller (or the relevant Supplier) has already accounted for such VAT to the tax authorities, no amount shall be refunded under this clause unless and to the extent that the Seller (or the relevant Supplier) has received effective repayment or credit in respect of such VAT.

1.6 The Seller represents and undertakes that it has not exercised, and will not (either on or prior to Closing) exercise, the option to tax under Part 1 of Schedule 10 to the Value Added Tax Act 1994 in relation to the Relevant Property at 225 Bath Road, Slough as further outlined at B18 of Exhibit 4.

Part F : Transfer Tax Audits

1. If the Purchaser or any of its Affiliates, or the Seller or any of its Affiliates, as the case may be, becomes aware of any matter (including the issue of any notice, demand, assessment letter or other document by or on behalf of any tax authority or the taking of any other action by or on behalf of any tax authority) from which it appears that any tax authority will or is likely to audit, investigate or otherwise challenge any amount payable in connection with stamp duty reserve tax, stamp duty land tax and any other transfer tax, that:

(a)	both the Seller (or any of its Affiliates) and the Purchaser (or any of its Affiliates) could be held liable for under applicable local law; or

(b)	could result in the relevant tax authorities challenging the value attributed to a Business Asset as made on the basis of Exhibit 10 to this Agreement,

(for purposes of this Part, a Transfer Tax Audit), the Purchaser shall give notice to the Seller, or the Seller shall give notice to the Purchaser, as the case may be, of that matter (including reasonably sufficient details of such matter) as soon as possible and in any event not more than 15 days after becoming aware of such matter.

2. Both parties shall keep each other fully informed of any actual or proposed developments (including any meetings) and shall be provided with copies of all correspondence and documentation relating to any Transfer Tax Audit, in each case on a timely basis.

3. Subject to paragraphs 4, 5, and 6 of this Part, in case of any Transfer Tax Audit, the Seller and the Purchaser shall, and shall procure that each of their Affiliates and any of their respective advisers shall, not submit any correspondence or return or send any other document to any tax authority without first having agreed a joint and consistent approach in respect of such correspondence, return or other document with the other party.

4. If the parties cannot agree a joint and consistent approach in respect of such correspondence, return or other document with each other as described in paragraph 3 of this Part, and one party (for purposes of this Part, the Contesting Party) wishes to control any proceedings taken in connection with such Transfer Tax Audit and to control the conduct of the other party’s response to any Transfer Tax Audit it shall, subject to paragraph 5 of this Part, have the right to do so provided that it indemnifies and secures the other party and its Affiliates to their reasonable satisfaction against:

(a)	any Cost (not including the tax liability that is the subject of the Transfer Tax Audit) incurred thereby by the other party or its Affiliates after the Contesting Party takes control; and

(b)	any tax liability (of the other party or its Affiliates) that is the subject of the Transfer Tax Audit to the extent that that liability exceeds the amount at which the other party had been prepared to settle.

5. If the Contesting Party exercises its rights under paragraph 4 of this Part, the rights, constraints and requirements of the Seller set out in paragraph 8 of Part C shall apply to the Contesting Party, and of the Purchaser shall apply to the other party, mutatis mutandis.

6. If the parties cannot agree a joint and consistent approach in respect of such correspondence, return or other document with the other party described in paragraph 3 of this Part and neither party has exercised the rights under paragraph 4 of this Part before 7 Business Days before any interest or penalties will be imposed on either party, each party shall be free to settle any Transfer Tax Audit as they choose.

Part G : Definitions and Interpretation

1. DEFINITIONS

1.1 In this Schedule the following definitions shall have the following meanings:

Disposition Structure means the pre-sale reorganisation described in Schedule 3, whether or not all of the steps described therein are taken, and any further steps taken by the Seller to enable the sale of the Target Companies to the Purchaser;

Excess Retention means the amount by which the Tax Retention Amount exceeds, for each relevant Target Company, the amount of the actual tax liability of such Target Company arising in connection with the sale of the Worldwide Household Business to the Worldwide Household Business Purchaser;

event means any act, transaction or omission, any change in the residence of any person and a failure to take an action which would avoid an apportionment or deemed distribution of income and shall also include Closing;

Italian Tax Certificate means a certificate provided for by Article 14 of the Legislative Decree No 472 of December 18 1997 reporting open issues and liabilities concerning Sara Lee Household and Body Care Italy S.p.A.;

Overprovision means, applying the accounting policies, principles and practices adopted in relation to the preparation of the Closing Statement (and ignoring the effect of any change in law made or action taken by the Purchaser or any Target Company after Closing, or any relief arising after Closing), the amount by which any contingency or provision (not being a contingency or provision for deferred tax) in the Closing Statement relating to tax is overstated;

Purchaser’s Group means the Purchaser and any other company or companies which either are or become after Closing, or have within the six years ending at Closing been, treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any tax purpose;

Purchaser’s relief means:

(a)	any relief arising to any Target Company to the extent that it either arises in respect of an event occurring or period commencing after Closing, or was included in the Closing Statement as an asset; or

(b)	any relief arising to any member of the Purchaser’s Group (other than any Target Company).

relief includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any tax or relevant to the computation of any income, profits or gains for the purposes of any tax, or any right to or actual repayment of or saving of tax, and any reference to the use or set off of relief shall be construed accordingly;

Retained Group means the Seller and any other company or companies (other than any Target Company) which either are or become after Closing, or have within the six years ending at Closing been, treated as members of the same group as, or otherwise connected or associated in any way with, the Seller for any tax purpose;

tax or taxation means (a) taxes on income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings in the nature of taxation, including any excise, property, value added, sales, transfer, franchise and payroll taxes and any national insurance or social security contributions, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them (save insofar as attributable to the delay or default after Closing of any Target Company or the Purchaser or, in relation to a claim for payment made under this Schedule by the Seller, the Seller) regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the Target Companies or any other person and of whether any amount in respect of any of them is recoverable from any other person;

tax authority means any taxing or other authority competent to impose any tax liability, or assess or collect any tax;

tax claim means:

(a)	the issue of any notice, demand, assessment, letter or other document by or on behalf of any tax authority or the taking of any other action by or on behalf of any tax authority (including the imposition, or any document referring to the possible imposition, of any withholding of or on account of tax); or

(b)	the preparation or submission of any notice, return, assessment, letter or other document by the Purchaser, any Target Company, or any other person,

from which it appears that a tax liability may be incurred by or may be imposed on any Target Company, being a tax liability which could give rise to a liability for the Seller under Part A or Part C of this Schedule (whether alone or in conjunction with other Claims);

tax liability means a liability of any Target Company to make or suffer an actual payment of tax (or amounts in respect of tax including any payment for surrender or transfer of group relief) and also:

(a)	the loss of a right to repayment of tax which has been treated as an asset of the Target Companies in preparing the Closing Statement or the setting off of any such right to repayment of tax against any actual tax liability in respect of which the Purchaser would, but for that setting off, have been able to make a claim against the Seller under this Agreement; and

(b)	the setting off against income, profits or gains which were earned, accrued or received on or before Closing or in respect of a period ended on or before Closing or against any tax otherwise chargeable in respect of an event occurring (or deemed to occur) on or before Closing or in respect of a period ended on or before Closing of any relief which arises as a consequence of or by reference to an event occurring (or deemed to occur) after Closing or in respect of a period commencing after Closing and not as a consequence of or by reference to any event occurring (or deemed to occur) on or before Closing or in respect of a period ended on or before Closing in circumstances where, but for such setting off, the relevant Target Company would have had an actual tax liability in respect of which the Purchaser would have been able to make a claim against the Seller under this deed;

In any case falling within either of paragraphs (a) or (b), the amount that is to be treated for the purposes of this deed as a tax liability of the Target Company (the “Deemed Tax Liability”) shall be determined as follows:

(i)	in a case which falls within paragraph (a), the Deemed Tax Liability shall be the amount of the repayment that would have been obtained but for the loss or setting off mentioned in that sub-paragraph;

(ii)	in a case which falls within paragraph (b) and where the relief that was the subject of the setting off mentioned in that sub-paragraph was a deduction from or offset against tax, the Deemed Tax Liability shall be the amount of that relief; and

(iii)	in a case which falls within paragraph (b) and where the relief that was the subject of the setting off mentioned in that sub-paragraph was a deduction from or offset against income, profits or gains, the Deemed Tax Liability shall be the amount of tax which has been saved in consequence of the setting off;

Tax Retention Amount means the amount of cash to be retained within the Target Companies pursuant to the provisions of Schedule 3 such amount to be the Seller’s absolute good faith estimate and which is intended to serve as a source of funding to pay the tax liability that may arise for the Target Companies in connection with or in consequence of the Disposition Structure;

Taxes Act means the United Kingdom Income and Corporation Taxes Act 1988; and

VAT has the meaning given in Schedule 21.

2. INTERPRETATION

2.1 General. In this Schedule:

(a)	persons shall be treated as connected if they are connected within the meaning of section 839 of the Taxes Act or would be so treated were they subject to the Taxes Act;

(b)	the headings in this Schedule shall not affect its interpretation;

(c)	where applicable, references to UK legislation, whether generally or to any of its specific sections, should be taken to include references to any similar provision in the legislation of any relevant jurisdiction; and

(d)	references to claims, liabilities or payments under this Schedule shall include, for the avoidance of doubt, claims, liabilities and payments in respect of a breach of any of the Tax Warranties.

2.2 Part C: deemed end of accounting period. In Part C of this Schedule:

(a)	for the purposes of determining whether:

(i)	a tax liability or relief has arisen, or

(ii)	any Target Company is or becomes entitled to a right to repayment or receives an actual repayment of tax in either case, in respect of a period ended on or before Closing or in respect of a period commencing after Closing, an accounting period of the Target Company concerned shall be deemed to have ended on Closing; and

(b)	for the purposes of determining whether:

(i)	any income, profits or gains have been earned, accrued or received, or

(ii)	an event has occurred

in either case, on or before Closing or after Closing, an accounting period of the Target Company concerned shall be deemed to have ended on Closing.

2.3 Part C: paragraph references. References in Part C of this Schedule to paragraphs are, unless otherwise stated, references to paragraphs in Part C.

SCHEDULE 14

TRADE DEBTORS, TRADE CREDITORS, TRADE ACCRUALS AND OTHER FINANCIAL MATTERS

Part A : General

Parties agree that:

(a)	Trade Debtors and Trade Creditors shall be included or excluded, as the case may be, from the Proposed Transaction on the basis of the principles set out in Parts B and C of this Schedule 14;

(b)	trade accruals shall be treated in accordance with the principles set forth in Exhibit 12; and

(c)	certain other items (in particular (i) prepaid advertising and prepaid rent balances and (ii) certain employee related liabilities) shall be dealt with in accordance with Part D of this Schedule 14.

Part B : Included Trade Debtors and Trade Creditors

1.	All Trade Debtors (including for the avoidance of doubt Trade Debtors related to the Worldwide Household Business) that are at the Closing Time amounts receivable in respect of trade debtors by a Target Company shall be included in the Proposed Transaction.

2.	All Trade Creditors (including for the avoidance of doubt Trade Creditors related to the Worldwide Household Business) that are at the Closing Time amounts payable in respect of trade creditors by a Target Company shall be included in the Proposed Transaction.

3.	Where Trade Debtors and Trade Creditors are to be included in the Proposed Transaction, such will be included in the Working Capital.

Part C : Excluded Trade Debtors and Trade Creditors

4.	All Trade Debtors (including for the avoidance of doubt Trade Debtors related to the Worldwide Household Business) that are at the Closing Time amounts receivable by the relevant Business Seller shall be excluded from the Proposed Transaction.

5.	All Trade Creditors (including for the avoidance of doubt Trade Creditors related to the Worldwide Household Business) that are at the Closing Time amounts payable by the relevant Business Seller shall be excluded from the Proposed Transaction.

6.	Where Trade Debtors and Trade Creditors are to be excluded from the Proposed Transaction, such will be excluded from the Working Capital (but not from Normalised Working Capital).

7.	Furthermore, with respect to a transfer of any Business to any Business Purchaser, the excluded Trade Debtors shall be considered an Excluded Asset and the excluded Trade Creditors shall be considered an Excluded Liability. Accordingly, such Trade Debtors and Trade Creditors held or owed by a Business Seller shall be retained by the relevant Business Seller.

8.	Finally, at Closing the relevant member(s) of the Seller Group, on the one hand, and the relevant Target Companies and/or Subsidiaries, on the other hand, shall enter into a transitional services agreement in the Agreed Form pursuant to which the parties thereto will make arrangements regarding the collection of the relevant excluded Trade Debtors (for the benefit, but also at the cost of the relevant member(s) of the Seller Group) and the payment of the relevant excluded Trade Creditors (for the account of the relevant member(s) of the Seller Group).

Part D : Other

1. Regarding prepaid advertising costs and prepaid rent balances, the parties agree that where such have been incurred by any Business Seller in a country where no services will be provided under the Transitional Services Agreement, the prepaid amount that relates to the period after the Closing Date shall be included in (and shall accordingly increase) the Working Capital for the relevant Business.

2. Regarding the following employment-related liabilities that relate to the period prior to the Closing Date:

Accr. exp. - Payroll and Salaries

Accr. exp. - Bonus and Commissions

Accr. exp. - Employee withholdings

Accr. exp. - Payroll taxes

Accr. exp. - Pension

Accr. exp. - Profit Sharing Plans

Accr. exp. - Defined Contribution Plans

Accr. exp. - Multi Employer Plans

Accr. exp. - Post Retirement Benefits

Accr. exp. - Medical

Accr. exp. - Vacations

Accr. exp. - Fringe Benefits

Accr. exp. - Deferred Compensation

the Purchaser and the Seller shall, following the Closing Date, agree which of the aforementioned liabilities should be borne by a member of the Purchaser Group and which should be borne by a member of the Seller Group. Such shall de determined on a country-by-country basis, taking into account local legislation and the employee transfer mechanism as governed by the provisions of this Agreement and the relevant Transitional Services Agreement.

Where it is agreed that a member of the Purchaser Group shall bear the relevant employment-related liability:

(a)	a provision for the amount of such liability shall be included in (and shall accordingly decrease) the Working Capital of the relevant Target Company or Business, as the case may be; and

(b)	the Purchaser shall procure that the relevant member of the Purchaser Group shall fully discharge such liability towards the relevant employees.

Where it is agreed that a member of the Seller Group shall bear the relevant employment-related liability:

(a)	no provision for the amount of such liability shall be included in the Working Capital of the relevant Target Company or Business, as the case may be; and

(b)	the Seller shall procure that the relevant member of the Seller Group shall fully discharge such liability towards the relevant employees.

SCHEDULE 15

INTER-COMPANY DEBT

Payment at Closing of Estimated Inter-Company Debt

1. In relation to Inter-Company Debt owed between any Target Company and a member of the Seller Group:

(a)	the Purchaser shall procure that, at Closing, each Target Company pays to the Seller (for itself or, as the case may be, as agent for the members of the Seller Group to which the relevant Inter-Company Payables are owed) an amount in the applicable currency equal to each of the Estimated Inter-Company Payables (if any) of that Target Company which is estimated to be owed to any member of the Seller Group;

(b)	the Seller shall at Closing (for itself or, as the case may be, as agent for each relevant member of the Seller Group) pay to the Purchaser (as agent for the Target Companies to which the relevant Inter-Company Receivables are owed) an amount in the applicable currency equal to each of the Estimated Inter-Company Receivables (if any) of each Target Company which are estimated to be owed by any member of the Seller Group and the Inter-Company Debt shall be treated as discharged to the extent of that payment.

2. Any payment of Estimated Inter-Company Debt pursuant to paragraph 1 of this Schedule shall be deemed to be a payment first, to the extent possible, of all interest accrued on the relevant Inter-Company Debt and thereafter of the relevant principal amount.

Final repayment of Inter-Company Debt

3. When the Closing Statement has been finally agreed or determined in accordance with Part B of Schedule 16, the following payments shall be made in respect of any Inter-Company Debt which is owed between a Target Company and a member of the Seller Group:

(a)	if the actual amount of any such (i) Inter-Company Payable is greater than the applicable Estimated Inter-Company Payable or (ii) Inter-Company Receivable is less than the applicable Estimated Inter-Company Receivable, then the Purchaser shall procure that the relevant Target Company pays to the Seller (for itself or, as the case may be, as agent for the relevant member of the Seller Group) an amount in the applicable currency equal to the difference;

(b)	if the actual amount of any such (i) Inter-Company Payable is less than the applicable Estimated Inter-Company Payable or (ii) Inter-Company Receivable is greater than the applicable Estimated Inter-Company Receivable, then the Seller shall (for itself or, as the case may be, as agent for the relevant member of the Seller Group) pay to the Purchaser, as agent for the relevant Target Company) an amount in the applicable currency equal to the difference.

Any amount payable under this paragraph 3 shall be paid with interest, in the applicable currency, on such amount for the period from (but excluding) the Closing Date to (but including) the due date for payment under paragraph 4 calculated on a daily basis. The rate of interest shall be the rate applicable to the relevant Inter-Company Debt under the terms on which it was outstanding at Closing.

4. Any payments to be made pursuant to paragraph 3 of this Schedule shall be made within 5 Business Days of the date on which the Closing Statement is agreed or determined in accordance with Part B of Schedule 16. Such payments shall be made in accordance with clause 26.1 or 26.2, as the case may be.

SCHEDULE 16

POST CLOSING FINANCIAL ADJUSTMENTS

Part A : Preliminary

1.	In preparing the Closing Statement:

(a)	the items and amounts to be included in the calculation of External Debt, Cash, Inter-Company Debt, Working Capital and Assumed Business Debt for the purposes of the Closing Statement shall be identified by applying the relevant definition in Schedule 21 (subject, where applicable, to the provisions of Part A of this Schedule);

(b)	in applying each such definition and the provisions of Part A of this Schedule and determining which items and amounts are to be included in the Closing Statement, if and to the extent that the treatment or characterisation of the relevant item or amount or type or category of item or amount:

(i)	is dealt with by the provisions of paragraphs 2 to 10 of Part A of this Schedule 16, then such provisions shall apply;

(ii)	is not dealt with in (i) above, and is dealt with in the accounting principles, policies, treatments, practices and categorisations used in the preparation of the H&BC Balance Sheet, the latter being the combined balance sheet of the Seller’s Household & Body Care segment as at the Last Accounts Date, a copy of which is included in the Data Room at item number 2.2.52, then such accounting principles, policies, treatments, practices and categorisations shall apply;

(iii)	is not dealt with in (i) and (ii) above, and is dealt with in the Accounting Principles, then such applicable Accounting Principle(s) shall apply (including in relation to the exercise of accounting discretion and judgement); and

(iv)	is not dealt with in (i), (ii) and (iii) above, then US GAAP shall apply.

2. None of the following are included in External Debt, Cash, Inter-Company Debt, Working Capital or Assumed Business Debt and, accordingly, shall not be included in the Closing Statement:

(a)	Excluded Assets or Excluded Liabilities of any Business Seller;

(b)	any amount in respect of deferred tax (whether as a liability or an asset);

(c)	any amounts in respect of liabilities (contingent or otherwise) for which the Seller is obliged to indemnify the Purchaser and/or any of the Purchaser’s Affiliates under the terms of the Transaction Documents;

(d)	any amount in respect of any Relevant Receivable (as defined in Schedule 19) or part thereof; and

(e)	the Tax Retention Amounts as well as any accruals related to any possible tax liability that may arise for the Target Companies in connection with or in consequence of the Disposition Structure.

3. Furthermore, the amounts of any Trade Debtors and Trade Creditors shall be excluded from the calculation of Working Capital in relation to the Business or any part thereof to the extent not to be included in the Proposed Transaction pursuant to Schedule 14.

4.	For the purposes of calculating:

(a)	External Debt, Cash and Working Capital for any Target Company;

(b)	Working Capital and Assumed Business Debt for any Business; and

(c)	the amount of any particular Inter-Company Debt owed between Target Companies which are not in the same Target Sub-Group,

any amounts which are to be included in any such calculation which are expressed in a currency other than Euros shall be converted into Euros at the Exchange Rate as at the Closing Time.

5. The amounts referred to in Part D of Schedule 14 (in relation to (i) prepaid advertising costs and rental balances and (ii) if applicable, certain employee related liabilities) shall be included in the Working Capital for the Target Company and/or Business, as the case may be.

6. Any Inter-Company Debt owed between any Target Company, on the one hand, and a member of the Seller Group, on the other hand, which is expressed in a currency other than Euros shall be calculated and agreed or determined in the currency in which it is expressed.

7. Information available up until 30 Business Days after Closing shall be taken into account insofar as it provides evidence of the state of affairs of the Acquired Businesses at the Closing Time, but any events that occur after Closing shall not be taken into account. The Closing Statement will reflect the position of the Target Companies as at the Closing Time and will not take into account any post-Closing reorganisations or in any way, the post-Closing actions, or intentions of the Purchaser.

8. The Closing Statement shall not re-appraise the value of any of the assets of the Target Companies or any Businesses or Business Assets as a result of the change in their ownership (or any changes in the business of the Target Companies or any of the Businesses since Closing following such change in ownership) except only as specifically set out in this Schedule.

9. If any insured event occurs after the Offer Date but before Closing in relation to any asset of a Target Company or any Business which needs to be replaced or restored in order for the relevant business to continue to be conducted in the ordinary course, then, to the extent that a member of the Seller Group recovers any proceeds or is entitled to a receivable under a policy but the relevant asset is not replaced or restored before Closing, any such proceeds shall be deducted from Cash and any such receivable shall not be included in Working Capital and, accordingly, shall not, in each case, be included in the Closing Statement.

10. A provision for current period corporation tax shall be included in the Closing Statement as if the period commencing on the day after the Last Accounts Date and ending on the Closing Date was an accounting period for tax purposes.

Part B : Closing Statement

1. The Seller shall, or shall procure that the Seller’s accountants shall, after Closing prepare a draft statement setting out an aggregated balance sheet of the Target Companies and the Businesses (the Closing Statement) showing:

(a)	the Working Capital and Assumed Business Debt of each Business; and

(b)	the External Debt, Cash, Inter-Company Debt and Working Capital of each Target Company.

The Closing Statement shall be in the form set out in Part B of Exhibit 5 and incorporate separate statements in the form set out in Part C of that Exhibit showing the calculation of the Working Capital of each Target Company and Business. The Seller shall deliver the draft Closing Statement to the Purchaser within 45 days after Closing.

2. No individual adjustment for an amount of less than €50,000 shall be made to the draft Closing Statement as a result of the process described in this Part B unless the parties agree otherwise.

3. The Purchaser shall notify the Seller in writing (an Objection Notice) within 45 days after receipt whether or not it accepts the draft Closing Statement for the purposes of this Agreement. An Objection Notice shall set out in detail the Purchaser’s reasons for such non-acceptance and specify the adjustments which, in the Purchaser’s opinion, should be made to the draft Closing Statement in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the Objection Notice, the Purchaser shall be deemed to have agreed the draft Closing Statement in full.

4. If the Purchaser serves an Objection Notice in accordance with paragraph 3, the Seller and the Purchaser shall use all reasonable efforts to meet and discuss the objections of the Purchaser and to agree the adjustments (if any) required to be made to the draft Closing Statement, in each case within 15 days after receipt by the Seller of the Objection Notice.

5. If the Purchaser is satisfied with the draft Closing Statement (either as originally submitted or after adjustments agreed between the Seller and the Purchaser pursuant to paragraph 4) or if the Purchaser fails to give a valid Objection Notice within the 45 day period referred to in paragraph 3, then the draft Closing Statement (incorporating any agreed adjustments) shall constitute the Closing Statement for the purposes of this Agreement.

6. If the Seller and the Purchaser do not reach agreement within 15 days of receipt by the Seller of the Objection Notice, then the specific matters from the Objection Notice remaining in dispute may be referred (on the application of either the Seller or the Purchaser) for determination by an expert (the Expert). The Expert shall be requested to make its decision within 60 days (or such later date as the Seller, the Purchaser and the Expert may agree in writing) of confirmation and acknowledgement by the Expert of its appointment. The following provisions shall apply once the Expert has been appointed:

(a)	the Seller and Purchaser shall each prepare a written statement within 15 days of the Expert’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Expert for determination and copied at the same time to the other;

(b)	following delivery of their respective submissions, the Purchaser and the Seller shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Expert not later than 15 days after receipt of the other’s submission and, thereafter, neither the Seller nor the Purchaser shall be entitled to make further statements or submissions except insofar as the Expert so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) 15 days to respond to any statements or submission so made);

(c)	in giving its determination, the Expert shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Closing Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Closing Statement;

(d)	the Expert shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.

7. The Seller and the Purchaser shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Closing Statement. The fees and expenses of the Expert shall be borne equally between the Seller and the Purchaser or in such other proportions as the Expert shall determine.

8. To enable the Seller to prepare the Closing Statement and to enable the Purchaser to complete its review of the Closing Statement, each party shall provide to the other party and the other party’s accountants full access to the books and records, employees and premises of (i) in the case of the Seller, the Target Companies and, where relevant, the Purchaser, and (ii) in the case of the Purchaser, the Seller or any member of the Seller Group, in each case for the period from the Closing Date to the date that the draft Closing Statement is agreed or determined. Each party shall ensure that the other party and the other party’s accountants shall be given reasonable access to that party’s and that party’s accountants’ working papers relating to any submissions (including the Objection Notice) by or on behalf of that party in relation to the Closing Statement. Each party shall co-operate fully with the other party and shall permit the other party and/or the other party’s accountants to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested by that party to facilitate the preparation, in the case of the Seller, or the review, in the case of the Purchaser, of the Closing Statement.

9. When the Closing Statement has been agreed or determined in accordance with the preceding paragraphs, then the amounts shown in the Closing Statement as the Working Capital, External Debt, Cash, Inter-Company Debt for each Target Company and the Working Capital and Assumed Business Debt for each Business shall be final and binding for the purposes of this Agreement.

Part C : Financial Adjustments

1. When the Closing Statement has been finally agreed or determined in accordance with this Schedule 16, the following adjustments shall be made to each Initial Share Price and/or Initial Business Price and the relevant payments made as provided in this Part C of Schedule 16 within 5 Business Days of the date on which the Closing Statement is so agreed or determined (and in accordance with clause 26.1 or 26.2, as the case may be).

Working Capital

2.	In relation to Working Capital:

(a)	if the aggregate Working Capital of a Target Sub-Group or a Business is greater than its Normalised Working Capital, then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)	if the aggregate Working Capital of a Target Sub-Group or a Business is less than its Normalised Working Capital, then the Seller shall pay an amount equal to the difference to the Purchaser provided that no payments shall be made at all pursuant to this paragraph 2 if the amount of the difference between the aggregate Working Capital of all Target Sub-Groups and Businesses together and the aggregate of the Normalised Working Capital of all Target Sub-Groups and all Businesses together is less than €1,000,000.

External Debt

3.	In relation to External Debt:

(a)	if the aggregate External Debt of a Target Sub-Group is less than its Estimated External Debt, then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)	if the aggregate External Debt of a Target Sub-Group is greater than its Estimated External Debt, then the Seller shall pay an amount equal to the difference to the Purchaser.

4. Notwithstanding the fact that the definition of External Debt, amongst others, includes non-current liabilities of the type identified in the Closing Schedule Format set out in Part B of Schedule 5 by being marked (**) in the column headed “External Debt”, Parties agree that the amount of any such non-current liabilities shall only be included in the calculation of External Debt if the aggregate of all such non-current liabilities exceeds an amount of €5,000,000.

Cash

5.	In relation to Cash:

(a)	if the aggregate Cash of a Target Sub-Group is greater than its Estimated Cash, then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)	if the aggregate Cash of a Target Sub-Group is less than its Estimated Cash, then the Seller shall pay an amount equal to the difference to the Purchaser.

Assumed Business Debt

6.	In relation to Assumed Business Debt:

(a)	if the Assumed Business Debt of a Business is less than its Estimated Assumed Business Debt, then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)	if the Assumed Business Debt of a Business is greater than its Estimated Assumed Business Debt, then the Seller shall pay an amount equal to the difference to the Purchaser.

Inter-Company Debt

7. In relation to Inter-Company Debt owed between Target Companies which are in different Target Sub-Groups:

(a)	if any such (i) Inter-Company Payable is greater than the applicable Estimated Inter-Company Payable or (ii) Inter-Company Receivable is less than the applicable Estimated Inter-Company Receivable, then the Seller shall pay an amount equal to the difference to the Purchaser;

(b)	if any such (i) Inter-Company Payable is less than the applicable Estimated Inter-Company Payable or (ii) Inter-Company Receivable is greater than the applicable Estimated Inter-Company Receivable, then the Purchaser shall pay an amount equal to the difference to the Seller.

For the avoidance of doubt, for every payment under paragraph (a) above there will be a corresponding and opposite payment under paragraph (b) above (and vice versa) such that the two payments net off against each other to zero.

8. In relation to Inter-Company Debt owed between a Target Company and a member of the Seller Group:

(a)	if any such (i) Inter-Company Payable is greater than the applicable Estimated Inter-Company Payable or (ii) Inter-Company Receivable is less than the applicable Estimated Inter-Company Receivable, then the Seller shall pay to the Purchaser an amount in Euros equal to the difference;

(b)	if any such (i) Inter-Company Payable is less than the applicable Estimated Inter-Company Payable or (ii) Inter-Company Receivable is greater than the applicable Estimated Inter-Company Receivable, then the Purchaser shall pay to the Seller an amount in Euros equal to the difference.

If any amount required to be paid under Schedule 15 in respect of any Inter-Company Debt is expressed in a currency other than Euros the corresponding amount in Euros to be paid under this paragraph 7 shall be calculated by converting that amount into Euros at the Exchange Rate as at the Business Day which is 2 clear Business Days before payment is required to be made under paragraph 9 below.

General

9. To the extent that the amount of interest (if any) payable pursuant to paragraph 3 of Schedule 15 (the Actual Interest Amount) in respect of the difference between an Estimated Inter-Company Payable and the actual amount of that Inter-Company Payable, or in respect of the difference between an Estimated Inter-Company Trading Receivable and the actual amount of that Inter-Company Receivable, is not the same as the amount of interest which would otherwise be payable in respect of that difference pursuant to paragraph 9 below, then the amount of interest payable pursuant to paragraph above in respect of the relevant Inter-Company Debt shall equal the Actual Interest Amount.

10. The Seller and Purchaser agree that, once the Closing Statement has been agreed or determined in accordance with the provisions of Part B of this Schedule 16, the sums which each is respectively obliged to pay pursuant to this Part C shall be aggregated and set off against each other. Whichever of the Seller or Purchaser is then left with any payment obligation under this Part D shall make the applicable payment(s) with an interest on such amount at the rate of EURIBOR plus 2% for the period from Closing Time to (and including) the due date for payment pursuant to the relevant clause, calculated on a daily basis, within 5 Business Days of the date on which the Closing Statement is agreed or so determined. Any such payment shall be made in accordance with the provisions of clause 26.1 or 26.2 of this Agreement, as the case may be.

SCHEDULE 17

AGENCY PROVISIONS

Part A : Agency Structure

1. The Seller is entering into this Agreement on the basis that any undertaking or agreement given by the Seller under this Agreement (including any Seller Obligation) is given, and any undertaking or agreement given by the Purchaser under this Agreement (including any Purchaser Obligation) is received, by the Seller as principal and, to the extent that the relevant undertaking or agreement relates to a particular Set of Shares (or its Target Sub-Group) or Business, as agent for the Designated Seller which is selling that particular Set of Shares or Business;

2. The Purchaser is entering into this Agreement on the basis that any undertaking or agreement given by the Purchaser under this Agreement (including any Purchaser Obligation) is given, and any undertaking or agreement given by the Seller under this Agreement (including any Seller Obligation) is received, by the Purchaser as principal and, to the extent that the relevant undertaking or agreement relates to a particular Set of Shares (or its Target Sub-Group) or Business, as agent for the Designated Purchaser which is acquiring that particular Set of Shares or Business;

3. To the extent that any payment is made by the Purchaser under this Agreement in respect of an Initial Share Price or Initial Business Price or by way of adjustment to the price of a particular Set of Shares or Business (or the proportion of any price allocated to a particular Business Asset), such payment is (i) made by the Purchaser as agent for the Designated Purchaser acquiring the relevant Set of Shares or Business (unless the Purchaser is itself the relevant Designated Purchaser, in which case it is made by the Purchaser as principal) and (ii) received by the Seller as agent for the Designated Seller selling the relevant Set of Shares or Business (unless the Seller is itself the relevant Designated Seller, in which case it is received by the Seller as principal).

4. To the extent that any payment is made by the Seller under this Agreement by way of adjustment to the price of a particular Set of Shares or Business (or the proportion of any price allocated to a particular Business Asset) such payment is (i) made by the Seller as agent for the Designated Seller selling the relevant Shares, Business or Business Asset under this Agreement (unless the Seller is itself the relevant Designated Seller, in which case it is made by the Seller as principal) and (ii) received by the Purchaser as agent for the Designated Purchaser acquiring the relevant Shares, Business or Business Asset under this Agreement (unless the Purchaser is itself the relevant Designated Purchaser, in which case it is received by the Purchaser as principal).

5. For the purposes of this Schedule, an undertaking or agreement relates to a particular Set of Shares or Business if the relevant provision relates to or applies in respect of that Set of Shares (or its Target Sub-Group) or Business regardless of whether or not the relevant provision refers to it or them by name or applies in respect of more than one Set of Shares or Business.

6. If any undertaking under this Agreement is expressed to be an obligation of more than one Designated Seller or more than one Designated Purchaser, it shall be construed as a separate obligation of each such Designated Seller or Designated Purchaser (as the case may be) in relation only to the Shares (or its Target Sub-Group) or the Business which that Designated Seller is selling or which that Designated Purchaser is purchasing under this Agreement, and the liability of each such Designated Seller or Designated Purchaser (as the case may be) shall be several and not joint.

Part B : Supplemental Agency Agreements

1. The Seller and the Purchaser agree that they may add or substitute Designated Sellers and Designated Purchasers in respect of any particular Sets of Shares or Businesses by Supplemental Agency Agreements entered into after the Offer Date and prior to Closing. Any such additional or substitute Designated Sellers and Designated Purchasers (together with the Purchaser, the Seller and each of the other Designated Sellers and Designated Purchasers which entered into Standard Agency Agreements on or before the Offer Date and have not been so substituted) shall have such rights against, and obligations to, each other under this Agreement as they would have had if:

(a)	such additional or substitute Designated Sellers and Designated Purchasers had been specified as a Designated Seller or Designated Purchaser (as the case may be) of the relevant Set of Shares or Business in Schedule 1 of this Agreement; and

(b)	the Seller or the Purchaser respectively had been validly appointed as the agent of such additional or substitute Designated Seller or Designated Purchaser pursuant to a Standard Agency Agreement on or before the Offer Date, and this Agreement shall be read and construed accordingly (including the terms “Designated Seller”, “Designated Purchaser” and “agent”).

2.	Each of the Seller and the Purchaser undertakes that, if the relevant entity which is to sell or purchase Shares or a Business under this Agreement does not exist and/or has not entered into a Standard Agency Agreement at the Offer Date, such entity will as soon as practicable (and in any case before Closing) enter into a Supplemental Agency Agreement (and thereby become a Designated Seller or, as the case may be, a Designated Purchaser if it is not one already).

3.	Each of the Seller and the Purchaser shall negotiate in good faith with a view to agreeing as soon as reasonably practicable after the Offer Date the final form of any Supplemental Agency Agreement pursuant to this Part B. Such document(s) shall be in all material respects in the Agreed Form of the supplemental agency agreement template (except solely to the extent that it is necessary to modify it to comply with the laws and regulations of the jurisdiction in which the relevant transfer of Shares, Businesses and/or Business Assets is taking place or to reflect the formalities for execution in its jurisdiction of incorporation by any entity that is to be party to such document).

SCHEDULE 18

PERMITTED ACTIONS AND PERMITTED DISTRIBUTIONS

Part A : Permitted Actions

1.	The following actions may be taken by the Seller and its Affiliates prior to Closing:

(a)	All steps reasonably necessary to implement the Disposition Structure;

2.	The following legal entities shall change their current legal forms prior to Closing as follows:

(a)	Blumøller AS (convert to APS).

3. The filing of entity classification forms for any one or more of the following Target Companies may occur prior to Closing:

(a)	Blumøller AS;

(b)	Sara Lee H&BC Norway AS;

(c)	Biotex BV;

(d)	New Co (Italy);

(e)	Sara Lee Household & Body Care France SNC;

(f)	Sara Lee H&BC Sweden AB; and

(g)	Opus Health Care Sverige AB.

Part B : Permitted Distributions

To the extent consistent with the goal of minimising the levels of Cash and External Debt prior to Closing, the payment of dividends to move or extract Cash from the Target Companies shall be permitted.

SCHEDULE 19

TRANSFER OF ECONOMIC OWNERSHIP

1.	For the purposes of this Schedule 19, the following terms shall have the following meanings:

Biotex Trademarks and other Intangibles means all of the following assets that are held by Biotex B.V. (in its capacity as a Business Seller pursuant to paragraph 2(b)(i)):

(a)	all registered and unregistered trade marks, copyrights and design rights and the associated goodwill; and

(b)	all Business Contracts and Business Information.

Intangibles means, collectively, the Biotex Trademarks and other Intangibles, the Intec Trademarks and other Intangibles and the SL H&BC NL Trademarks and other Intangibles.

Intec Trademarks and other Intangibles means all of the following assets that are held by Intec B.V. (in its capacity as a Business Seller pursuant to paragraph 2(b)(i)):

(a)	all registered and unregistered trade marks, copyrights and design rights and the associated goodwill; and

(b)	all Business Contracts and Business Information.

Relevant Dutch Companies means Sara Lee Household and Body Care Nederland B.V., Intec B.V. and Biotex B.V.

SL H&BC NL Trademarks and other Intangibles means all of the following assets that are held by Sara Lee Household and Body Care Nederland B.V. (in its capacity as a Business Seller pursuant to paragraph 2(b)(i)):

(a)	all registered and unregistered trade marks, copyrights and design rights and the associated goodwill; and

(b)	all Business Contracts and Business Information.

2.	The parties agree that the following shall apply:

(a)

(i)

On the day immediately preceding the Closing Date, Sara Lee Household and Body Care Nederland B.V., Intec B.V. and Biotex B.V. shall sell and transfer to Unilever Nederland B.V. the full economic ownership (comprising the full economic risk and benefit and, for the avoidance of doubt, including any exposure to changes in value and the risk of total loss) of the SL H&BC NL Trademarks and other Intangibles, the Intec Trademarks and other Intangibles and the Biotex Trademarks and other Intangibles, respectively (the Transfers), and shall in that context act as Business Sellers. Such sale and transfer shall be effected on the terms of an agreement of sale and transfer of full economic ownership as agreed between the parties (the Agreement of Economic Transfer) between the Relevant Dutch Companies, on the one hand, and Unilever Nederland B.V., on the other. For the avoidance of doubt, the legal title to the SL H&BC NL Trademarks and other Intangibles, the Intec Trademarks and other Intangibles and the Biotex Trademarks and other Intangibles shall not transfer and shall therefore remain with the Relevant Dutch

Companies (until such time as the relevant Call Option (as defined below) is exercised). Subject to the detailed conditions as set out in the Agreement of Economic Transfer, Unilever Nederland B.V. shall, as of Closing, have the right to call for the transfer of such legal title to:

(A)	the Biotex Trademarks and other Intangibles (or any part thereof) to itself or to any person it nominates at any time for, in the case of each such transfer, a consideration of Euro 1;

(B)	the Intec Trademarks and other Intangibles (or any part thereof) to itself or to any person it nominates at any time for, in the case of each such transfer, a consideration of Euro 1; and

(C)	the SL H&BC NL Trademarks and other Intangibles (or any part thereof) to itself or to any person it nominates at any time for, in the case of each such transfer, a consideration of Euro 1,

(each being a Call Option, together, the Call Options) and shall be able to direct and restrict the usage of the Intangibles by the Relevant Dutch Companies and any member of the Seller Group

(ii)	The parties agree that the Transfers are taxable events under the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969) and the Dutch VAT Act (Wet op de omzetbelasting 1968). The parties and their Affiliates shall treat them as such for all accounting and tax purposes.

(b)	On Closing, the sale and transfer of the shares in the Relevant Dutch Companies to the relevant Share Purchaser (as identified in Part A of Schedule 1) shall be effected. Accordingly, in such context the Relevant Dutch Companies shall also be Target Companies. Accordingly the parties agree that:

(i)	subject to paragraph 2(b)(ii) of this Schedule 19, the Relevant Dutch Companies shall only be considered Business Sellers under this Agreement insofar as it relates to the sale and transfer of the full economic ownership of the SL H&BC NL Trademarks and other Intangibles, the Intec Trademarks and other Intangibles and the Biotex Trademarks and other Intangibles, respectively;

(ii)	without prejudice to the generality of paragraph 2(b)(iii) of this Schedule 19, the Relevant Dutch Companies shall be considered Target Companies for all purposes of Schedule 13 (TAX) (including, for the avoidance of doubt, insofar as relating to the sale and transfer of the full economic ownership of the SL H&BC NL Trademarks and other Intangibles, the Intec Trademarks and other Intangibles and the Biotex Trademarks and other Intangibles); and

(iii)	for all other purposes under this Agreement, the Relevant Dutch Companies shall be considered Target Companies.

(c)	Immediately following the Transfers, but before the dividends referred to in paragraph 2(d) are declared, the Relevant Dutch Companies shall write off the net book value (if any) of the SL H&BC NL Trademarks and other Intangibles, the Intec Trademarks and other Intangibles and the Biotex Trademarks and other Intangibles in any accounts of the Relevant Dutch Companies, respectively.

(d)	Immediately following the write offs referred to in paragraph 2(c) being effected, but prior to Closing, the Seller shall procure that a shareholders resolution is passed with respect to each of the Relevant Dutch Companies (each a Resolution) pursuant to which it shall be resolved to declare, to the extent permitted by law, a dividend (to be satisfied in the manner described in paragraph 2(e)) to the shareholder of each such company equal to:

(i)	an amount equal to the amount allocated (pursuant to Exhibit 10 hereto) to the economic ownership of, in the case of Sara Lee Household and Body Care Nederland B.V., the SL H&BC NL Trademarks and other Intangibles, in the case of Intec B.V., the Intec Trademarks and other Intangibles and, in the case of Biotex B.V., the Biotex Trademarks and other Intangibles, respectively; less

(ii)	an amount equal to the net book value referred to in paragraph 2(c) (for the avoidance of doubt, before the same is written off pursuant to paragraph 2(c)); less

(iii)	an amount equal to the Relevant Tax Amount (as defined in paragraph 2(g)(ii) below); less

(iv)	in the case of Biotex B.V. only, an amount equal to the aggregate amount of:

(A)	the current tax payable as recorded in the Biotex B.V. statutory accounts in the amount of Euro 3,346,000, payable to the Acting Fiscal Parent (as defined below); and

(B)	the inter company payable as recorded in the Biotex B.V. statutory accounts in the amount of Euro 10,700,000, payable to the Acting Fiscal Parent,

(in the case of each Relevant Dutch Company, the Relevant Dividend Amount).

(e)	Immediately following the passing of the Resolutions, but before Closing, each Relevant Dutch Company shall, in full satisfaction of the dividends referred to in paragraph 2(d) above, assign to its relevant shareholder such proportion of its receivable that relates to the relevant Transfer (in the case of each Relevant Dutch Company, the whole of such receivable being the Relevant Receivable) as equals that Relevant Dutch Company’s Relevant Dividend Amount.

(f)	Immediately following the passing of the Resolutions, but before Closing, Biotex B.V. shall:

(i)	in full and final settlement and discharge of the current tax payable as recorded in the Biotex B.V. statutory accounts in the amount of Euro 3,346,000 referred to in 2(d)(iv)(A) above and any recourse or other claim related thereto (including by the Acting Fiscal Parent and/or Sara Lee International B.V.), assign to the Acting Fiscal Parent such proportion of the Relevant Receivable as equals that current tax payable;

(ii)	in full and final settlement and discharge of the inter company payable as recorded in the Biotex B.V. statutory accounts in the amount of Euro 10,700,000 referred to in 2(d)(iv)(B) above and any recourse or other claim related thereto (including by the Acting Fiscal Parent and/or Sara Lee International B.V.), assign to the Acting Fiscal Parent such proportion of the Relevant Receivable as equals that inter company payable.

(g)	The parties acknowledge and agree:

(i)	that the Relevant Dutch Companies will, until Closing (for the avoidance of doubt, with respect to, amongst other things, the sale and transfer of the shares in the Relevant Dutch Companies), continue to form part of the Dutch fiscal unity for corporate income tax and value added tax of the Seller Group (the Dutch fiscal unity);

(ii)	that accordingly, in relation to any corporate income tax (vennootschapsbelasting) or value added tax (omzetbelasting) payable or deemed to be payable in respect of, by reference to, or as a consequence of the Transfers, any such tax shall be due in the name of Sara Lee International B.V. and be paid on its behalf by Koninklijke Douwe Egberts B.V. as the acting parent of the Dutch fiscal unity (the Acting Fiscal Parent), but an amount equal to and in respect of such tax will be allocated by the Acting Fiscal Parent to each of the Relevant Dutch Companies in proportion to the amount allocated in accordance with paragraph 2(d)(i) above (in the case of each Relevant Dutch Company, the Relevant Tax Amount); and

(iii)	immediately following the Transfers but before Closing, each Relevant Dutch Company shall assign to the Acting Fiscal Parent such proportion of its Relevant Receivable as equals the Relevant Tax Amount in full and final settlement and discharge of any recourse (or other) claim that may arise or has arisen (pursuant to paragraph 2(g)(ii) above, by operation of law, pursuant to any agreement or otherwise) between a member of the Seller Group (including the Acting Fiscal Parent and Sara Lee International B.V.) and any of the Relevant Dutch Companies as a consequence of the payment of tax by the Acting Fiscal Parent as referred to in paragraph 2(g)(ii) above.

(iv)	for the avoidance of doubt, the amount of the Closing Payment paid by the Purchaser on behalf of Unilever Nederland B.V. which is:

(A)	allocated to the SL H&BC NL Trademarks and other Intangibles shall be applied to satisfy Sara Lee Household and Body Care Nederland B.V.’s Relevant Receivable;

(B)	allocated to the Intec Trademarks and other Intangibles shall be applied to satisfy Intec B.V.’s Relevant Receivable; and

(C)	allocated to the Biotex Trademarks and other Intangibles shall be applied to satisfy Biotex B.V.’s Relevant Receivable; and

(v)	if not all of a Relevant Dutch Company’s Relevant Receivable is assigned pursuant to this Schedule 19, the Seller will hold on trust for, and promptly after Closing deliver to, the Relevant Dutch Company a proportion of the Closing Payment equal to the value of the Relevant Receivable not so assigned.

(h)	Notwithstanding the above, if Closing has not occurred within 48 hours of the Closing Time, the parties agree that they shall unwind all steps that were taken in connection with the Transfers, so that (as far as possible) the position would be restored to the original status quo as if none of the steps provided for in the preceding provisions of this Schedule 19 had been implemented, provided that the Seller shall have the unilateral right to waive, by written notice to the Purchaser, the application of this paragraph (h) at its sole and absolute discretion.

(i)	The Seller shall procure that each of its Affiliates shall comply with and effect the provisions of this Schedule 19.

SCHEDULE 20

SANTIGA DEFERRED ASSETS

Part A : General

1. In this Schedule 20 and in the remainder of the Agreement the following words and expressions shall have the following meanings:

Santiga Deferred Assets means all those Business Assets located at Santiga, Spain including, but limited to, the assets listed in Part B of this Schedule 20.

Santiga Deferred Closing means the completion of the sale and purchase of the Santiga Deferred Assets that is to take place on the Santiga Deferred Closing Date.

Santiga Deferred Closing Date means such date as shall be agreed between the parties, provided that such date shall (i) be no earlier than the date upon which the provision of production services from the Santiga plant under the relevant Transitional Services Agreement terminates and (ii) no later than the date falling 12 months after the Closing Date.

2. Notwithstanding any of the other provisions of this Agreement, it is agreed that the Santiga Deferred Assets shall not be transferred to the Purchaser at Closing, but shall instead be transferred to the Purchaser on the Santiga Deferred Closing Date.

4. The Seller agrees that payment of the Closing Payment by the Purchaser pursuant to clause 2.2 of this Agreement shall discharge in full the Purchaser’s obligation to pay the Seller or any member of the Seller’s Group for the Santiga Deferred Assets and that no further payment shall be due from the Purchaser or any member of the Purchaser Group to the Seller or any member of the Seller Group in respect of the Santiga Deferred Assets.

5. After the occurrence of Closing, the obligation of the Seller to transfer the Santiga Deferred Assets to the Purchaser on the Santiga Deferred Closing Date shall be unconditional.

6. The full economic risk and benefit associated with the Santiga Deferred Assets shall be retained by the Seller until the Santiga Deferred Closing Date. From the Offer Date until (and including) the Santiga Deferred Closing Date, the Seller shall comply with the provisions of clause 17 (Insurance) of this Agreement in respect of the Santiga Deferred Assets (mutatis mutandis). The Seller shall also procure that the Santiga Deferred Assets are maintained (at the Seller’s expense) in good condition until the Santiga Deferred Closing Date.

8. If the Santiga Deferred Assets are not transferred to the Purchaser pursuant to paragraph 2 of this Schedule 20, the Seller shall, on demand by the Purchaser, promptly pay to the Purchaser the sum of €3,983,000 in immediately available funds by way of an adjustment to the Closing Payment. In this respect, the Purchaser shall procure that on the Santiga Deferred Closing Date the relevant member of the Purchaser Group shall, at its own cost, cause the Santiga Deferred Assets to be dismantled at and collected from their current location.

9. The following provisions of Schedule 8 shall mutatis mutandis apply with respect to the Santiga Deferred Closing:

(a)	Part A;

(b)	paragraphs 1(d) and (e) of Part B;

(c)	paragraph 1(a) of Part C; and

(d)	paragraphs 3, 4(a) and 5 of Part E.

9. For the avoidance of doubt, in relation to the Santiga Deferred Assets, where elsewhere in this Agreement reference is made in any provision to the term “Closing” or “Closing Date”, such reference shall be read as a reference to the relevant “Santiga Deferred Closing” or “Santiga Deferred Closing Date”, as the case may be.

Part B : List of Santiga Deferred Assets

Separately attached.

SCHEDULE 21

DEFINITIONS AND INTERPRETATION

1. Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Accounting Principles means the Sara Lee Corporation accounting policies as included in the Data Room under item number 2.10;

Acquired Businesses means the Worldwide Body Care Business and the European Detergents Business;

Affiliate means, in relation to any party, any subsidiary or parent company of that party and any subsidiary of any such parent company from time to time;

Agency Agreements means the Standard Agency Agreements and the Supplemental Agency Agreements entered into in connection with this Agreement, and Agency Agreement means any one of them;

Agreed Form means, in relation to a document, the form of that document as initialled on the Offer Date or, as the case may be, the Closing Date for the purpose of identification by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Seller and the Purchaser);

Allocated Employees means those individuals who are employed by a member of the Seller Group and who have on the basis of the Employee Allocation Principles as defined in Part (A), paragraph 3 of Exhibit 6 been allocated to either a Target Company or a Business Purchaser as the case may be, and who are listed in Part (A) of Annex 2 to Exhibit 6;

Amersfoort Agreements means all or any of the Cooperation Agreement dated 18 April 2001 between the Municipality of Amersfoort and Sara Lee/DE N.V. and Sara Lee Household and Bodycare Nederland B.V., the Deed of Exchange and Transfer dated 18 April 2001 between Sara Lee Household and Bodycare Nederland B.V. and the Municipality of Amersfoort, the Remediation Agreement dated 1 October 1998 between Kortman Intradal B.V., the Provence of Utrecht and the Municipality of Amersfoort, the Purchase Agreement dated 25 March 2002 between Sara Lee Household and Bodycare Nederland B.V. and Columbuspein C.V., and the Deed of Transfer dated 2 July 2002 between Sara Lee Household and Bodycare Nederland B.V. and Columbuspein C.V;

Amersfoort Employees means those Employees defined to in section 15 of Part E of Exhibit 6 and who are listed in Part (E) of Annex 2 to Exhibit 6;

Amersfoort Site means the parcel of land with the buildings constructed thereon and further appurtenances, located at Amersfoort, Amsterdamseweg (unnumbered), registered in the Land Registry office as municipality Amersfoort, section H number 3536 measuring 13 centiares, and the parcel of land, located at 3812 PJ Amersfoort, Brabantsestraat 17, registered in the Land Registry office as municipality Amersfoort, section H number 3532 measuring two hectare and fifty-nine centiares (2 ha 59 ca);

Assumed Business Debt means, in relation to the Business, all amounts owed at the Closing Time under the agreements listed in Part B of Schedule 2 by the relevant Business Seller (in relation to that Business);

Assumed Environmental Liabilities means all Liabilities relating to or arising from the presence of pollution, contamination or hazardous substances in soil, surface water or groundwater at, migrating from or under any Relevant Property (but only such part or parts of such Relevant Property as are owned or occupied by a member of the Purchaser Group on or after Closing) but, for the avoidance of doubt, excluding the Excluded Amersfoort Liabilities;

Assumed Liabilities means all Assumed Business Debt, all Assumed Environmental Liabilities and all other Liabilities to the extent that they relate to the Acquired Businesses, in each case excluding the Excluded Liabilities;

Attached Employees means (i) those individuals who are employed by the Seller Group and who are not Unique Roles or Allocated Employees and who are employed or who become employed by operation of law on the Closing Date or in accordance with the relevant local laws by a Target Company (where the individual is employed mainly or partly in the Body Care business) or a Business Purchaser respectively and (ii) those individuals who are fully dedicated to the Worldwide Body Care Business and the European Detergents Business in a Job Category, but who for technical reasons are not or do not become automatically employed on Closing by a Target Company or a Business Purchaser respectively and who are listed in Part (B) of Annex 2 to Exhibit 6;

Biotex Trademarks and other Intangibles has the meaning given in paragraph 1 of Schedule 19;

Business means, in relation to each Business Seller, any business carried on by that Business Seller as at Closing which forms part of the Acquired Businesses (but excluding any Shares held by that Business Seller) and includes the Business Assets and Assumed Liabilities of that Business, and Businesses shall be construed accordingly;

Business Assets means, in relation to each Business, all the property, undertaking, rights and assets of the relevant Business Seller as set out in Part A of Schedule 2, but excluding the Excluded Assets;

Business Claims means the benefit of all rights and claims to the extent they arise from the carrying on of any Business by a Business Seller (whether arising on, prior to or after the Closing Time) but excluding rights and claims to the extent that they relate to taxation (in connection with the Business) or to any of the Excluded Contracts, the Excluded Assets or the Excluded Liabilities;

Business Contracts means, in relation to each Business Seller, those contracts, engagements, licences, IP Agreements, IT Agreements, guarantees and other commitments that are allocated to the Business pursuant to the principles set forth in Exhibit 8 (but excluding agreements, leases or other documents relating to ownership or occupation of Business Properties, and the Excluded Contracts);

Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales, the Netherlands or the United States of America on which banks are open in both London, Amsterdam and in New York for general commercial business;

Business Goodwill means the goodwill relating to each Business, together with the exclusive right for the relevant Business Purchaser to represent itself as carrying on such Business in succession to the relevant Business Seller;

Business Information means, in relation to each Business, all information (in whatever form held) in respect of which a Business Seller or a member of the Seller Group has a right to transfer possession to a member of the Purchaser Group to the extent that such information relates exclusively or predominantly to that Business (including, without limitation, all (i) formulae, designs, specifications, drawings, know-how, manuals and instructions; (ii) customers lists, sales, marketing and promotional information; (iii) business plans and forecast; and (iv) technical or other expertise);

Business IP means:

(a)	the Owned IP; and

(b)	all other registered and material unregistered Intellectual Property Rights used under licence by the Target Companies, the Business Sellers or any member of the Seller Group in each case exclusively in relation to the Acquired Businesses, excluding any Intellectual Property Rights relating to Information Technology;

Business Loose Plant and Equipment means, in relation to each Business, all the loose plant, machinery, equipment, tooling, furniture and vehicles of the relevant Business Seller (not being business fixtures and fittings) used exclusively or predominantly (based on a two-thirds usage) for the purposes of that Business, it being understood that predominant usage shall exist if the relevant asset is two-thirds used for the purposes of the relevant Business, excluding the Excluded Fixtures;

Business Properties means the freehold and leasehold interests (or equivalent) brief particulars of which are set out in Part B of Exhibit 4;

Business Purchasers means the members of the Purchaser Group set out in column 3 of Part B of Schedule 1 or any member of the Purchaser Group established as a Designated Purchaser of any Business pursuant to a Supplemental Agency Agreement, and Business Purchaser means any one of them;

Business Sellers means:

(a)	the members of the Seller Group set out in column 1 of Part B of Schedule 1 or any member of the Seller Group established as a Designated Seller of any Business pursuant to a Supplemental Agency Agreement; and

(b)	any other member of the Seller Group that owns any of the Owned IP,

and Business Seller means any one of them, it being agreed that the term Business Seller shall in any event not include Godrej Sara Lee Ltd and its subsidiaries;

Capital Leases mean lease agreements for which the cost is accounted for below Operating Segment Income; for the avoidance of doubt, Capital Leases will not include any lease agreements in respect of which the costs are accounted for in costs of goods sold and/or other operating expenses;

Cash means, in relation to each Target Company, the aggregate of its cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation), any cash deposits and its cash equivalents including all interest accrued thereon, as at the Closing Time, as shown by the books of that Target Company less the amount of any cash related to a Tax Retention Amount held by such Target Company (but, for the avoidance of doubt, excluding any Inter-Company Receivables (and any interest thereon) and all items to be treated as debtors in Working Capital), and shall include all line items marked “x” in the column entitled “Cash” in Part B of Exhibit 5;

Cebralin Cruz Verde IP means the Intellectual Property Rights owned by the Seller Group on the Closing Date in the trade mark CRUZ VERDE (and any mark, logo or symbol incorporating CRUZ VERDE) and the “green cross” logo and the green colour and banner used in connection with the CRUZ VERDE trade mark;

Claim means any claim for breach of the Warranties;

Closing means completion of the sale and purchase of the Shares, the Businesses and the Business Assets in accordance with the provisions of this Agreement;

Closing Date means 6 December 2010;

Closing Payment means the cash price payable on Closing under clause 2.3;

Closing Statement has the meaning given in Schedule 16;

Closing Time means 11.59 p.m. (US Central time) on the Closing Date;

Columbusplein Property means the property adjacent to the Amersfoort Site that was sold to Columbusplein C.V. by a deed of transfer dated 2 July 2002, executed before L.B. Noordermeer, at the time civil law notary in Amersfoort, of which deed an excerpt was registered in the register of Mortgages 4 of the Land Registry office on 3 July 2002 in volume 12713 number 46;

Conditions means the conditions to Closing set out in clause 3.1, and Condition means any of them;

Confidential Information has the meaning given in clause 28.1;

Controlling Interest means:

(a)	owning or controlling (directly or indirectly) more than 50% of the voting share capital of the Purchaser; or

(b)	being able to direct the casting of more than 50% of the votes exercisable at general meetings of the Purchaser on all, or substantially all, matters; or

(c)	the right to appoint or remove directors of the Purchaser holding a majority of the voting rights at meetings of its board on all, or substantially all, matters;

Cooperation Letter has the meaning given in paragraph 1(j) of Part B of Schedule 8;

Costs means losses, damages, costs (including reasonable legal costs), expenses and tax (excluding tax on actual net income, profits or gains but including any amount in respect of VAT that is not recoverable by the party incurring such expenses or any other member of its VAT group), in each case of any nature whatsoever;

Current Tomik/Closan Products means the toilet liquid rimblock device and refill products that are and/or were manufactured, distributed and/or sold on the Closing Date and/or on 11 December 2009 and/or on 25 September 2009 in the European Detergents Business, and in each case that bear the TOMIK brand or the CLOSAN brand;

Data Room means the data room comprising the documents and other information relating to the Acquired Businesses made available by the Seller as listed on the data room index in the Agreed Form attached to the Disclosure Letter;

Debt Free/Cash Free Price with respect to a Set of Shares is the price set out in column 4 of Part A of Schedule 1 for that Set of Shares and with respect to a Business is the price set out in column 4 of Part B of Schedule 1 for that Business;

Deed of Economic Transfer has the meaning given in paragraph 2(a) of Schedule 19;

Default Interest means interest at EURIBOR plus five per cent. (5%);

Designated Purchasers means the Share Purchasers and the Business Purchasers, and Designated Purchaser means any one of them;

Designated Sellers means the Share Sellers and the Business Sellers, and Designated Seller means any one of them;

Disclosure Letter means the letter from the Seller to the Purchaser executed and delivered immediately before the signing of this Agreement;

Disputed MAC Notice has the meaning given in clause 9.4;

Employee Allocation Principles has the meaning given to it in Part (A), paragraph 3 of Exhibit 6;

Employees means the (i) Unique Roles, (ii) Attached Employees and (iii) Allocated Employees, but excluding the Excluded Employees;

Employee Liabilities means all Liabilities in relation to the Employees, including in relation to all Employees’ employment and the termination of that employment;

Environment means all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water or land and any ecological systems or living organisms supported by those media including man;

Environmental Consents means any registration, permit, licence, authorisation, approval or consent required under Environmental Laws for the carrying on of the Acquired Businesses or the use of, or any activities or operations carried out at, any Relevant Property;

Environmental Laws means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil and criminal law) and binding statutory guidance which are in force and binding at the Offer Date, to the extent that they relate to Environmental Matters;

Environmental Liabilities means Liabilities relating to or arising from the presence of pollution, contamination or hazardous substances in soil, surface water or groundwater at, from or under any property owned, used or occupied by any member of the Seller Group at any time prior to Closing to the extent such pollution, contamination or hazardous substance was first present in soil or groundwater at or under such properties prior to Closing, provided that for the purposes of this definition the word “used” shall mean in relation to a property that at such property processing, disposal, treatment or other activities involving or resulting in releases have been carried on by (i) any member of the Seller Group or (ii) by another person under a contract or other arrangement made with any member of the Seller Group or involving materials generated by a member of the Seller Group ;

Environmental Matters means all matters relating to the pollution, protection, maintenance, restoration or replacement of the Environment and all matters in relation to human health and safety (but excluding matters in relation to product liability);

Estimated Assumed Business Debt means, in relation to each Business, the Seller’s good faith estimate of what the Assumed Business Debt of the relevant Business Seller will be at the Closing Time, as notified to the Purchaser pursuant to clause 2.3;

Estimated Cash means, in relation to each Target Sub-Group, the Seller’s good faith estimate of what the Cash attributable to that Target Sub-Group will be at the Closing Time, as notified to the Purchaser pursuant to clause 2.3;

Estimated External Debt means, in relation to each Target Sub-Group, the Seller’s good faith estimate of what the External Debt attributable to that Target Sub-Group will be as at the Closing Time, as notified to the Purchaser pursuant to clause 2.3;

Estimated Inter-Company Debt means any Estimated Inter-Company Payables and any Estimated Inter-Company Receivables, as notified to the Purchaser pursuant to clause 2.3;

Estimated Inter-Company Payables means the Seller’s good faith estimate of what the Inter-Company Payables owed by any Target Company will be at the Closing Time, as notified to the Purchaser pursuant to clause 2.3;

Estimated Inter-Company Receivables means the Seller’s good faith estimate of what the Inter-Company Receivables owed to any Target Company will be at the Closing Time, as notified to the Purchaser pursuant to clause 2.3;

EURIBOR means the display rate per annum of the offered quotation for deposits in Euros for a period of one month which appears on the appropriate page of the Reuters Screen (or such other page as the parties may agree) at or about 11.00a.m. London time on the date on which payment of the sum under this Agreement was due but not paid;

European Detergents Business means the European detergents business of the Seller Group, as carried on at Closing by the Target Companies and the Business Sellers and as more fully described in the separation memo European detergents, July 2009 (as contained in the Data Room under item number 18.3.7) and including cleaning brands manufactured, but excluding Kiwi Kleen;

Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the daily fixing) for that currency into Euros on such date as published on the European Central Bank website (www.ECB.int). Where no such rate is available, the daily mid-point exchange rate will be taken as published on the relevant central bank website of the currency / country involved;

Excluded Amersfoort Liabilities means all Liabilities, including any under the Amersfoort Agreements, relating to or arising from the presence of pollution, contamination or hazardous substances in soil, surface water or groundwater at, from or under the Columbusplein Property and/or the Municipality Property (including, for the avoidance of doubt, any relating to or arising from the migration through soil, surface water or groundwater of pollution, contamination or hazardous substances from the Amersfoort Site to the Columbusplein Property and/or the Municipality Property prior to Closing);

Excluded Assets means, in relation to any Business, those properties, rights and assets relating to that Business set out in Part C of Schedule 2;

Excluded Business Debt means, in relation to any Business Seller, the Financial Debt of that Business Seller other than any Assumed Business Debt; and, for the avoidance of doubt, Excluded Business Debt shall not include any Inter-Company Debt, any Trade Creditors or any items to be treated as creditors in Working Capital;

Excluded Contracts means, in relation to any Business Seller, the contracts and commitments of that Business Seller relating to its Business set out in Part D of Schedule 2;

Excluded Employees means those Employees listed in Part E of Schedule 2;

Excluded Fixtures means, in relation to each Business, all the loose plant, machinery, equipment, tooling, furniture and vehicles, other than any item of Information Technology, of the relevant Business Seller (not being business fixtures and fittings), in each case not situated in a factory or R&D facility, used exclusively or predominantly for the purposes of that Business (it being understood that predominant usage shall exist if the relevant asset is two-thirds used for the purposes of the relevant Business) which have a zero book value in the accounts of the Seller or the relevant member of the Seller Group.

Excluded Liabilities means the Liabilities set out in Part F of Schedule 2;

Exhibits means exhibits 1 to 11 to this Agreement, and Exhibit shall be construed accordingly;

Expert means a partner of at least 10 years’ qualified experience at an independent firm of chartered accountants of international standing agreed by the parties or, in default of agreement within 10 Business Days of one of the parties seeking the appointment of an Expert under the terms of this Agreement, selected by the President for the time being of the Institute of Chartered Accountants in England and Wales; and

External Debt means, in relation to each Target Company:

(a)	the aggregate of the Financial Debt owed by that Target Company (as shown by the books of that Target Company) as at the Closing Time (together with any accrued interest) to any banking, financial, acceptance credit, lending or other similar institution or organisation which, in each case, is not a member of the Seller Group; and

(b)	the amount outstanding under Capital Leases,

and shall include all line items marked “x” in the column entitled “External Debt” in Part B of Exhibit 5;

for the avoidance of doubt, neither Inter-Company Payables (and any interest thereon) nor any items to be treated as creditors in Working Capital constitute External Debt;

Final Business Price has the meaning given in clause 2.5;

Final Share Price has the meaning given in clause 2.4;

Financial Adjustments means any adjustment(s) required in accordance with Part C of Schedule 16;

Financial Debt means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation;

Global Information Technology Contracts or Global IT Contracts means the contracts listed in Schedule 11 under the heading Global Information Technology Contracts;

Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

Gross Profit means net outside sales less cost of goods sold as arrived at using the Accounting Principles;

H&BC Accounts means the combined accounts for Sara Lee Corporation’s Household & Body Care segment in respect of the financial periods ended on 28 June 2008 and on 27 June 2007, respectively (which accounts show in this case only the amounts of the Net Sales and H&BC EBIT for the relevant periods), as set forth in Part A of Exhibit 11;

H&BC EBIT means earnings before interest and taxes and before unusual charges, which is the same as what is referred to as Operating Segment Income in the accounts of the H&BC Accounts;

Indemnity Claim means any claim under any of the indemnities given by the Seller contained in this Agreement

Information Technology means computer hardware, software, networks, servers communications technologies, peripherals and any Intellectual Property Rights in any of the foregoing;

Initial Business Price for each Business shall be the Debt Free/Cash Free Price for that Business minus the Estimated Assumed Business Debt of that Business, as notified to the Purchaser pursuant to clause 2.3. For the purpose of calculating each Initial Business Price, if any Estimated Assumed Business Debt of that Business is expressed in a currency other than Euros, it shall be converted into Euros at the Exchange Rate as at the date which is 2 clear Business Days before the date of providing the estimates as referred to in clause 2.3;

Initial Share Price for each Set of Shares shall be the Debt Free/Cash Free Price for those Shares (i) minus the aggregate of the Estimated External Debt of the relevant Target Sub-Group and the Estimated Inter-Company Payables owed by the relevant Target Sub-Group (ii) plus the aggregate of the Estimated Cash of the relevant Target Sub-Group and the Estimated Inter-Company Receivables owed to the relevant Target Sub-Group. For the purpose of calculating each Initial Share Price, if any Estimated Inter-Company Debt owed between a Target Company and a member of the Seller Group is expressed in a currency other than Euros, it shall be converted into Euros at the Exchange Rate as at the date which is 2 clear Business Days before the date of providing the estimates as referred to in clause 2.3;

Intangibles has the meaning given in paragraph 1 of Schedule 19;

Intec Trademarks and other Intangibles has the meaning given in paragraph 1 of Schedule 19;

Intellectual Property Rights or IPR means patents, trade marks, service marks, rights in logos, trade names, internet domain names, copyright (including rights in computer software) and moral rights, database rights, utility models, rights in designs, rights in get-up, rights in inventions, rights in know-how and other intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and in relation to IPR registered includes registrations and applications for registration;

Inter-Company Debt means Inter-Company Payables and Inter-Company Receivables and shall include all line items marked “x” in the column entitled “Inter-Company Debt” in Part B of Exhibit 5;

Inter-Company Payables means, in relation to each Target Company:

(a)	any amounts owed as at the Closing Time by that Target Company to (i) any member of the Seller Group or (ii) any other Target Company which is not in the same Target Sub-Group as that Target Company (which are not amounts in respect of tax or any Surrender), together with accrued interest, if any, up to the Closing Time on the terms of the applicable debt; and

(b)	any amounts of Inter-Company Trading Payables;

Inter-Company Receivables means, in relation to each Target Company:

(a)	any amounts owed as at Closing to that Target company by (i) any member of the Seller Group or (ii) any other Target Company which is not in the same Target Sub-Group as that Target Company (which are not amounts in respect of tax or any Surrender), together with accrued interest, if any, up to the Closing Time on the terms of the applicable debt; and

(b)	any amounts of Inter-Company Trading Receivables;

Inter-Company Trading Payables means all amounts owed, outstanding or accrued in the ordinary course of trading, including any VAT, by a Target Company to a member of the Seller Group that is not recoverable by the debtor or a member of its VAT group arising on the supply for which such amounts are consideration, as between (i) any member of the Seller Group and any Target Company or (ii) a Business and any other business unit of the relevant Business Seller (in the case of (ii), only to the extent that the relevant amount relates to the Business of the relevant Business Seller) as at the Closing Time in respect of inter-company trading activity and the provision of services, facilities and benefits between them; for the avoidance of doubt, Inter-Company Trading Debt:

(a)	includes, where applicable, amounts owed in respect of salaries or other employee benefits (including payroll taxes thereon but excluding any bonuses and related taxes), insurance (including health and motor insurance), pension and retirement benefit payments, management training and car rental payments paid or management services provided between them up to the Closing Time; but

(b)	excludes amounts due in respect of matters which would in the ordinary course of the Acquired Businesses remain outstanding or otherwise have the characteristics of an intra-group loan and also excludes any amounts in respect of tax or any Surrender;

Inter-Company Trading Receivable means all amounts owed, outstanding or accrued in the ordinary course of trading, including any VAT, by a member of the Seller Group to a Target Company that is not recoverable by the debtor or a member of its VAT group arising on the supply for which such amounts are consideration, as between (i) any member of the Seller Group and any Target Company or (ii) a Business and any other business unit of the relevant Business Seller (in the case of (ii), only to the extent that the relevant amount relates to the Business of the relevant Business Seller) as at the Closing Time in respect of inter-company trading activity and the provision of services, facilities and benefits between them; for the avoidance of doubt, Inter-Company Trading Debt:

(a)	includes, where applicable, amounts owed in respect of salaries or other employee benefits (including payroll taxes thereon but excluding any bonuses and related taxes), insurance (including health and motor insurance), pension and retirement benefit payments, management training and car rental payments paid or management services provided between them up to the Closing Time; but

(b)	excludes amounts due in respect of matters which would in the ordinary course of the Acquired Businesses remain outstanding or otherwise have the characteristics of an intra-group loan and also excludes any amounts in respect of tax or any Surrender;

IP Agreement means an agreement relating to Intellectual Property Rights (other than Intellectual Property Rights subsisting in Information Technology) to which a member of the Seller Group as at the Offer Date is a party and which relates (but only to the extent it so relates) to the Acquired Businesses;

IP Assignment means the assignment (in substantially the form agreed between the parties and annexed to this Agreement) of the Owned IP other than Intellectual Property Rights owned by the Target Companies;

IT Agreements means software licence agreements and other Information Technology related agreements (excluding the Global IT Contracts) to which a Target Company or a member of the Seller Group as at the Offer Date is a party and which relate exclusively or predominantly to the Acquired Businesses. For the purposes of this definition, an agreement shall be deemed to relate predominantly to the Acquired Businesses if the agreement is on its face allocated to the Acquired Businesses to an extent equal to or exceeding 60%, or (if there is no such allocation on the face of the agreement), if (i) 60% or more of the individuals using or allowed to use the Information Technology covered by that agreement at the Offer Date are themselves allocated to the Acquired Businesses, or (ii) 60% or more of the Information Technology covered by that agreement is used by the Acquired Businesses as at the Offer Date;

IT Systems means (i) the Information Technology owned by the Target Companies that is used exclusively or predominantly in the Acquired Businesses; (ii) the Information Technology owned by members of the Seller Group that is used exclusively or predominantly in the Acquired Businesses; and (iii) the IT Agreements;

Key Brands means the trade marks NEUTRAL, BIOTEX, SANEX, RADOX, DUSCHDAS, BADEDAS, MONSAVON, S-3, STATUS, MOUSSEL, PUROL (including PUROL-BEE), ZWITSAL, FISSAN, PRODERM, GABI, PETIT CHERI, ZENDIUM, PRODENT, BRYLCREEM, MASTER, ESKINOL, DAX, GLYSOLID, SHE, BLOCK & WHITE, DEPILZERO and ROYAL AMBREE;

Key Managers means those Employees whose gross annual remuneration exceeds €100,000, or local currency equivalent;

Key Registered Design Rights means the registered design rights set out in Exhibit 3 that are, at the Offer Date, used on or for packaging for a product sold under a Key Brand or any of the registered trade marks for WILLIAMS set out in Exhibit 3;

Last Accounts means the unaudited accounts of the Acquired Businesses in respect of the financial periods ended on the Previous Accounts Date and on the Last Accounts Date, as attached hereto as Part A of Exhibit 11;

Last Accounts Date means 27 June 2009;

Liabilities means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety;

Local Agreements means the local sale and purchase agreements referred to in paragraph 2 of Part A of Schedule 8, and Local Agreement means any one of them;

Long Stop Date means the date that falls 6 months after the Purchaser Offer Termination Time;

MAC Condition has the meaning given to it in clause 3.1;

MAC Expert has the meaning given to it in clause 9.5;

MAC Notice has the meaning given to it in clause 9.2;

Manufacturing Loose Plant and Equipment means, in relation to each Manufacturing Unit, all the loose plant, machinery, equipment, tooling and furniture located at such Manufacturing Unit and that is to be acquired by the Purchaser or one of its Affiliates pursuant to the terms of this Agreement;

Manufacturing Units means the manufacturing units that are to be acquired by the Purchaser or one of its Affiliates pursuant to Schedule 10;

Marketing Contribution means Gross Profit less media, advertising and promotion spending, as arrived at using the Accounting Principles;

Material Adverse Change means any event which:

(a)	first occurs after the Offer Date;

(b)	does not result from any fact or circumstance that was fairly disclosed by the Disclosure Letter or any document disclosed in the Data Room;

(c)	causes a material adverse effect on the Acquired Businesses, taken as a whole;

(d)	is not and is not caused by:

(i)	changes in interest rates, exchange rates or securities or commodity prices or in economic, financial, market or political conditions generally;

(ii)	changes in conditions generally affecting the industry in which the Acquired Businesses operate;

(iii)	changes in laws, regulations or accounting practices;

(iv)	any transaction contemplated by any of the Transaction Documents or any change in control resulting from any such transaction, provided that the exclusion contained in this paragraph (iv) shall not apply if both of the following conditions are satisfied:

(A)	the relevant fact or circumstance relates to the ability of the Acquired Businsesses to fulfil customer orders; and

(B)	the Seller has not taken such action as can be expected from a reasonably prudent businessman in relation to his own business in order to remedy the material adverse effect caused by such fact or circumstance;

(v)	any act or omission of any member of the Purchaser Group;

(vi)	any act or omission of any member of the Seller Group or the Acquired Businesses at the request or with the consent of the Purchaser (which shall include steps taken pursuant to or as described in this Agreement); and

(e)	still constitutes a material adverse effect on the Acquired Businesses, taken as a whole, after taking account of any payments which (i) the Seller will be required to make in respect of the relevant fact or circumstance pursuant to any warranties or indemnities contained in any of the Transaction Documents and (ii) any third party (including insurance provider) will be required to make in respect of the relevant fact or circumstance.

MSU Only Product means a product sold by the Worldwide Body Care Business or the European Detergents Business at the Closing Date, that is the subject of MSU Services but not MU Services provided (in any country) by a member of the Seller Group under a Transitional Services Agreement;

MSU Services has the meaning given to it in the Transitional Services Agreements;

MU/MSU Product means a product sold by the Worldwide Body Care Business or the European Detergents Business at the Closing Date, that is the subject of MU Services and MSU Services provided (in any country) by a member of the Seller Group under a Transitional Services Agreement;

MU Services has the meaning given to it in the Transitional Services Agreements;

Municipality Property means the property adjacent to the Amersfoort Site and the Columbusplein Property that was transferred to the Municipality of Amersfoort by a deed of exchange and transfer dated 18 April 2001, executed before G.H. Beens, civil law notary in Amersfoort, of which deed an excerpt was registered in the register of Mortgages 4 of the Land Registry office on 19 April 2001 in volume 11991 number 19;

Net Sales means net outside sales (i.e. net gross outside sales less net trade spend plus outside royalty income) as arrived at using the Accounting Principles;

Non-Exclusive Information means information in the possession of members of the Seller Group which does not relate exclusively to the Acquired Businesses;

Non-Tax Claim means a Claim other than a Tax Claim;

Non-TSA Product means a product sold by the Worldwide Body Care Business or the European Detergents Business at the Closing Date, that is not the subject of any MSU Services or MU Services provided (in any country) by a member of the Seller Group under a Transitional Services Agreement;

Normalised Working Capital means the amount shown in Part A of Exhibit 5;

Offer Date means 25 September 2009;

Offer Letter means the letter addressed by the Purchaser to the Seller on the Offer Date pursuant to which, amongst others, the Purchaser made to the Seller an irrevocable offer to acquire the Acquired Businesses on the terms of this Agreement;

Owned IP means:

(a)	the registered Intellectual Property Rights set out in Exhibit 3;

(b)	except to the extent set out in Exhibit 3, all Intellectual Property Rights owned by the Target Companies and the Seller Group in the Key Brands; and

(c)	any other Intellectual Property Rights (whether or not registered) owned by the Target Companies and the Seller Group that are used exclusively in or which relate exclusively to the Acquired Businesses, excluding any Intellectual Property Rights relating to Information Technology;

parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members, in each case whether directly or indirectly through one or more companies;

Permitted Action means any action referred to in Part A of Schedule 18;

Permitted Distribution means any distribution referred to in Part B of Schedule 18;

Permitted Encumbrances means security interests arising in the ordinary course of business or by operation of law including security interests for taxation and other governmental charges which do not individually or in aggregate materially impair the continued use and operation of the assets used exclusively or predominantly by the Acquired Businesses;

Permitted Tomik/Closan Products means:

(a)	the Current Tomik/Closan Products; and

(b)	anything that is substantially similar, or that does not produce a different overall impression, to all or part of any of the Current Tomik/Closan Products (including, for the avoidance of doubt, new variants of any of the Current Tomik/Closan Products);

Persons Acting in Concert means persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate through the acquisition by any of them of shares in the Purchaser, to obtain a Controlling Interest in relation to the Purchaser, or agree so to co-operate;

Philippine Completion Deliverables has the meaning given in paragraph 1(h) of Part B of Schedule 8;

Previous Accounts Date means 28 June 2008;

Proposed Transactions means the transactions contemplated by the Transaction Documents;

Purchaser means Unilever PLC and Unilever NV, collectively;

Purchaser Group means the Purchaser and its Affiliates from time to time including, following Closing, any Target Company;

Purchaser Obligation means any representation, warranty or undertaking to indemnify (including any requirement to pay under Schedule 13, save for any amount in respect of VAT) given by the Purchaser to the Seller under this Agreement;

Purchaser Offer Termination Time means 24.00 (Central European Time) on the date falling 12 calendar months after the Offer Date, unless such Purchaser Offer Termination Time is postponed in accordance with the provisions of the Offer Letter, in which case the Purchaser Offer Termination Time shall refer to the date until which such postponement has been made;

Purchaser’s Bank Account means the Purchaser’s bank account, details of which shall be provided to the Seller (in accordance with clause 33) at least 2 Business Days prior to Closing (and/or such other account(s) as the Seller and Purchaser may agree in writing);

Records has the meaning given in clause 23.1;

Regulatory Conditions has the meaning given to it in clause 3.5

Relevant Dutch Companies has the meaning given in paragraph 1 of Schedule 19;

Relevant Properties means the Business Properties and the Target Company Properties;

relief has the meaning given in the Tax Covenant;

Representatives has the meaning given in clause 28.1;

Retirement Benefit means any obligation, agreement or arrangement (whether funded or unfunded) which the Seller, any member of the Seller Group or Target Company contributes to or is or has or may become liable to satisfy under which benefits of any kind (including, without limitation, pension, lump sum and medical/dental) are payable:

(i)	on or after retirement (including early retirement);

(ii)	on termination of employment (whether voluntary or not), but excluding lump sum benefits payable by the employer on involuntary termination of employment);

(iii)	on completion of a specified period of employment;

(iv)	on death (whether accidental or not); or

(v)	in the event of a disability or sickness;

Retirement Benefit Warranties means the warranties set out in Part F of Schedule 3;

Run-Off Product means a MSU Only Product, a MU/MSU Product or a Non-TSA Product;

Run-Off Stop Date means, in respect of each:

(i)	MSU Only Product, the date that is twelve (12) months following the latest date on which a member of the Seller Group is obliged to carry out MSU Services for that MSU Only Product (in any country) under a Transitional Services Agreement;

(ii)	MU/MSU Product, the date that is the later of the date that is:

(A)	six (6) months following the latest date on which a member of the Seller Group is obliged to carry out MU Services for that MU/MSU Product (in any country) under a Transitional Services Agreement; and

(B)	twelve (12) months following the latest date on which a member of the Seller Group is obliged to carry out MSU Services for that MU/MSU Product (in any country) under a Transitional Services Agreement; or

(iii)	Non-TSA Product, the date that is twelve (12) months following the Closing Date;

Santiga Deferred Assets has the meaning given in paragraph 1 of Schedule 20;

Santiga Deferred Closing has the meaning given in paragraph 1 of Schedule 20;

Santiga Deferred Closing Date has the meaning given in paragraph 1 of Schedule 20;

Seller Group means the Seller and its Affiliates from time to time (including before Closing any Target Company) save that, for the purposes of all rights and obligations under this Agreement, the IP Assignment, the Disclosure Letter and any other Transaction Documents relating to Intellectual Property, Information Technology, IP Agreements, IT Agreements and IT Systems (including all Warranties and definitions relating to the same), “Seller Group” excludes (a) the Target Companies and (b) Godrej Sara Lee Ltd. and its subsidiaries (for (a) and (b), both before and after Closing);

Seller Key Managers means those employees of the Seller Group that are not Employees that, at the Offer Date, conduct activities for or in connection with the Acquired Businesses and whose gross annual remuneration exceeds € 100,000, or local currency equivalent;

Seller Obligation means any representation, warranty or undertaking to indemnify (including any requirement to pay pursuant to Schedule 13) given by the Seller to the Purchaser under this Agreement;

Seller’s Bank Account means the Seller’s bank account, details of which shall be provided to the Purchaser (in accordance with clause 33) at least 2 Business Days prior to Closing (and/or such other account(s) as the Seller and Purchaser may agree in writing);

Seller’s Lawyers means Freshfields Bruckhaus Deringer LLP of Strawinskylaan 10, 1077 XZ Amsterdam, the Netherlands;

Set of Shares means, in relation to a Share Seller, the shares comprising the issued share capital of any particular Target Company which are to be sold by that Share Seller under this Agreement;

Share Purchasers means the members of the Purchaser Group set out in column 3 of Part A of Schedule 1 and/or any member of the Purchaser Group established as a Designated Purchaser of any Shares pursuant to a Supplemental Agency Agreement, and Share Purchaser means any one of them;

Share Sellers means the members of the Seller Group set out in column 1 of Part A of Schedule 1 and/or any member of the Seller Group established as a Designated Seller of any Shares pursuant to a Supplemental Agency Agreement, and Share Seller means any one of them;

Shares means the shares comprising the entire issued share capital of each of the Target Companies set out opposite the names of the Share Sellers in column 2 of Part A of Schedule 1;

SL H&BC NL Trademarks and other Intangibles has the meaning given in paragraph 1 of Schedule 19;

Standard Agency Agreements means the agreements between the Seller and a Designated Seller or between the Purchaser and a Designated Purchaser entered into prior to the execution of this Agreement, appointing the Seller or the Purchaser as the Designated Seller’s or Designated Purchaser’s agent respectively on the terms set out therein, and Standard Agency Agreement means any one of them;

Stock means, in relation to each Business, all the raw materials, stocks, work-in-progress and semi-finished and finished goods of the relevant Business Seller relating exclusively or predominantly to that Business, it being agreed that the stock keeping records of the relevant Business Seller shall be viewed as conclusive evidence on the allocation of the relevant stock to the Seller Group or the Acquired Businesses;

Subsidiaries means the companies details of which are set out in Part B of Exhibit 2 and Subsidiary means any one of them;

subsidiary and subsidiaries means any company in relation to which another company is its parent company;

Supplemental Agency Agreements means the agreements between the Seller, the Purchaser and either a Designated Seller or Designated Purchaser to be entered into in the circumstances referred to in Part B of Schedule 17 after the Offer Date (but in any case prior to or at Closing), and Supplemental Agency Agreement means any of them;

Surrender has the meaning given in the Tax Covenant;

Surviving Provisions means clauses 4.2 (Pre-Closing Undertakings), 25 (Agency Structure), 26 (Payments), 27 (Announcements), 28 (Confidentiality), 30 (Assignment), 31.4 (Costs), 33 (Notices), 34 (Conflict with other Agreements), 35 (Whole Agreement), 36 (Waivers, Rights and Remedies), 38 (Variations), 39 (Invalidity), 40 (Third Party Enforcement Rights), 41 (Governing Law and Jurisdiction), and Schedule 17 (Agency Provisions) and Schedule 21 (Definitions and Interpretation);

Target Companies means (i) the companies the Shares of which are listed in column 2 of Part A of Schedule 1 and details of which are set out in Exhibit 2 and (ii) the Subsidiaries, including in both cases any entity into which any such company is converted prior to Closing and Target Company means any of them;

Target Company Properties means the freehold and leasehold interests (or equivalent) of the Target Companies brief particulars of which are set out in Part A of Exhibit 4;

Target Sub-Group means, in relation to any Shares listed in column 2 of Part A of Schedule 1, the Target Company whose Shares they comprise (and whose name is set out in that column) and all Subsidiaries which are subsidiaries of that Target Company at Closing;

tax and taxation have the meanings given in Schedule 13;

tax accounting period means any period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of tax, are measured or determined for the Seller’s US tax year;

tax authority has the meaning given in the Tax Covenant;

Tax Claim means a claim for a breach of any of the Tax Warranties;

Tax Covenant means the covenant relating to tax set out in Part C of Schedule 13;

Tax Warranties means the warranties set out in Part A of Schedule 13;

Temporary Employees means the individuals listed in Part D of Annex 2 to Exhibit 6;

Territory means all countries in which the Acquired Businesses operate;

Third Party Assurances means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature given (i) to a third party by a Target Company in respect of any obligation of a member of the Seller Group; and/or (as the context may require) (ii) to a third party by a member of the Seller Group in respect of any obligation of a Target Company or in respect of any Business Contract;

Third Party Claim has the meaning given to it in clause 8;

Third Party Consent has the meaning given in clause 10.7;

Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

Trade Creditors means amounts payable at the Closing Time in respect of trade creditors by a Target Company or, in relation to a Business, by the relevant Business Seller in connection with that Business (including, in each case, customers’ prepayments and trade bills payable) and capital creditors;

Trade Debtors means amounts receivable at the Closing Time in respect of trade debtors by a Target Company or, in relation to a Business, by the relevant Business Seller in connection with that Business (including, in each case, amounts recoverable, payments in advance, trade bills recoverable, prepayments and accrued income);

Transferred Pension Liabilities means, in relation to each Relevant Seller’s Scheme, the actuarial value at the Closing Date calculated in accordance with the Actuarial Methods and Assumptions of the benefits accrued by the Relevant Members and their dependants under that Relevant Seller’s Scheme by reference to pensionable service up to the Closing Date. For the purpose of this definition:

(a)	Actuarial Methods and Assumptions means, in relation to the Transferred Pension Liabilities in any country, the value of the Transferred Pension Liabilities calculated in accordance with the method and assumptions used in the Accounting Principles consistently applied as at the Closing Date or, if in relation to the Transferred Pension Liabilities in any country there is no method and assumptions used in the Accounting Principles, required under US GAAP, save that in either case the discount rate should be adjusted as below. In particular, in either case, the liabilities should be valued using the “Projected Unit” method. In each case the discount rate in each country should be reduced by 37.5 bps from the median. The value of assets transferring in each country should be taken as the market value of any assets actually transferred, measured in accordance with the Accounting Principles or under US GAAP where relevant as above;

(b)	Relevant Members means the Transferred Attached Employees, the Transferred Allocated Employees, the Transferred Unique Roles and the Transferred Other Persons (in each case as defined in Exhibit 6 (Employees));

(c)	Relevant Seller’s Scheme means in:

(i)	France the defined benefit obligations in relation to French Retirement Indemnities, “Indemnités de fin de carrière” (IFC);

(ii)	Germany the Sara Lee H&BC Retirement Plan (english translation);

(iii)	Greece the requirement to provide termination indemnities under the Greek Labor Law (Laws 2112/1920 and 3198/1955);

(iv)	Italy the defined benefit obligation in relation to the Italian termination indemnities, or “Trattamento di Fine Rapporto” (TFR); and

(v)	Spain the pension plan of Sara Lee Household & Body Care Spain, S.L. (Plan de Pesiones de Sara Lee Household & Body Care España, S.L.).

Transaction Documents means this Agreement, the Local Agreements, the Disclosure Letter, the Standard Agency Agreements, the Supplemental Agency Agreements, the Transitional Services Agreements , any other documents in Agreed Form and any transfers, assignments, underleases licences or other documents contemplated pursuant to Schedule 10;

Transitional Services Agreements means transitional services agreements in the Agreed Form to be entered into on or before the Closing Time in relation to the provision of certain agreed services (as referred to in this Agreement):

(a)	by certain members of the Seller Group to certain of the Target Companies or Business Purchasers (the latter in relation to the Business); or

(b)	by certain of the Target Companies or Business Purchasers to certain members of the Seller Group;

TSA Closing or TSA Closing Date means the two months after the end date of the last Transitional Services Agreement;

TSA Employees means those Employees performing services under a Transitional Services Agreement and who are identified as being such employees in the lists contained in Annex 2 to Exhibit 6;

US or United States means the United States of America;

US GAAP means the generally accepted accounting principles of the United States extant as at the Closing Time;

Unconditional Date has the meaning given in clause 3.12;

Unilever PLC means Unilever PLC, a company incorporated in England and Wales (registered number 41424) whose registered office is at Port Sunlight, Wirral, Merseyside, CH26 4UJ, United Kingdom;

Unilever NV means Unilever N.V., a company incorporated in the Netherlands whose corporate seat is in Rotterdam and whose registered office is at Weena 455, 3014 AL, the Netherlands;

Unique Roles means those individuals listed in Part C of Annex 2 to Exhibit 6;

VAT means value added tax as provided for in Directive 2006/112/EC and charged in accordance with national law or, where the context requires, the non-EU equivalent sales or turnover tax;

Veenendaal Employees means those Employees defined to in section 14 of Part E of Exhibit 6 and who are listed in Part (E) of Annex 2 to Exhibit 6;

Warranties means the warranties given pursuant to clause 6 and set out in Schedule 3 and the Tax Warranties;

Working Capital means, in relation to each Target Company and each Business, the working capital of that Target Company or of the relevant Business Seller (in relation to that Business) as at the Closing Time comprising each of the line items set out in Part C of Exhibit 5 and no others;

Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day;

Worldwide Body Care Business means the worldwide body care business of the Seller Group, as carried on at Closing by the Target Companies and the Business Sellers and as more fully described in the separation memo addendum, July 2009 (as contained in the Data Room under item number 18.3.5);

Worldwide Household Business means the worldwide household business of the Seller Group, as carried on at Closing by the Seller Group and as more fully described in the separation memo addendum, July 2009 (as contained in the Data Room under item number 18.3.5), excluding the European Detergents Business;

Worldwide Household Business Purchaser means the purchaser of the Worldwide Household Business from the Seller;

Worldwide Household Business Purchaser Group means the Worldwide Household Business Purchaser and its Affiliates from time to time;

Zetra means Zetra BV, a corporation established under the laws of the Netherlands and having its principal offices at Teilingen 7, 1082 JP Amsterdam, the Netherlands; and

Zetra Territories means Bahrain, Egypt, Iran, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates and Yemen.

2.	Interpretation. In this Agreement, unless the context otherwise requires:

(a)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)	references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)	references to sterling or pounds sterling or £ are references to the lawful currency from time to time of England;

(e)	references to dollars or US$ or $ are references to the lawful currency from time to time of the United States;

(f)	references to Euros or € are references to the lawful currency from time to time of the European Union;

(g)	references to “indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping him harmless on an after-Tax basis from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(h)	save for any covenant to pay contained in Part C of Schedule 13 (such covenants being subject to paragraph 1 of Part D of that Schedule), any indemnity or covenant to pay (the “Payment Obligation”) being given on an “after-tax basis” or expressed to be “calculated on an after-tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any tax required to be deducted or withheld from the Payment;

(ii)	the amount and timing of any additional tax which becomes payable by the recipient of the Payment as a result of the Payment’s being subject to tax in the hands of the recipient of the Payment; and

(iii)	the amount and timing of any tax benefit which is obtained by the recipient of the Payment to the extent that such tax benefit is attributable to the matter giving rise to the Payment Obligation or to the receipt of the Payment;

(which amount and timing is to be determined by the auditors of the recipient at the shared expense of both parties and is to be certified as such to the party making the Payment), the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (it being agreed that paragraph 1.4 of Part D of Schedule 13 shall apply, mutatis mutandis, to this paragraph 2(h) as well);

(i)	for the purposes of applying a reference to a monetary sum expressed in Euros, an amount in a different currency shall be deemed to be an amount in Euros translated at the Exchange Rate at the relevant date (which in relation to a Claim, shall be the date of the receipt of notice of that Claim under Schedule 5); and

(j)	any statement in this Agreement qualified by the expression so far as the Seller is aware or to the best of the Seller’s knowledge or any similar expression shall be deemed only to be made on the basis of the actual knowledge (having made reasonable enquiry), at the Offer Date, of the following persons:

(i)	Vincent Janssen;

(ii)	Carrie Teffner;

(iii)	Marc De Groen;

(iv)	Mitch Marcus;

(v)	Mark Silver;

(vi)	Audra Karalius (but only insofar as the relevant statement relates to Environmental Matters); and

(vii)	Federico Giovannini (but only insofar as the relevant statement relates to Employee Matters);

(k)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3. Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated, rewritten or re-enacted by or under any other enactment before the Offer Date; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before the Offer Date) under that enactment, as amended, consolidated or re-enacted as described in (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the Offer Date and increases or alters the liability of the Seller or the Purchaser (or any person on whose behalf it is acting as agent pursuant to this Agreement) under this Agreement.

4. Schedules and Exhibits. The Schedules and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

5. Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

SIGNATURE

This Agreement is signed by duly authorised representatives of the parties:

SIGNED	)	SIGNATURE:	/s/ Authorized Officer
for and on behalf of	)
SARA LEE CORPORATION	)	NAME:

SIGNED	)	SIGNATURE:	/s/ Authorized Officer
for and on behalf of	)
UNILEVER N.V.	)	NAME:

SIGNED	)	SIGNATURE:	/s/ Authorized Officer
for and on behalf of	)
UNILEVER PLC	)	NAME: